REGISTRATION NO. 333-_______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -----------------
                              MEDIANEWS GROUP, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                      2711                      76-0425553
    (State or other            (Primary Standard             (I.R.S. Employer
    jurisdiction of        Industrial Classification      Identification Number)
    incorporation or              Code Number)
     organization)

                           1560 Broadway, Suite 2100
                             Denver, Colorado 80202
                                 (303) 563-6360

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Ronald A. Mayo
                   Vice President and Chief Financial Officer
                             MediaNews Group, Inc.
                           1560 Broadway, Suite 2100
                             Denver, Colorado 80202
                                 (303) 563-6464
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          COPIES OF CORRESPONDENCE TO:

                               James Modlin, Esq.
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                          New York, New York 10004-1482
                                 (212) 837-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                     CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS                          PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
        OF SECURITIES              AMOUNT          OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
      TO BE REGISTERED        TO BE REGISTERED        PER UNIT<F1>       OFFERING PRICE           FEE
--------------------------    ----------------    ----------------     ------------------    ------------
6 3/8% Senior Subordinated
    Notes due 2014              $150,000,000             100%              $150,000,000         $19,005

----------

 <F1>Estimated  solely  for  the  purpose  of  calculating  the  amount  of  the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permited.



                    SUBJECT TO COMPLETION, DATED      , 2004

PROSPECTUS

                                  $150,000,000
                              MEDIANEWS GROUP, INC.
                                OFFER TO EXCHANGE
                    6 3/8% SENIOR SUBORDINATED NOTES DUE 2014
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       FOR
                    6 3/8% SENIOR SUBORDINATED NOTES DUE 2014
        ($150,000,000 AGGREGATE PRINCIPAL AMOUNT ISSUED JANUARY 26, 2004)


     We are offering to issue the registered 6 3/8% Senior Subordinated Notes due 2014 to satisfy our obligations contained in the registration rights agreement entered into when the unregistered 6 3/8% Senior Subordinated Notes due 2014 were sold in transactions exempt from, or not subject to, registration under the Securities Act of 1933.

     The terms of the registered notes, also referred to as the exchange notes, will be substantially identical to the terms of the unregistered notes, except that the issuance of the exchange notes will be registered under the Securities Act of 1933 and the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered notes will not apply to the exchange notes.

     The exchange notes will mature on April 1, 2014. We will pay interest on the exchange notes on January 1 and July 1 of each year. We may redeem the exchange notes at any time on or after October 1, 2008. In addition, until October 1, 2006 we may redeem up to 35% of the exchange notes with the net proceeds of one or more qualified equity offerings. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase exchange notes from holders. The exchange notes will be unsecured and subordinated to all of our existing and future senior debt.

     There is no existing market for the exchange notes. The exchange notes will not be listed on any national securities exchange.

     The exchange of unregistered notes will not be a taxable event for U.S. federal income tax purposes.

     Unregistered notes may be tendered only in integral multiples of $1,000. You may withdraw a tender of unregistered notes at any time prior to the expiration of the exchange offer. All unregistered notes that are validly tendered and not validly withdrawn will be exchanged. The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     The exchange  offer expires at 5:00 p.m.,  New York City time,  on        ,
2004, unless the exchange offer is extended.

     THE EXCHANGE NOTES AND THE EXCHANGE OFFER INVOLVE RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

THE DATE OF THIS PROSPECTUS IS                     , 2004.

                                                                             -i-
                                TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary.............................................................1
Risk Factors..................................................................10
Use of Proceeds...............................................................16
Capitalization................................................................17
Selected Consolidated Financial Data..........................................18
Management's Discussion and Analysis of Financial Condition
 and Results of Operations....................................................21
Business......................................................................44
Management....................................................................53
Description of Other Obligations..............................................59
The Exchange Offer............................................................63
Description of Exchange Notes.................................................72
Book-Entry; Delivery and Form.................................................92
Plan of Distribution..........................................................94
Certain United States Federal Income Tax Considerations.......................95
Legal Matters.................................................................96
Experts.......................................................................97
Index to Consolidated Financial Statements...................................F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange unregistered notes for exchange notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of exchange notes.

     EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A HOLDER OF UNREGISTERED NOTES THAT TENDERS SUCH NOTES IN THE EXCHANGE OFFER AND INDICATES IN ITS LETTER OF TRANSMITTAL (OR OTHERWISE TO US IN WRITING) THAT IT IS A BROKER-DEALER THAT ACQUIRED SUCH UNREGISTERED NOTES AS A RESULT OF MARKET MAKING OR OTHER TRADING ACTIVITIES, IN CONNECTION WITH RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR UNREGISTERED NOTES WHERE THE UNREGISTERED NOTES WERE ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED TO FURNISH EACH "PARTICIPATING BROKER-DEALER" (AS DEFINED BELOW) WHO HAS DELIVERED TO US PROPER NOTICE, WITHOUT CHARGE, AS MANY COPIES OF THIS PROSPECTUS AS SUCH PARTICIPATING BROKER-DEALER MAY REASONABLY REQUEST. SEE "PLAN OF DISTRIBUTION."

                                  INDUSTRY DATA

     In this prospectus we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements contained herein and elsewhere in this prospectus are based on current expectations. Such statements are made pursuant to the safe harbor provisions of the PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The terms "expect," "anticipate," "intend," "believe," and "project" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated and should be viewed with caution. Potential risks and uncertainties that could adversely affect our ability to obtain these results, and in most instances are beyond our control, include, without limitation, the following factors: (a) increased consolidation among major retailers, bankruptcy or other events that may adversely affect business operations of major customers and depress the level of local and national advertising, (b) an economic downturn in some or all of our principal newspaper markets that may lead to decreased circulation or decreased local or national advertising, (c) a decline in general newspaper readership patterns as a result of competitive alternative media or other factors, (d) increases in newsprint costs over the level anticipated, (e) labor disputes which may cause revenue declines or increased labor costs, (f) acquisitions of new businesses or dispositions of existing businesses, (g) costs or difficulties related to the integration of businesses acquired by us may be greater than expected, (h) increases in interest or financing costs, (i) rapid technological changes and frequent new product introductions prevalent in electronic publishing, including the ongoing evolution of the Internet and (j) other unanticipated events and conditions. It is not possible to foresee or identify all such factors. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the Commission. You can inspect and copy these reports and other information at the public reference facilities of the Commission in Room 1024, 450 Fifth
Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     In addition, pursuant to the indenture governing the unregistered notes and the exchange notes, we agree to the extent permitted by the Commission to file with the Commission and in all events to distribute to the Trustee (as defined) such annual, quarterly and current reports as are specified in Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." We will do this without regard to whether we are subject to the informational requirements of the Exchange Act.

     We  have  agreed  that,  for so  long  as  any  unregistered  notes  remain outstanding, we will furnish to holders and beneficial owners of our unregistered notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the unregistered notes.

     During the course of this exchange offer and prior to exchange, we invite each offeree of the exchange notes to ask us questions concerning the terms and conditions of the exchange offer and to obtain any additional information necessary to verify the accuracy of the information in this prospectus which is material to this exchange offer to the extent that we possess such information or can acquire it without unreasonable effort or expense. You may obtain a copy of the indenture summarized in this prospectus, without charge, by request directed to Ronald A. Mayo, at MediaNews Group, Inc., 1560 Broadway, Suite 2100, Denver, CO 80202, (303) 563-6464.

     This prospectus constitutes a part of a registration statement on Form S-4 filed by us with the Securities and Exchange Commission under the Securities Act. This prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement for further information with respect to us and the securities offered hereby for exchange. Because the prospectus may not contain all the information that you may find important, you should review the full text of the indenture, material contracts and other documents we have included in the registration statement.

                                                                               1
                               PROSPECTUS SUMMARY

     IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE WORDS "MEDIANEWS," "WE," "OUR," "US" AND "COMPANY" REFER TO MEDIANEWS GROUP, INC., THE ISSUER OF THE UNREGISTERED NOTES AND THE EXCHANGE NOTES, AND ITS SUBSIDIARIES. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THIS EXCHANGE OFFER. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

                                   THE COMPANY

GENERAL

     We are one of the largest private newspaper companies in the United States in terms of daily paid circulation. We control 40 market dominant daily, and approximately 65 non-daily, newspapers in nine states, including suburban markets in close proximity to the San Francisco Bay area, Los Angeles, New York, Baltimore and Boston. We also own metropolitan daily newspapers, in Denver and Salt Lake City, that operate under joint operating agency agreements. The newspapers we control had combined daily and Sunday paid circulation of approximately 1.7 million and 2.3 million, respectively, as of September 30, 2003. In addition, we have a 33.8% interest in a partnership controlled by Gannett, the largest newspaper company in the United States. This partnership operates six daily newspapers in Texas and New Mexico with a combined daily circulation of approximately 130,000.

     We have grown primarily through strategic acquisitions, partnerships and, to a lesser extent, internal growth. One of our key strategies is geographic clustering. This strategy involves acquiring newspapers or partnering with newspapers in markets contiguous to those in which we already operate.
Clustering has allowed us to realize substantial revenue synergies and cost efficiencies, resulting in higher operating cash flow growth at those newspapers than they would have achieved on a stand-alone basis. We have acquired, or obtained through partnerships, 22 daily newspapers since the beginning of fiscal year 1999, and approximately 70 daily newspapers since our inception in 1985.

     Our newspapers are generally positioned in markets that have limited competition for local advertising dollars and in markets that we believe have above average population and sales growth potential. Our metropolitan newspapers generate much of their revenues from high margin national and employment advertising, which is strongly influenced by national and local economic trends. On the other hand, our suburban newspapers generate the majority of their revenues from local retail, classified and circulation sales, which we believe are less affected by national economic trends and therefore tend to provide a more stable base of operating cash flow.

     We also operate, in conjunction with our suburban newspapers, sizeable weekly newspaper groups that target the diverse communities and advertising opportunities that exist in and around large cities. In addition to relying on small local retailers, local classifieds and restaurants for advertising, which provides a more stable base of operating cash flow, suburban weekly newspapers allow us to attract a different base of advertisers, improve competitive positioning, reduce the threat of competition from direct mail and shoppers (free circulars) and achieve greater household penetration in our newspaper markets. Our largest suburban weekly newspaper groups operate in conjunction with our San Francisco Bay area newspapers, Los Angeles Newspapers Group and CONNECTICUT POST.

     Our principal executive offices are located at 1560 Broadway, Suite 2100, Denver, Colorado 80202, and our telephone number at that address is (303) 563-6360.

INDUSTRY BACKGROUND

     Newspapers address the specific needs of the communities they serve by publishing a broad spectrum of local news as well as special editions that are targeted to specific advertisers and readers. In most communities, the local newspaper provides the primary voice for local news and information, including business, sports, government and social as well as political commentary, making a newspaper's content attractive to both readers and advertisers. We believe that a local newspaper's close relationship with its readers and the local community is one of the primary reasons why newspapers remain a dominant medium for local advertising, accounting for approximately 41% of all local media advertising expenditures in the United States in calendar 2002.(1)


----------
(1)  Source:  NAA.org   Newspaper   Association  of  America  2003  Facts  About
     Newspapers

     We believe that newspapers are the last mass medium available for advertisers to reach a broad spectrum of consumers. In addition, newspapers are one of the few forms of mass media used by readers for both editorial and advertising content. Independent studies have shown that 43% of Sunday newspaper readers value advertising as much as news and editorial content.(2) Readers of newspapers also tend to be more highly educated and have higher incomes than non-newspaper readers, with a recent survey showing over 61% of college graduates and 64% of households with incomes greater than $75,000 reading a daily newspaper.(1) Because of the desirable demographic and market reach of daily newspapers, we believe that they represent the most cost-effective means for advertisers to reach a broad and affluent spectrum of consumers.

     With the exception of a few of the largest, most cities in the United States do not have more than one daily newspaper. In addition, start-ups of daily newspapers that compete in a meaningful way with existing daily newspapers are rare.

OPERATING STRENGTHS AND STRATEGIES

     Our long-term operating strategy is to increase revenues and operating cash flows through geographic clustering, partnerships and internal growth. Our internal growth strategy is built on our key strengths, which include new revenue streams, local news leadership, circulation growth and prudent cost controls. We also continue to pursue strategic acquisition opportunities and drive revenue growth in our Internet operations by leveraging our local content across a diverse array of advertising categories, including employment, automotive and other classified verticals.

          GEOGRAPHIC CLUSTERS AND PARTNERSHIPS. We pioneered the clustering concept and have utilized acquisitions, partnerships and joint operating agencies ("JOAs") to leverage our newspapers' labor, editorial content, sales resources and production facilities across a broad platform. We believe this strategy allows us to achieve higher operating margins at our clustered newspapers than we would realize from those newspapers on a stand-alone basis.

          NEW REVENUE STREAMS. We focus on developing and implementing new revenue initiatives across all of our newspapers. These initiatives include niche publications and other strategies that target new advertising customers. We have also formed strategic alliances, such as a relationship with a direct mail provider designed to increase our share of the mid-week preprint and print and delivery business in four of our markets, including most recently Los Angeles and the San Francisco Bay area. In addition, we utilize market research, demographic studies, zoning, established local market penetration and active community involvement to develop and implement marketing programs that meet the needs of our advertisers and allow our newspapers to maximize their share of the available advertising dollars in the market.

          LOCAL NEWS LEADERSHIP. We believe that we have assembled the largest local news gathering resources in our markets and are committed to being the leading provider of high quality local news in those markets. Our focus on in-depth local news coverage sets us apart from other news sources in our markets, contributing to reader loyalty and increasing franchise value. We regularly receive annual awards from national and/or state newspaper organizations, recognizing our commitment to high quality news and editorial content.

          CIRCULATION GROWTH. Circulation growth is essential to maintaining and growing the long-term franchise value at our newspapers. Accordingly, we have invested and will continue to invest in circulation promotion, marketing and management incentive programs that are designed to increase home delivery and single copy sales and readership of our newspapers.

          COST CONTROLS. We focus on cost control with a particular emphasis on managing staffing levels and the related employment costs, as labor represents one of our largest expenses. To better manage our labor costs, we invest in state of the art equipment, improving productivity and the quality of our products. We were the first newspaper company in the United States to convert all of our newspapers to a 50-inch web width, permanently reducing the newspaper width and our newsprint consumption by approximately


----------
(1)  Source: NAA.org   Newspaper   Association   of  America  2003  Facts  About
     Newspapers

(2)  Source: Scarborough research

     8%. We also purchase newsprint at a discount to industry indexes as a result of being one of the largest newspaper companies in the United States.

          LEVERAGE THE INTERNET. MediaNews Group Interactive ("MNGI"), our Internet subsidiary, provides our newspapers with the tools, technologies and services that they need to maintain their presence as the leading local news and information Web site(s) in each of the communities that they serve. MNGI is zealously focused on leveraging our extensive news gathering resources and our existing sales infrastructure in both print and electronic media to increase the profitability of our local media franchises.

          SUPERIOR MANAGEMENT. Our management team has a proven track record of successfully acquiring, including through partnerships, approximately 70 newspapers that have been successfully integrated into our operations. Our senior executives have spent the majority of their careers in the newspaper industry operating, acquiring and integrating newspapers.

          STRATEGIC ACQUISITIONS. In the past we have sought to acquire newspapers that are contiguous to our existing newspapers and that represent compelling values based on expected operating cash flow growth from clustering synergies, efficiencies or otherwise. We may from time to time continue to evaluate and pursue strategic or targeted acquisitions that meet our strict criteria, including our goal of not increasing our leverage ratio over the long-term. Leverage ratio is defined as total debt divided by Adjusted EBITDA Available to Company (as defined).

FINANCING DEVELOPMENTS

     On January 26, 2004, we issued $150 million aggregate principal amount of 6 3/8% Senior Subordinated Notes due 2014 in a private placement to initial purchasers, who resold those notes to qualified institutional buyers under Rule 144A of the Securities Act of 1933. We intend to use the net proceeds from our offering of the 6 3/8% Notes, cash on hand and borrowings under our bank credit facility, to finance the repurchase (by tender offer, in the open market or otherwise) or redemption, no later than August 1, 2004, of all of our $200 million aggregate principal amount 8 5/8% Senior Subordinated Notes due 2011. The 8 5/8% Senior Subordinated Notes may be redeemed at our election beginning on July 1, 2004. Pending such purchase or redemption, we used the net proceeds from our offering of 6 3/8% Notes to reduce outstanding revolving credit borrowings under our bank credit facility. These 6 3/8% Senior Subordinated Notes due 2014 are the unregistered notes for which the registered exchange notes are offered in exchange pursuant to this exchange offer.

     On December 30, 2003, we refinanced our former bank credit facility, which at the time of its replacement had provided for borrowings of up to $485 million. Our new bank credit facility provides for borrowings of up to $600 million, consisting of a $350 million revolving credit facility and a $250 million "term loan B" facility. The final maturity of the revolving credit facility is December 30, 2009 and the final maturity of the term loan B facility is December 30, 2010. The new bank credit facility is guaranteed by our subsidiaries (with certain exceptions). See "Description of Other Obligations - New Bank Credit Facility."

     On November 25, 2003, we issued $300 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013 in a private placement to initial purchasers, who resold those notes to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to persons outside of the United States under Regulation S under the Securities Act of 1933. We used the net proceeds from the sale of these 6 7/8% Senior Subordinated Notes and other available funds to repurchase or redeem all of our $300 million aggregate principal amount 8 3/4% Senior Subordinated Notes due 2009. On February 23, 2004, we filed a registration statement with the Commission in order to register the exchange of our outstanding 6 7/8% Senior Subordinated Notes for new notes that are otherwise substantially identical to the outstanding 6 7/8% Senior Subordinated Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding 6 7/8% Senior Subordinated Notes would not apply to the new notes.

                                                                               4
                               THE EXCHANGE OFFER

     The following is a brief summary of the terms of the exchange offer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

     WHENEVER WE REFER IN THIS PROSPECTUS TO THE 6 3/8% SENIOR SUBORDINATED NOTES DUE 2014 ISSUED ON JANUARY 26, 2004, WE WILL REFER TO THEM AS THE "UNREGISTERED NOTES." WHENEVER WE REFER IN THIS PROSPECTUS TO THE 6 3/8% SENIOR SUBORDINATED NOTES DUE 2014 THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, WE WILL REFER TO THEM AS THE "EXCHANGE NOTES."

The Exchange Offer..........  We  are  offering  to  exchange  $1,000  principal
                              amount   of   our   registered   6   3/8%   Senior
                              Subordinated Notes due 2014 for each $1,000 principal amount of our unregistered 6 3/8% Senior Subordinated Notes due 2014 that are properly tendered and accepted, referred to in this prospectus as the exchange offer. As of the date of this prospectus, $150,000,000 aggregate principal amount of unregistered notes is outstanding. We will issue exchange notes on or promptly after the expiration date of the exchange offer. We refer you to "The Exchange Offer."
Resale of the
Exchange Notes..............  Based  upon  interpretations  by the  staff of the
                              Commission set forth in certain no-action letters issued to third parties, we believe that the exchange notes issued in this exchange offer in exchange for unregistered notes may be offered for resale, resold and otherwise transferred by a holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 (the "Securities Act"); provided you (1) exchange the unregistered notes for the exchange notes in the ordinary course of business and you do not participate, intend to participate, or have an arrangement with any other person to participate, in the distribution of the exchange notes, (2) are not a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and
                              (3) are not an "affiliate" of us within the meaning of Rule 405 under the Securities Act.

                              If, however, you acquire the exchange notes in the exchange offer for the purposes of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the Commission enumerated above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Registration
Rights Agreement............  We sold  the  unregistered  notes on  January  26,
                              2004, to certain initial purchasers pursuant to a purchase agreement dated as of January 26, 2004, by and among us and the initial purchasers. Pursuant to this purchase agreement, we and the initial purchasers entered into a registration rights agreement, dated as of January 26, 2004, which grants the holders of the unregistered notes certain exchange and registration rights. This exchange offer is intended to satisfy these rights, which terminate upon the consummation of the exchange offer. We refer you to "The Exchange Offer--Termination of Certain Rights." The holders of the exchange notes are not entitled to any exchange or registration rights with respect to the exchange notes.

Expiration Date.............  The exchange  offer will expire at 5:00 p.m.,  New
                              York City time, on ____________  __, 2004,  unless
                              we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.
Accrued Interest on the
Exchange Notes and
Unregistered Notes..........  Interest  on each  exchange  note will  accrue (A)
                              from the later of (i) the last interest payment date on which interest was paid on the unregistered note surrendered in exchange therefor, or (ii) if the unregistered note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such unregistered note, from January 26, 2004. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.
Conditions to the
Exchange Offer..............  The exchange offer is subject to certain customary conditions, which may be waived by us. Other than United States federal and state securities laws, we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the exchange offer. We refer you to "The Exchange Offer--Certain Conditions to the Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange.
Special Procedures for
Beneficial Owners...........  Any beneficial owner whose  unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such unregistered notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. We refer you to "The Exchange Offer--Procedures for Tendering." If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offer.
Procedures for
Tendering Notes.............  If you wish to accept the exchange  offer you must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained in it and in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such unregistered notes you wish to exchange and any other required documentation to The Bank of New York, as exchange agent, at the address set forth in the Letter of Transmittal. By executing the Letter of Transmittal, each holder will represent to us that, among other things,

                              o any exchange notes received by it will be acquired by it in the ordinary course of its business,

                              o it has and will have no arrangement or understanding with any person to participate in the distribution of exchange notes in violation of the Securities Act,

                              o it is not an "affiliate," as defined in Rule 405 under the Securities Act, of us,

                              o if such holder is not a broker-dealer, that it is not engaged in and does not intend to engage in, the distribution of exchange notes,

                              o if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes, and

                              o that it is not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. We refer you to "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures..................  If you wish to tender your unregistered  notes and your unregistered notes are not immediately available or you cannot deliver your unregistered notes, the Letter of Transmittal or any other document required by the Letter of Transmittal to the Exchange Agent prior to the expiration date of the exchange offer, then you must tender your unregistered notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."
Acceptance  of  the
Unregistered Notes and
Delivery of the Exchange
Notes.......................  Upon the terms and  subject to the  conditions  to the exchange offer, we will accept for exchange any and all unregistered notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. The exchange notes issued pursuant to the exchange offer will be delivered on the earliest practicable date following the expiration date of the exchange offer. We refer you to "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  Tenders of unregistered  notes may be withdrawn at any time prior to the expiration date of the exchange offer. We refer you to "The Exchange Offer--Withdrawal of Tenders."
Certain United States
Federal Income Tax
Considerations..............  For a discussion of certain  United States federal income tax considerations relating to the exchange of the unregistered notes for the exchange notes, we refer you to "Certain United States Federal Income Tax Considerations."

Exchange Agent..............  The Bank of New York is  serving  as the  Exchange
                              Agent in connection with the Exchange Offer. The Bank of New York also serves as Trustee under the Indenture governing the exchange notes.
Consequences of Failure
to Exchange.................  The unregistered notes which are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such unregistered notes may be resold only in accordance with the provisions of the Indenture governing the unregistered notes (1) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (2) in a transaction meeting the requirements of Rule 144 under the Securities Act, (3) outside the United States to a non-United States person in a transaction meeting the requirements of Rule 904 under the Securities Act, (4) in accordance with another exemption from the registration requirements of the Securities Act, and subject to an opinion of counsel satisfactory to us if we so request, (5) to us, or
                              (6) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. We refer you to "Risk Factors-Consequences of failure to exchange unregistered notes."

Use of Proceeds.............  We will not receive any proceeds from the exchange of the unregistered notes pursuant to the exchange offer.

                                                                               7
                               THE EXCHANGE NOTES

     The exchange notes have the same financial terms as the unregistered notes; those terms are summarized below. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer......................  MediaNews Group, Inc.

Securities Offered..........  $150,000,000  principal  amount  of 6 3/8%  senior subordinated notes due 2014.

Maturity....................  April 1, 2014

Interest Rate...............  6 3/8% per year (calculated using a 360-day year).

Interest Payment Dates......  Each January 1 and July 1,  commencing on the date following their issuance. Interest will accrue from the issue date of the exchange notes.

Sinking Fund................  None.

Ranking.....................  The exchange notes will be our senior subordinated unsecured obligations ranking equally with all of our existing and future senior subordinated obligations. The exchange notes are subordinated to all of our existing and future senior debt, are senior to all of our future debt that is expressly subordinated to the exchange notes and will be effectively subordinated to all debt and liabilities of our subsidiaries, including their guarantees of our bank credit facility.

Optional Redemption.........  We cannot redeem the exchange  notes until October
                              1, 2008. Thereafter we may redeem some or all of the exchange notes at the redemption prices listed in the "Description of Exchange Notes" section under the heading "Optional Redemption," plus accrued interest.
Optional Redemption After
Public Equity Offerings.....  At any time  (which may be more than once)  before
                              October 1, 2006, we can choose to redeem up to 35% of the outstanding exchange notes with money that we raise in one or more qualified equity offerings, as long as:

                              o we pay 106.375% of the face amount of the exchange notes, plus interest,

                              o we redeem the exchange notes within 120 days of completing such equity offering, and

                              o an amount of notes equal to at least 65% of the aggregate principal amount of unregistered notes issued on January 26, 2004 remains outstanding afterwards.

Change of Control Offer.....  If a change of control of the Company  occurs,  we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.

                              We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

                              o  we might not have enough funds at that time, or

                              o the terms of our senior debt may prevent us from paying.

Asset Sale Proceeds.........  If we or our  subsidiaries  engage in asset sales, we  generally  must  either  invest  the net  cash
                              proceeds from such sales in our business  within a
                              period  of time,  prepay  debt or make an offer to
                              purchase a principal  amount of the exchange notes
                              equal  to  the  excess  net  cash  proceeds.   The
                              purchase  price of the exchange notes will be 100%
                              of their principal amount, plus accrued interest.
Certain Indenture
Provisions..................  The  indenture   governing   the  exchange   notes
                              contains covenants that, among other things, limit our (and certain of our subsidiaries') ability to:

                              o  incur additional debt,

                              o pay dividends or distributions on our capital stock or repurchase our capital stock,

                              o  make certain investments,

                              o create liens on our assets to secure certain debt,

                              o  enter into transactions with affiliates,

                              o  merge or consolidate with another company, and

                              o  transfer or sell assets.

                              These covenants are subject to a number of important limitations and exceptions. See "Description of Exchange Notes -- Certain Covenants."

Risk Factors................  Investing   in   the   exchange   notes   involves
                              substantial   risks.  See  "Risk  Factors"  for  a
                              description of certain of the risks you should consider before participating in this exchange offer.

                                                                               9
                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges was as follows for each of the periods indicated:


                                                                      MEDIANEWS GROUP, INC. & SUBSIDIARIES
                                                         ----------------------------------------------------------


                                          GARDEN STATE
                                         NEWSPAPERS INC. &                                         SIX MONTHS ENDED
                                          SUBSIDIARIES<F1>     FISCAL YEARS ENDED JUNE 30,         DECEMBER 31,
                                      --------------------   -------------------------------    -------------------
                                              1999            2000    2001     2002   2003        2002        2003
                                      --------------------   ------  ------   ------ ------     -------      ------
                                                                                                    (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
Ratio of earnings to fixed charges........    1.3x             3.0x    2.0x     1.5x   2.5x       2.5x        2.5x

<F1> CORPORATE REORGANIZATION.  During fiscal years 1999 and 2000 we underwent a corporate reorganization, whereby, MediaNews Group, Inc. (MediaNews) became the successor issuer to Garden State Newspapers, Inc. The reorganization included our June 30, 1999 purchase of an additional 20% interest in The Denver Post Corporation, bringing our total ownership interest in The Denver Post Corporation to 80%. In addition, The Denver Post Shareholder Agreement was modified, giving us control of The Denver Post Corporation board of directors. Accordingly, effective June 30, 1999, The Denver Post Corporation became a consolidated subsidiary. Additionally, on September 1, 1999, Garden State Newspapers, Inc. was merged into MediaNews, with MediaNews as the surviving corporation. As a result of this reorganization, the ratio of earnings to fixed charges for each fiscal year after 1999 includes the consolidated results of MediaNews and its subsidiaries (including The Denver Post Corporation, parent company for THE DENVER POST and Eastern Colorado Publishing Company). The ratio of earnings to fixed charges for fiscal year 1999 includes Garden State Newspapers, Inc. information only.

                                                                              10
                                  RISK FACTORS

     BEFORE DECIDING TO SURRENDER YOUR UNREGISTERED NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER YOU SHOULD BE AWARE THAT OUR ABILITY TO MAKE PAYMENTS OF INTEREST AND PRINCIPAL AND THE VALUE OF THE EXCHANGE NOTES IN THE SECONDARY MARKET ARE SUBJECT TO VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO EXCHANGE YOUR UNREGISTERED NOTES FOR THE EXCHANGE NOTES PURSUANT TO THIS EXCHANGE OFFER.

                          RISKS RELATING TO THE COMPANY

ADVERTISING REVENUES -- WE DEPEND ON ADVERTISING REVENUES THAT ARE AFFECTED BY A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

     The primary source of our revenue is advertising. Our advertising revenues are affected by:

     o the health of the economy in the areas where our newspapers are distributed and in the nation as a whole,

     o    the circulation figures for each of our newspapers,

     o    our editorial content,

     o the demographic makeup of the population where our newspapers are distributed,

     o    fluctuations in the price of advertising, and

     o the activities of our competitors, including increased competition from other forms of advertising-based mediums, including network, cable and satellite television, the Internet and radio.

NEWSPRINT COSTS -- INCREASES IN NEWSPRINT COSTS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     We consumed approximately 154,000 metric tons of newsprint in our fiscal year ended June 30, 2003, excluding our portion of newsprint consumed at our unconsolidated JOAs and other unconsolidated operating entities. Newsprint is a basic commodity and its price is sensitive to the worldwide balance of supply and demand. Because of the capital commitment to construct and operate a newsprint mill, the supply of newsprint is relatively stable, except for temporary disruptions. However, the demand for newsprint can change quickly, resulting in wide swings in its price. Increases in newsprint prices can adversely impact our financial results to the extent such increases are not offset by increased advertising revenues.

     During the last eighteen months, newsprint suppliers have announced four price increases totaling $200 per metric ton, including an increase of $50 per metric ton announced in January to be effective February 1, 2004. However, only $85 of the announced increases have been implemented to date. Whether any or all of the February price increase will be implemented in the future is uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Near Term Outlook -- Newsprint Prices."

COMPETITION -- COMPETITION COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our revenue generation depends primarily upon the sale of advertising and, to a lesser degree, paid circulation. Our competitors for advertising and circulation include local and regional newspapers, magazines, yellow pages, radio and television broadcast, cable television, direct mail, electronic media (including the Internet) and other communications and advertising media which operate in our markets. Some of our competitors are larger and have greater financial resources than we do. The extent and nature of our competition in any particular newspaper market is in large part determined by the location and demographics of the market and the number of media alternatives in that market. Competition for newspaper advertising is largely based upon circulation, price, and the content of the newspaper.

     Our newspapers generally do not compete directly with other daily newspapers covering local news in the core of any of our markets. Some circulation competition does exist from larger daily newspapers published in nearby metropolitan areas. Although there can be no assurance that a competitor will not enter one or more of our markets and become successful, we believe that entry by direct competitors covering local news in our daily newspaper markets is unlikely to have a material adverse effect on us for the foreseeable future.

FULL IMPLEMENTATION OF OPERATING STRATEGY -- FAILURE TO IMPLEMENT OUR OPERATING STRATEGY COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Our future financial performance and success are dependent in large part upon our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to improve our operating results. In particular, we cannot assure you that we will be able to maintain circulation of our publications, obtain new sources of advertising revenues, generate additional revenues by building on the brand names of our publications or raise the cover or subscription prices of our publications without causing a decline in circulation.

WE ARE EFFECTIVELY CONTROLLED BY TWO SHAREHOLDER GROUPS.

     William Dean Singleton, the Scudder family, and their respective family trusts, have the power to vote approximately 93% of our outstanding common stock. These shareholder groups are entitled to elect all of the members of our Board of Directors, and to otherwise control us, including with respect to mergers, liquidations and asset acquisitions and dispositions. There are no independent directors on our Board and we are not under any obligation, and do not plan, to name one or more independent directors at this time.

WE ARE NOT REQUIRED TO AND DO NOT INTEND TO COMPLY WITH CERTAIN BOARD OF DIRECTORS AND AUDIT COMMITTEE REQUIREMENTS OF THE SARBANES-OXLEY ACT OF 2002.

     Our Board of Directors currently consists of four members: two members of the Scudder family, William Dean Singleton, our Chief Executive Officer, and Howell E. Begle, Jr., Of Counsel to Hughes Hubbard & Reed LLP, which law firm is our counsel. The Board does not have a separate audit committee. We have been advised that neither the Scudder family nor Mr. Singleton plans at this time to appoint any non-family directors or any "independent" directors. No member of the Board has been elected, or is anticipated to be elected, to represent the interests of the holders of the exchange notes.

THE SALT LAKE TRIBUNE -- WE ARE INVOLVED IN LITIGATION WHICH, IF ADVERSELY DETERMINED, MAY REQUIRE US TO SELL THE SALT LAKE TRIBUNE.

     We are involved in litigation concerning the ownership of THE SALT LAKE TRIBUNE. We are not in a position at this time to predict the likely outcome of this litigation. The costs of defending these lawsuits have been and may continue to be substantial. If this litigation is determined adversely to us, we may be required to sell THE SALT LAKE TRIBUNE for its appraised fair market value and/or damages may be assessed against us. See "Business -- Legal Proceedings" and Note 11 of the consolidated financial statements.

THE NEW FTC DO NOT CALL RULE MAY ADVERSELY AFFECT OUR ABILITY TO SELL NEWSPAPER SUBSCRIPTIONS BY TELEPHONE MARKETING.

     We utilize telephone direct marketing efforts to maintain and increase our newspaper circulation. Pursuant to the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Federal Trade Commission, or FTC, has issued the Telemarketing Sales Rule prohibiting a telemarketer from calling persons who have registered on the recently-created National Do Not Call Registry, subject to certain exceptions, including for pre-existing relationships during the prior 18 months. Since October 1, 2003 the FTC, the Federal Communications Commission and state law enforcement officials have been able to enforce violations. Once consumers register online or by telephone with the registry, most telemarketers, generally other than those calling to solicit political or charitable contributions, will be required to remove telephone numbers on the registry from their call lists, subject to the noted exceptions. Persons who registered by August 31, 2003 must have been removed from telemarketer lists by October 1, 2003 and covered telemarketers may not call persons who register after September 1, 2003 within three months of the date of registration. Thus, the issuance of the Telemarketing Sales Rule may limit our ability to engage in telephone marketing efforts.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN NEGOTIATING NEW COLLECTIVE BARGAINING AGREEMENTS.

     Portions of our workforce (and portions of the workforces at our JOAs) are represented by labor unions. The collective bargaining agreements covering these employees expire periodically. While we and our partners in our JOAs have in the past been successful in negotiating collective bargaining agreements on terms acceptable to us, and we believe that we and our partners currently have satisfactory relationships with labor unions and our employees who are represented by labor unions, no assurance can be given that we or our partners will be successful in any future negotiations with these unions. Currently, several of the collective bargaining agreements covering our employees and employees of our JOAs have expired. We or our JOAs, as applicable, and the employees that were covered by these agreements are currently continuing to operate under the terms of the expired agreements.

          RISKS RELATING TO THE EXCHANGE NOTES AND THE EXCHANGE OFFER

HOLDING COMPANY STRUCTURE -- OUR ABILITY TO MAKE PAYMENTS ON THE EXCHANGE NOTES DEPENDS ON OUR ABILITY TO RECEIVE DISTRIBUTIONS FROM OUR SUBSIDIARIES, JOINT OPERATING AGENCIES AND OTHER PARTNERSHIPS.

     Our operations are conducted through direct and indirect subsidiaries, as well as joint operating agencies ("JOAs") and consolidated and unconsolidated partnerships. Certain of our subsidiaries have minority shareholders. As a holding company, we own no significant assets other than equity in our subsidiaries, JOAs and other partnerships (such as our interest in Texas-New Mexico Newspapers Partnership), which we refer to as our operating entities. Our operating entities that are operated under a JOA agreement, and which we do not control, are reported as a single net amount in our consolidated financial statements in the line item "Income from Unconsolidated JOAs," which includes:

     o    Our proportionate share of net income from JOAs,

     o The amortization of subscriber lists and, up until our July 1, 2001 adoption of SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, the amortization of goodwill created by the original purchases by us of the JOAs' interests as the subscriber lists and goodwill are attributable to our earnings in the JOAs, and

     o Editorial costs, miscellaneous publishing revenue and other charges incurred by our consolidated subsidiaries directly attributable to providing editorial content and news for our newspapers party to a JOA.

     In the event of bankruptcy proceedings affecting one of our operating entities, to the extent we are recognized as a creditor of that operating entity, our claim could still be subordinate to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations.

     Our ability to meet our obligations, including with respect to the exchange notes, will be dependent on dividends and other distributions or payments from our operating entities. The ability of our operating entities to pay, dividend, make or distribute other payments to us depends upon the declaration of such dividends or distributions by the boards of directors or comparable authorities of such entities and the availability of cash flow from operations and/or proceeds from their sale of assets and/or borrowings, and in the case of non-wholly-owned subsidiaries, JOAs and partnerships, our contractual arrangements with other equity holders. Other than working capital and capital expenditures, virtually all cash flow from operations of our operating entities is available for distribution. As of December 31, 2003, our share of long-term debt in operating entities that are not consolidated in our financial statements was approximately $5.0 million. Each JOA agreement and partnership agreement to which we are a party, including with respect to those entities that we do not control, includes a provision requiring that distributions be made to the equity holders on a regular basis equal to their available earnings and other available funds less amounts to be retained for working capital and capital expenditures. We cannot be certain of the future availability of such distributions. The absence of any such distributions may adversely affect our ability to pay interest and principal on the exchange notes or meet our other obligations.

SUBORDINATION OF THE EXCHANGE NOTES -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS JUNIOR, IN RIGHT OF PAYMENT, TO OUR BANK AND OTHER UNSUBORDINATED INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS AND JUNIOR TO OBLIGATIONS OF OUR SUBSIDIARIES, INCLUDING THEIR GUARANTEE OF OUR EXISTING AND FUTURE BANK OR OTHER INDEBTEDNESS.

     Payments on the exchange notes are subordinated to all of our existing and future senior indebtedness, including amounts under our bank credit facility, other than trade payables and future indebtedness that expressly provides that it is equal to or subordinated in right of payment to the exchange notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our operating entities, the holders of our senior debt will be entitled to be paid in full before any payment may be made with respect to the exchange notes.

     Additionally, because the exchange notes will not be guaranteed by any of our subsidiaries, the exchange notes will effectively rank junior to all debt and other liabilities of our subsidiaries, including any guarantee by our subsidiaries of any of our indebtedness. Our bank credit facility is guaranteed by our subsidiaries (with certain exceptions).

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the exchange notes will participate on a pari passu (or equal) basis with trade creditors and all other holders of our senior subordinated indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceedings be paid instead to holders of senior debt until they are paid in full, holders of the exchange notes may receive less, on a ratable basis, than holders of trade payables and other senior subordinated debt in any such proceeding. In addition, any acceleration of the indebtedness under our bank credit facility will, and acceleration of our other indebtedness may, constitute an event of default under the indenture. If an event of default exists under our bank credit facility or certain other senior indebtedness, the indenture may restrict payments on the exchange notes until holders of such other indebtedness are paid in full or such default is cured or waived or has otherwise ceased to exist. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of the exchange notes may receive less, on a ratable basis, than the holders of trade payables and other senior subordinated debt.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have, and after this exchange offer will continue to have, a significant amount of indebtedness. Subject to the restrictions contained in our indebtedness agreements, we may incur additional indebtedness from time to time to finance acquisitions, to make capital expenditures, to fund working capital and for general business purposes. Further, we have other contingent obligations that are not reflected on our balance sheet. See "Description of Other Obligations -- Other Obligations."

     Our substantial indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy or refinance our obligations with respect to the exchange notes and our other indebtedness,

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures or other general corporate purposes,

     o impair our ability to obtain additional financing for, among other things, working capital, capital expenditures, acquisitions or other general corporate purposes, or prevent us from obtaining financing to repurchase the exchange notes from you upon a change of control, or

     o limit our flexibility to adjust to changing business and market conditions, and make us more vulnerable to a downturn in general economic conditions as compared to our competitors that have any less debt.

     In addition, our failure to comply with the financial and other restrictive covenants contained in our indebtedness agreements could result in an event of default under such indebtedness, which, if not cured or waived, could have a material adverse effect on us. If we cannot meet or refinance our obligations when they are due, we may have to sell assets, reduce capital expenditures or take other actions, which could have a material adverse effect on us.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our bank credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our bank credit facility and the exchange notes, on commercially reasonable terms or at all. See "Description of Exchange Notes -- Certain Covenants -- Change of Control."

CHANGE OF CONTROL OFFER -- WE MAY NOT BE PERMITTED TO PURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific change of control events we will be required to offer to purchase (if still outstanding) all of the unregistered notes, the exchange notes, our $200 million aggregate principal amount 8 5/8% Senior Subordinated Notes due 2011, our $300 million aggregate principal amount 6 7/8% Senior Subordinated Notes due 2013 and any notes issued in exchange for our 6 7/8% Senior Subordinated Notes due 2013. However, a change of control may also constitute an event of default under our bank credit facility that would permit the lenders to accelerate the debt thereunder. In addition, our bank credit facility restricts our purchase of the exchange notes upon a change of control. Therefore, prior to purchasing the exchange notes upon a change of control, we must either repay the indebtedness under our bank credit facility or obtain the consent of the lenders thereunder. If we do not repay our bank credit facility or obtain such consent, we will be prohibited from offering to purchase the exchange notes.

     The source of funds for any purchase of the exchange notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by an existing or new controlling person. We cannot assure you that any of these sources will be available. Upon the occurrence of a change of control event, we may seek to refinance the indebtedness outstanding under our bank credit facility and the exchange notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we may not have the funds necessary to finance the required change of control offer. See "Description of Exchange Notes -- Certain Covenants -- Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES -- AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES

     The exchange notes constitute a new class of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. Accordingly, we can not assure you as to the development or liquidity of any market for the exchange notes.

     If an active trading market does not develop or is not maintained, it could have a material adverse effect on the market price and liquidity of the exchange notes and your ability to resell your exchange notes for an extended period of time, if at all. If the exchange notes are traded, they may trade at a discount from the offering price of the unregistered notes, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors. Declines in the liquidity and market price of the exchange notes may occur independently of our financial performance or prospects.

EXCHANGE OFFER PROCEDURES -- IF YOU WISH TO EXCHANGE YOUR UNREGISTERED NOTES FOR EXCHANGE NOTES, YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES.

     The exchange notes will be issued in exchange for unregistered notes only after timely receipt by the Exchange Agent of such unregistered notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of unregistered notes desiring to tender such unregistered notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither we nor the Exchange Agent is under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes for exchange.

     If you tender your unregistered notes in the exchange offer for the purpose of participating in a distribution of the exchange notes you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A broker-dealer that received exchange notes for its own  account  in  exchange  for  unregistered  notes,  where  such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We refer you to "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE UNREGISTERED NOTES

     Unregistered notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. If you do not exchange your unregistered notes for exchange notes pursuant to the exchange offer or your tender for exchange is not accepted, you will continue to be subject to the restrictions on transfer of your unregistered notes as set forth in the legend on the unregistered notes. Because the unregistered notes were issued pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities laws, the unregistered notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom, or in a transaction not subject thereto. We do not intend to register the unregistered notes under the Securities Act and, after consummation of the exchange offer, will not be obligated to do so except under limited circumstances. We refer you to "The Exchange Offer--Purpose of the Exchange Offer."

TRADING MARKET FOR UNREGISTERED NOTES -- THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE UNREGISTERED NOTES

     The amount of the unregistered notes tendered and accepted in the exchange offer will affect the market for the unregistered notes and the exchange notes. To the extent that a significant amount of the unregistered notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted unregistered notes could be adversely affected. For the same reason, to the extent that a large amount of unregistered notes is not tendered or is tendered and not accepted in the exchange offer, the trading market for the exchange notes could be adversely affected. We refer you to "The Exchange Offer."

                                                                              16
                                 USE OF PROCEEDS

     There will be no proceeds to MediaNews from the exchange of the unregistered notes pursuant to the exchange offer. We intend to use the net proceeds from the offering of the unregistered notes, together with cash on hand and borrowings under our bank credit facility, to repurchase (by tender offer, in the open market, or otherwise) or redeem, no later than August 1, 2004 all of our $200 million aggregate principal amount 8 5/8% Senior Subordinated Notes due 2011. Pending such use, we used the net proceeds from that offering to reduce borrowings under the revolving credit portion of our bank credit facility to zero.

     In consideration for the issuance of the exchange notes, we will receive unregistered notes from you in like principal amount, the form and terms of which are substantially the same as the form and terms of the exchange notes. The unregistered notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

                                                                              17
                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003, on an actual basis and as adjusted to give effect to the January 2004 sale of our $150 million aggregate principal amount 6 3/8% Senior Subordinated Notes due 2014, or our unregistered notes, reduced by the original issue discount and the estimated fees and expenses of that offering. The "Actual" column in the table below reflects the following items: (i) the sale of our $300 million aggregate principal amount 6 7/8% Senior Subordinated Notes due 2013, reduced by the original issue discount and the fees and expenses of that offering, (ii) the repurchase or redemption of all of our $300 million aggregate principal amount 8 3/4% Senior Subordinated Notes due 2009, including the fees, expenses and premiums paid in connection with the repurchase, (iii) elimination of the remaining unamortized original issue premium associated with our 8 3/4% Senior Subordinated Notes due 2009, and (iv) the refinancing on December 30, 2003 of our former bank credit facility with our new bank credit facility providing for borrowing of up to $600 million. This table should be read in conjunction with the consolidated financial statements and the notes thereto included in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Liquidity at December 31, 2003" and Note 6: Long-Term Debt, of the notes to our consolidated financial statements.

                                                        AS OF DECEMBER 31, 2003
                                                         ACTUAL      AS ADJUSTED
                                                         (DOLLARS IN THOUSANDS)
Cash and Cash Equivalents.........................    $    2,655    $     26,643
                                                      ==========    ============
Total Debt:(a)
  Bank Credit Facility............................    $  373,200    $    250,000
  6 3/8% Senior Subordinated Notes due 2014.......            --         148,638
  6 7/8% Senior Subordinated Notes due 2013.......       297,418         297,418
  8 5/8% Senior Subordinated Notes due 2011(b)....       199,357         199,357
  Obligations Under Capital Leases................         6,925           6,925
  Other...........................................        34,491          34,491
                                                      ----------    ------------
  Total Debt......................................       911,391         936,829
Total Shareholders' Equity........................        75,427          75,427
                                                      ----------    ------------
Total Capitalization..............................    $  986,818    $  1,012,256
                                                      ==========    ============
----------

(a) All amounts include current portion. For a description of certain terms of these obligations, see Note 6 to the accompanying consolidated financial statements of MediaNews and "Description of Other Obligations." Also, see "Management's Discussion and Analysis -- Liquidity and Capital Resources." The capitalization table above excludes $16.0 million of other long term liabilities related to the amount accrued to repurchase an option held by a third party to purchase the assets used in the publication of one of our newspapers.

(b) We intend to purchase (by tender offer, in the open market or otherwise) or call for redemption, no later than August 1, 2004, all of our $200 million aggregate principal amount 8 5/8% Senior Subordinated Notes due 2011, which purchase or call for redemption is not reflected in the above capitalization table.

                                                                              18
                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected historical consolidated financial data for fiscal years 2000 through 2003, which is derived from the consolidated financial statements of MediaNews. For the fiscal year 1999, the data is derived from the consolidated financial statements of Garden State Newspapers, Inc., the predecessor issuer to MediaNews. They should be read in conjunction with such financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial data for the six months ended December 31, 2002 and 2003 are derived from the unaudited condensed consolidated financial statements of MediaNews and, in the opinion of management, include all adjustments (all of which are of a normal, recurring nature) necessary for a fair presentation of such data. The results of operations for the six months ended December 31, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the entire fiscal year 2004. The selected historical consolidated financial data of MediaNews is qualified by reference to, and should be read together with, the consolidated financial statements of MediaNews and related notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                        MEDIANEWS GROUP, INC. & SUBSIDIARIES
                                                   ------------------------------------------------------------------------------
                                       GARDEN STATE
                                     NEWSPAPERS INC. &                                                       SIX MONTHS ENDED
                                       SUBSIDIARIES<F3>            FISCAL YEARS ENDED JUNE 30,                  DECEMBER 31,
                                   -------------------- ----------------------------------------------- -------------------------
                                          1999<F2>        2000<F2>   2001<F2>    2002<F2>     2003<F2>    2002<F2>     2003<F2>
                                   -------------------  ---------- ----------  ------------ ----------- -----------  ------------
                                                                                                              (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA<F1>:
Revenues
  Advertising.........................$    440,734    $  769,976   $  673,737  $  535,687   $  556,016  $  285,113   $  285,921
  Circulation.........................     113,515       148,194      144,292     139,495      137,445      69,832       66,793
  Other...............................      15,936        28,936       34,151      35,948       45,137      19,396       28,002
                                     -------------    ----------   ----------  ----------   ----------  ----------   ----------
  Total Revenues......................     570,185       947,106      852,180     711,130      738,598     374,341      380,716

Income (Loss) from Unconsolidated
  JOAs................................       1,511         2,142       (3,202)      8,770       25,227      15,139       15,743

Cost of Sales.........................     182,544       339,660      297,825     220,082      221,888     109,567      117,202
Selling, General and Administrative...     253,371       421,825      385,764     324,364      346,763     172,006      178,415
Depreciation and Amortization.........      43,636        62,152       62,593      47,545       40,553      21,276       20,050
Interest Expense......................      56,765        75,758       82,241      75,302       64,252      33,470       28,088
Gain on Sale of Newspaper
  Properties..........................          --       117,621       74,255          --       27,399          --           --
Minority Interest.....................     (12,295)      (34,092)     (40,927)    (32,218)     (34,088)    (20,277)     (19,888)
Income Before Income Taxes and
  Extraordinary Items.................      10,030       124,976       39,271       9,883       67,855      31,971       23,965
Net Income (Loss).....................        (822)      130,383       25,227      12,365       40,828      19,302       14,294

CASH FLOW DATA:
Capital Expenditures..................$     13,005    $   25,505   $   19,611  $   11,323   $   20,669  $    8,643   $   24,541
Cash Flows from:
  Operating Activities................      61,891        96,404       43,678      57,592       57,838      18,182       11,721
  Investing Activities (including
  Capital Expenditures)...............     (70,670)      117,921     (307,534)     34,441       38,206      10,815       17,854
  Financing Activities................      10,332       (74,438)     126,373     (97,153)     (94,730)    (25,688)     (30,263)
BALANCE SHEET DATA:
Total Assets..........................$    846,454    $1,138,892   $1,386,884  $1,323,184   $1,384,085  $1,354,963   $1,365,930
Long-Term Debt and Capital Leases,
  Net of  Cash and Minority
  Interest in Long-Term Debt..........     758,937       683,932      991,373     941,272      893,797     933,456      901,242
Other Long-Term Liabilities and
  Obligations.........................       7,543        17,633       23,906      30,462       33,947      29,836       32,257
Total Shareholders' Equity
  (Deficit)...........................    (150,901)          939       22,737      24,501       60,008      42,850       75,427

NON-GAAP FINANCIAL DATA<F4>:
Adjusted EBITDA.......................$    134,270    $  185,621   $  168,591  $  166,684   $  169,947  $   92,768   $   85,099
Minority Interest in Adjusted
  EBITDA..............................     (14,939)      (44,298)     (45,647)    (45,946)     (49,089)    (26,237)     (26,626)
Combined Adjusted EBITDA of
  Unconsolidated JOAs.................       3,144         4,725       14,205      36,006       40,371      22,268       24,363
Distributions from Texas-New
  Mexico  Newspapers Partnership<F5>..          --            --           --          --        2,896          --        4,696
                                     -------------    ----------   ----------  ----------   ----------  ----------   ----------
Adjusted EBITDA Available to
  Company............................$     122,475    $  146,048   $  137,149  $  156,744   $  164,125  $   88,799   $   87,532
                                     =============    ==========   ==========  ==========   ==========  ==========   ==========
Ratio of earnings to fixed charges....         1.3x          3.0x         2.0x        1.5x         2.5x        2.5x         2.5x
                                     =============    ==========   ==========  ==========   ==========  ==========   ==========
----------
Footnotes on following two pages.

                                                                              19
Footnotes from previous page.
----------

<F1> SIGNIFICANT  TRANSACTIONS.  The income  statement  data is  impacted by the following significant transactions. There were no significant transactions for the six months ended December 31, 2003.

                                                  ACQUISITIONS FISCAL YEARS 1999-2003
   -----------------------------------------------------------------------------------------------------------------------------
     YEAR      DATE            PUBLICATION                LOCATION                     DESCRIPTION               PURCHASE PRICE
   ------    ---------- -----------------------    ---------------------   -----------------------------------   ---------------
     2003     01/31/03  PARADISE POST              Paradise, California    Three times weekly newspaper, plus    $13.0 million
                                                                           commercial printing
              10/01/02  THE REPORTER               Vacaville, California   Daily morning newspaper               $30.9 million
              10/01/02  ORIGINAL APARTMENT         Los Angeles,            Free distribution apartment rental    $10.0 million
                        MAGAZINE                   California              magazine
     2002     No significant acquisitions
     2001     05/31/01  RUIDOSO NEWS               Ruidoso, New Mexico     Bi-weekly newspaper                   $3.8 million
              03/31/01  ALAMOGORDO DAILY NEWS      Alamogordo, New Mexico  Daily evening newspaper               $9.5 million
              02/01/01  LAKE COUNTY RECORD-BEE     Lakeport, California    Daily morning newspaper               $7.3 million
              01/02/01  THE SALT LAKE TRIBUNE      Salt Lake City, Utah    Daily morning newspaper JOA           $200.0 million
              10/31/00  CARLSBAD CURRENT-ARGUS     Carlsbad, New Mexico    Daily morning newspaper               $7.0 million
              10/01/00  CONNECTICUT POST           Bridgeport,             Daily morning newspaper               $194.0 million
                                                   Connecticut
     2000     05/06/00  KTVA                       Anchorage, Alaska       Television station; CBS affiliate     $7.0 million
              03/01/00  Nashoba Publishing         Ayers, Massachusetts    Six weekly newspapers and three       $4.2 million
                                                                           monthly publications
              01/01/00  HOMETOWN SHOPPER           Ukiah, California       Shopper                               (1)
              10/31/99  THE DEMING HEADLIGHT       Deming, New Mexico      Daily morning newspaper               $2.0 million
              10/01/99  MILPITAS POST              Milpitas, California    Weekly newspaper                      (1)
     1999     10/01/98  THE DAILY TIMES            Farmington, New Mexico  Daily morning newspaper               $14.9 million
              08/22/98  Charleston Newspapers      Charleston, West        Daily evening newspaper JOA           $47.0 million
                                                   Virginia
----------
(1) Combined $2.7 million purchase.

                                                  DISPOSITIONS FISCAL YEARS 1999-2003
   -----------------------------------------------------------------------------------------------------------------------------
    YEAR      DATE            PUBLICATION                LOCATION                     DESCRIPTION               PURCHASE PRICE
   ------   ---------- -----------------------    ---------------------   -----------------------------------   ---------------
     2003    No dispositions
     2002    No dispositions
     2001     01/31/01      THE LOMPOC RECORD        Lompoc, California          Daily evening newspaper       $8.0 million,
                                                                                                               pre-tax gain
                                                                                                               of $4.6 million
              10/31/00      DAILY NONPAREIL          Council Bluffs, Iowa        Daily evening newspaper       $39.0 million,
                                                                                                               pre-tax gain
                                                                                                               of $23.6 million
     2000     06/30/00      THE EXPRESS TIMES        Easton, Pennsylvania        Daily morning newspaper       $145.0 million,
                            GLOUCESTER COUNTY TIMES  Woodbury, New Jersey        Daily evening newspaper       pre-tax gain
                            TODAY'S SUNBEAM          Salem, New Jersey           Daily morning newspaper       of $114.3 million
                            BRIDGETON NEWS           Bridgeton, New Jersey       Daily evening newspaper
                            North Jersey weeklies    North Jersey, New Jersey    Weekly newspaper
              07/31/99      THE HEMET NEWS and       Hemet and Moreno Valley,    Daily and weekly newspaper    $8.0 million,
                            MORENO VALLEY TIMES      California                                                pre-tax gain
                                                                                                               of $3.3 million
     1999    No dispositions

                                      OTHER SIGNIFICANT TRANSACTIONS FISCAL YEARS 1999-2003
   -----------------------------------------------------------------------------------------------------------------------------
     YEAR                                                      DESCRIPTION
     ----                                                      -----------
     2003    Effective March 3, 2003, we formed the Texas-New  Mexico  Newspapers  Partnership  with Gannett.  Upon formation,  we recognized a non-monetary pre-tax gain of $27.4 million.
     2002    None.
     2001    Effective  January  23,  2001,  we formed the Denver  Newspaper  Agency  ("DNA" or  "Denver  JOA") with E.W.  Scripps
             ("Scripps"),  owner of the ROCKY MOUNTAIN NEWS. Upon formation of DNA,  MediaNews and Scripps each contributed to DNA substantially  all of their operating  assets used in the publication of THE DENVER POST and the ROCKY MOUNTAIN NEWS.
             In addition to the assets  contributed  to DNA,  Scripps paid us $60.0  million to obtain its 50% interest in DNA. We recognized a pre-tax gain of approximately $46.7 million related to this transaction.
     2001    Effective  October  1,  2000,  Gannett  contributed  the  MARIN  INDEPENDENT  JOURNAL  to the  California  Newspapers
             Partnership.  Effective with the contribution, the partners',  MediaNews, Stephens Media Group and Gannett, interests in the California  Newspapers  Partnership  were adjusted to 54.23%,  26.28% and 19.49%,  respectively.  Prior to the contribution, MediaNews held a 58.8% interest in the partnership.
     2000    In fiscal year 2000,  MediaNews and Garden State Newspapers,  Inc. merged, with MediaNews as the surviving entity and the successor issuer to Garden State Newspapers, Inc.
     1999    On March 31, 1999 we formed the California Newspapers Partnership.

                                                                              20

<F2> CHANGE IN ACCOUNTING PRINCIPLE AND PRIOR YEAR RECLASSIFICATIONS.  Effective
     June 15, 2000, the Financial Accounting Standards Board issued EITF Issue 00-1, which required us to change our method of accounting for JOAs from pro-rata consolidation to consolidation for the JOAs we control, and for the JOAs we do not control, we include our share of the JOAs' net results as a component of the line item "Income from Unconsolidated JOAs." Accordingly, all financial statements presented reflect this change in accounting. In addition to the change in accounting principle, for comparability certain prior year balances have been reclassified to conform to current reporting classifications.

<F3> CORPORATE REORGANIZATION.  During fiscal years 1999 and 2000 we underwent a corporate reorganization, whereby, MediaNews Group, Inc. (MediaNews) became the successor issuer to Garden State Newspapers, Inc. The reorganization included our June 30, 1999 purchase of an additional 20% interest in The Denver Post Corporation, bringing our total ownership interest in The Denver Post Corporation to 80%. In addition, The Denver Post Shareholder Agreement was modified, giving us control of The Denver Post Corporation board of directors. Accordingly, effective June 30, 1999, The Denver Post Corporation became a consolidated subsidiary. Additionally, on September 1, 1999, Garden State Newspapers, Inc. was merged into MediaNews, with MediaNews as the surviving corporation. As a result of this reorganization, the consolidated financial statement data for each fiscal year after 1999 includes the consolidated results of MediaNews and its subsidiaries (including The Denver Post Corporation, parent company for THE DENVER POST and Eastern Colorado Publishing Company). The consolidated financial statement data for fiscal year 1999 includes Garden State Newspapers, Inc. information only.

<F4> NON-GAAP FINANCIAL DATA. The Non-GAAP  Financial Data presented,  including
     Adjusted EBITDA and Adjusted EBITDA Available to Company, are not measures of performance recognized under GAAP. However, we believe that they are indicators and measurements of our leverage capacity and debt service ability. Adjusted EBITDA and Adjusted EBITDA Available to Company should not be considered as an alternative to measure profitability, liquidity, or performance, nor should they be considered an alternative to net income, cash flows generated by operating, investing or financing activities, or other financial statement data presented in our consolidated financial statements. Adjusted EBITDA is calculated by deducting cost of sales and SG&A expense from total revenues. Adjusted EBITDA Available to Company is calculated by: (i) reducing Adjusted EBITDA by the minorities' interest in the Adjusted EBITDA generated from the California Newspapers Partnership, York Newspaper Company and The Denver Post Corporation, our less than 100% owned subsidiaries ("Minority Interest in Adjusted EBITDA"); (ii) increasing Adjusted EBITDA by our combined proportionate share of the Adjusted EBITDA generated by our unconsolidated JOAs in Denver, Salt Lake City and Charleston ("Combined Adjusted EBITDA of Unconsolidated JOAs"); and (iii) increasing Adjusted EBITDA by Distributions from the Texas-New Mexico Newspapers Partnership (see footnote e). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Reconciliation of GAAP and Non-GAAP Financial Information."

<F5> TEXAS-NEW MEXICO  NEWSPAPERS  PARTNERSHIP.  The Texas-New Mexico Newspapers
     Partnership agreement, effective March 3, 2003, requires the partnership to make monthly distributions equal to the earnings of the partnership before depreciation and amortization (EBITDA). These distributions have been included in Adjusted EBITDA Available to Company as they are an integral part of our cash flows from operations.

                                                                              21
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

INTRODUCTION

     The following analysis of the financial condition and results of operations should be read in conjunction with the Selected Financial Data and the consolidated financial statements of MediaNews Group, Inc. and the notes thereto appearing elsewhere herein.

OVERVIEW

     We are in the business of owning and operating daily and weekly newspapers and Internet Web sites related thereto. Our newspapers derive their revenues primarily from advertising and circulation. Our primary operating expenses (before interest, depreciation and amortization) are employee salaries, newsprint, marketing and distribution. In addition to our newspaper operations, we own radio stations in Graham and Breckenridge, Texas and a CBS affiliate television station in Anchorage, Alaska. However, for the fiscal year ended June 30, 2003, the combined revenues of these non-newspaper operations comprised less than 0.5% of our consolidated revenue and were not significant to our operations.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in accordance with generally accepted accounting principles at times requires the use of estimates and assumptions. We make our estimates, based on historical experience, actuarial studies and other assumptions, as appropriate, to assess the carrying values of assets and liabilities and disclosure of contingent matters. We re-evaluate our estimates on an ongoing basis. Actual results could differ from these estimates. Critical accounting policies for us include revenue recognition; accounts receivable allowances; recoverability of our long-lived assets, including goodwill and other intangible assets, which are based on such factors as estimated future cash flows and current fair value estimates; pension and retiree medical benefits, which require the use of various estimates concerning the work force, interest rates, plan investment return, and involves the use of advice from consulting actuaries. Our accounting for federal and state income taxes is sensitive to interpretation of various laws and regulations and the valuations of deferred tax assets. The notes to our consolidated financial statements included later in this prospectus contain a more complete discussion of our significant accounting policies.

     Advertising revenue is earned and recognized when advertisements are published, inserted, aired or displayed and are net of provisions for estimated rebates, credit and rate adjustments and discounts. Circulation revenue includes home delivery subscription revenue, single copy and third party sales. Single copy revenue is earned and recognized based on the date the publication is delivered to the single copy outlet, net of provisions for returns. Home delivery subscription revenue is earned and recognized when the newspaper is delivered to the customer or sold to a third party. Amounts received in advance of an advertisement or newspaper delivery are deferred and recorded on the balance sheet as a current liability to be recognized into income when the revenue has been earned.

     During 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-1, Balance Sheet and Income Statement Display under the Equity Method of Investments in Certain Partnerships and Other Unincorporated Joint Ventures ("EITF 00-1"), effective for periods ending after June 15, 2000, which prohibits the use of pro-rata consolidation except in the extractive and construction industries. Prior to our adoption of EITF 00-1, we accounted for all of our JOA operations using the pro-rata consolidation method. Upon adoption of EITF 00-1, effective June 30, 2000, we discontinued pro-rata consolidation. All previously reported financial statements were reclassified to conform to the current presentation. Our investments in unconsolidated JOAs are included in the consolidated balance sheet under the line item "Investment in Unconsolidated JOAs," for the JOAs we do not control.

     The operating results of our unconsolidated JOAs are reported as a single net amount, in the accompanying financial statements in the line item "Income from Unconsolidated JOAs." This line item includes:

     o    Our proportionate share of net income from JOAs,

     o The amortization of subscriber lists and, up until our July 1, 2001 adoption of SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, the amortization of goodwill created by the original purchase by us of the JOAs' interests as the subscriber lists and goodwill are attributable to our earnings in the JOAs, and

     o Editorial costs, miscellaneous publishing revenue, and other charges incurred by our wholly-owned subsidiaries directly attributable to providing editorial content and news for our newspapers party to a JOA.

                                                                              23
OPERATING RESULTS

     We have provided below certain summary historical consolidated financial data for fiscal years 2001, 2002 and 2003, and the six months ended December 31, 2002 and 2003, in each case including the percentage change between periods. For comparability, certain prior year balances have been reclassified to conform to current reporting classifications.

                                                                  SUMMARY HISTORICAL FINANCIAL DATA
                                        ----------------------------------------------------------------------------------------
                                                     FISCAL YEARS ENDED JUNE 30,                SIX MONTHS ENDED DECEMBER 31,
                                        -------------------------------------------------    ----------------------------------
                                                                           2002 vs. 2003 vs.                       2003 vs.
                                             2001       2002       2003      2001     2002      2002       2003      2002
                                        ------------ ---------- --------- -------- --------- ---------- --------- --------------
                                                                                                  (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
       INCOME STATEMENT DATA
       Total Revenues..................   $852,180   $711,130   $738,598    (16.6)%    3.9%  $374,341   $380,716      1.7%

       Income from Unconsolidated JOAs.     (3,202)     8,770     25,227     <F3>     <F3>     15,139     15,743      4.0

       Cost of Sales...................    297,825    220,082    221,888    (26.1)     0.8    109,567    117,202      7.0
       Selling, General and
         Administrative................    385,764    324,364    346,763    (15.9)     6.9    172,006    178,415      3.7
       Depreciation and Amortization...     62,593     47,545     40,553    (24.0)   (14.7)    21,276     20,050     (5.8)
       Interest Expense................     82,241     75,302     64,252     (8.4)   (14.7)    33,470     28,088    (16.1)
       Other (Income) Expense, Net.....     13,200     10,941     19,534    (17.1)   (78.5)     1,681     14,228      <F3>
                                          --------   --------   --------   ------   ------   --------   --------     -----
         Total Costs and Expenses......    841,623    678,234    692,990    (19.4)     2.2    338,000    357,983      5.9

       Equity Investment Income (Loss),
         Net...........................     (1,412)       435      3,709     <F3>     <F3>        768      5,377      <F3>

       Gain on Sale of Newspaper
         Properties....................     74,255         --     27,399     <F3>     <F3>         --         --       --

       Minority Interest...............    (40,927)   (32,218)   (34,088)   (21.3)     5.8    (20,277)   (19,888)    (1.9)

       Net Income......................     25,227     12,365     40,828    (51.0)    <F3>     19,302     14,294    (25.9)

       CASH FLOW DATA
       Cash Flows from:
         Operating Activities..........   $ 43,678   $ 57,592   $ 57,838                     $ 18,182   $ 11,721
         Investing Activities..........   (307,534)    34,441     38,206                       10,815     17,854
         Financing Activities..........    126,373    (97,153)   (94,730)                     (25,688)   (30,263)

       NON-GAAP FINANCIAL DATA<F1>
       Adjusted EBITDA.................   $168,591   $166,684   $169,947     (1.1)%    2.0%  $ 92,768   $ 85,099     (8.3)%
       Minority Interest in Adjusted
         EBITDA........................    (45,647)   (45,946)   (49,089)     0.7      6.8    (26,237)   (26,626)     1.5
       Combined Adjusted EBITDA of
         Unconsolidated JOAs...........     14,205     36,006     40,371     <F3>     12.1     22,268     24,363      9.4
       Distributions from Texas-New
         Mexico Newspapers Partnership<F2>      --         --      2,896      --      <F3>         --      4,696      <F3>
                                          --------   --------   --------    ----     ----     --------  --------     ----
       Adjusted EBITDA Available to
         Company.......................   $137,149   $156,744   $164,125     14.3%     4.7%   $ 88,799  $ 87,532     (1.4)%
                                          ========   ========   ========   ======   ======    ========  ========   ======

----------

<F1> NON-GAAP  FINANCIAL DATA.  Adjusted EBITDA and Adjusted EBITDA Available to
     Company are not measures of performance recognized under GAAP. However, we believe that they are indicators and measurements of our leverage capacity and debt service ability. Adjusted EBITDA and Adjusted EBITDA Available to Company should not be considered as an alternative to measure profitability, liquidity, or performance, nor should they be considered an alternative to net income, cash flows generated by operating, investing or financing activities, or other financial statement data presented in our consolidated financial statements. Adjusted EBITDA is calculated by deducting cost of sales and SG&A expense from total revenues. Adjusted EBITDA Available to Company is calculated by: (i) reducing Adjusted EBITDA by the minorities' interest in the Adjusted EBITDA generated from the California Newspapers Partnership, York Newspaper Company and The Denver Post Corporation, our less than 100% owned consolidated subsidiaries ("Minority Interest in Adjusted EBITDA"); (ii) increasing Adjusted EBITDA by our combined proportionate share of the Adjusted EBITDA generated by our unconsolidated JOAs in Denver, Salt Lake City and Charleston ("Combined Adjusted EBITDA of Unconsolidated JOAs"); and (iii) increasing Adjusted EBITDA by Distributions from the Texas-New Mexico Newspapers Partnership (see footnote b). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Reconciliation of GAAP and Non-GAAP Financial Information."

                                                                              24

<F2> THE TEXAS-NEW MEXICO NEWSPAPERS PARTNERSHIP AGREEMENT. The Texas-New Mexico
     Newspapers Partnership agreement, effective March 3, 2003, requires the partnership to make monthly distributions equal to the earnings of the partnership before depreciation and amortization (EBITDA). These distributions have been included in Adjusted EBITDA Available to Company, as they are an integral part of our cash flows from operations.

<F3> Not meaningful.

                                                                              25
SUMMARY SUPPLEMENTAL NON-GAAP FINANCIAL DATA

     JOINT OPERATING AGENCIES, OR JOAS, REPRESENT AN OPERATING STRUCTURE THAT IS UNIQUE TO THE NEWSPAPER INDUSTRY. PRIOR TO EITF 00-1, WHICH ELIMINATED THE USE OF PRO-RATA CONSOLIDATION EXCEPT IN THE EXTRACTIVE AND CONSTRUCTION INDUSTRIES, WE REPORTED THE RESULTS OF OUR JOA INTERESTS ON A PRO-RATA CONSOLIDATED BASIS. UNDER THIS METHOD, WE CONSOLIDATED, ON A LINE-ITEM BASIS, OUR PROPORTIONATE SHARE OF THE JOAS' OPERATIONS. ALTHOUGH PRO-RATA CONSOLIDATION IS NO LONGER CONSIDERED AN ACCEPTABLE METHOD FOR OUR FINANCIAL REPORTING UNDER GAAP, WE BELIEVE IT PROVIDES A MEANINGFUL PRESENTATION OF THE RESULTS OF OUR OPERATIONS AND THE AMOUNT OF OPERATING CASH FLOW AVAILABLE TO MEET OUR DEBT SERVICE AND CAPITAL EXPENDITURE REQUIREMENTS. OUR JOA AGREEMENTS DO NOT RESTRICT CASH DISTRIBUTIONS TO THE OWNERS AND IN GENERAL OUR JOAS MAKE MONTHLY OR QUARTERLY DISTRIBUTIONS. WE USE PRO-RATA CONSOLIDATION TO INTERNALLY EVALUATE OUR PERFORMANCE AND PRESENT IT HERE BECAUSE OUR BANK CREDIT AGREEMENT AND OUR PUBLICLY TRADED NOTES DEFINE CASH FLOWS (ADJUSTED EBITDA AND ADJUSTED EBITDA AVAILABLE TO COMPANY) FROM OPERATIONS FOR COVENANT PURPOSES USING PRO-RATA CONSOLIDATION. WE ALSO BELIEVE FINANCIAL ANALYSTS AND INVESTORS USE THE PRO-RATA CONSOLIDATION AND THE RESULTING ADJUSTED EBITDA, COMBINED WITH CAPITAL SPENDING REQUIREMENTS, AND LEVERAGE ANALYSIS TO EVALUATE OUR PERFORMANCE. THIS
INFORMATION SHOULD BE USED IN CONJUNCTION WITH GAAP PERFORMANCE MEASURES IN ORDER TO EVALUATE OUR OVERALL PROSPECTS AND PERFORMANCE. NET INCOME DETERMINED USING PRO-RATA CONSOLIDATION IS IDENTICAL TO NET INCOME DETERMINED UNDER GAAP.

     IN THE TABLE BELOW, WE HAVE PRESENTED THE RESULTS OF OPERATIONS OF OUR JOAS USING PRO-RATA CONSOLIDATION, INCLUDING THE PERCENTAGE CHANGE BETWEEN PERIODS. OUR JOAS INCLUDE YORK NEWSPAPER COMPANY AND CHARLESTON NEWSPAPERS FOR ALL PERIODS PRESENTED, DENVER NEWSPAPER AGENCY SINCE FORMATION ON JANUARY 23, 2001, AND OUR JOA IN SALT LAKE CITY (THE "SALT LAKE CITY JOA") SINCE ACQUISITION ON JANUARY 2, 2001. SEE NOTES 2 AND 3 TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR ADDITIONAL DISCUSSION OF THE GAAP ACCOUNTING FOR OUR JOAS. FOR COMPARABILITY, CERTAIN PRIOR YEAR BALANCES HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT REPORTING CLASSIFICATIONS.

   THE INFORMATION IN THE FOLLOWING TABLE IS NOT PRESENTED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND DOES NOT COMPLY WITH ARTICLE 11 OF
                  REGULATION S-X FOR PRO FORMA FINANCIAL DATA

                                                                 SUMMARY SELECTED NON-GAAP FINANCIAL DATA
                                                                                                        SIX MONTHS ENDED
                                                        FISCAL YEARS ENDED JUNE 30,                       DECEMBER 31,
                                            ---------------------------------------------------   ------------------------------
                                                                               2002 vs. 2003 vs.                       2003 vs.
                                               2001        2002       2003       2001     2002      2002       2003      2002
                                            ---------   ---------  ---------  --------  -------   ---------  --------- ---------
                                                                             (DOLLARS IN THOUSANDS)
PRO-RATA CONSOLIDATED INCOME
  STATEMENT DATA
Total Revenues..............................$ 978,929   $ 992,780 $1,025,471      1.4%     3.3%  $ 520,734  $ 530,041     1.8%

Cost of Sales...............................  366,509     350,281    343,012     (4.4)    (2.1)    170,735    178,552     4.6
Selling, General and Administrative.........  437,500     447,541    480,185      2.3      7.3     239,108    246,347     3.0
Depreciation and Amortization...............   72,890      64,720     55,841    (11.2)   (13.7)     29,077     27,521    (5.4)
Interest Expense............................   82,161      75,517     64,491     (8.1)   (14.6)     33,588     28,190   (16.1)
Other (Income) Expense, Net.................   19,614      19,996     18,312      1.9     (8.4)        525     14,970     <F2>
                                            ---------   ---------  ---------   ------   -------  ---------  ---------  ------
  Total Costs and Expenses..................  978,674     958,055    961,841     (2.1)     0.4     473,033    495,580     4.8

Gain on Sale of Newspaper Properties........   74,255          --     27,399      <F2>     <F2>          --         --      --

Minority Interest...........................  (33,827)    (25,278)   (26,884)   (25.3)     6.4     (16,498)   (15,873)   (3.8)

Net Income..................................   25,227      12,365     40,828    (51.0)     <F2>      19,302     14,294   (25.9)

CASH FLOW DATA (GAAP BASIS)
Cash Flows from:

 Operating Activities.......................$  43,678   $  57,592  $  57,838                     $  18,182  $  11,721
 Investing Activities....................... (307,534)     34,441     38,206                        10,815     17,854
 Financial Activities.......................  126,373     (97,153)   (94,730)                      (25,688)   (30,263)

PRO-RATA OTHER DATA<F1>
Adjusted EBITDA.............................$ 174,920   $ 194,958  $ 202,274     11.5%     3.8%  $ 110,891  $ 105,142    (5.2)%
Minority Interest Adjusted EBITDA...........  (37,771)    (38,214)   (41,045)     1.2      7.4     (22,092)   (22,306)    1.0
Distributions from Texas-New Mexico
  Newspapers Partnership....................       --          --      2,896       --      <F2>         --      4,696     <F2>
                                            ---------   ---------  ---------    -----    -----   ---------  ---------  ------
Adjusted EBITDA Available to Company........$ 137,149   $ 156,744  $ 164,125     14.3%     4.7%  $  88,799  $  87,532    (1.4)%
                                            =========   =========  =========    =====    =====   =========  =========  =======
--------------

<F1> See footnote (a) under  "Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
     Operations -- Operating  Results" for discussion of Adjusted EBITDA,  Distributions from Texas-New Mexico
     Newspapers Partnership and Adjusted EBITDA Available to Company. The Minority Interest in Adjusted EBITDA
     shown is calculated the same as described in footnote (a) under "Management's  Discussion and Analysis of

                                                                              26

     Financial  Condition  and Results of Operations -- Operating  Results"  except that Minority  Interest in
     Adjusted  EBITDA on a pro-rata  basis  includes  only the  minority  interest in  Adjusted  EBITDA of the
     California Newspapers Partnership and The Denver Post Corporation,  as pro-rata consolidation factors out of the minority  interest  associated  with York  Newspaper  Company.  See  "Management's  Discussion and
     Analysis of  Financial  Condition  and  Results of  Operations  --  Reconciliation  of GAAP and  Non-GAAP
     Financial Information."

<F2> Not meaningful.

GENERAL

     Newspaper companies tend to follow a distinct and recurring seasonal pattern, with higher advertising revenues in months containing significant events or holidays. Accordingly, the fourth calendar quarter, or our second fiscal quarter, is generally our strongest revenue quarter of the year. Due to generally poor weather and lack of holidays, the first calendar quarter, or our third fiscal quarter, is generally our weakest revenue quarter of the year.

     Our advertising revenues, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, advertising revenues have increased in periods of economic growth and declined with general national, regional and local economic downturns and recessionary economic conditions.

COMPARISON OF THE SIX MONTHS ENDED DECEMBER 31, 2003 AND 2002

     Certain transactions in fiscal year 2003 had an impact on the comparisons of our results for the six months ended December 31, 2003 and 2002. Acquisition transactions that affect comparisons include the purchases by California Newspapers Partnership ("CNP") on October 1, 2002 of THE REPORTER in Vacaville, California and the ORIGINAL APARTMENT MAGAZINE in southern California and the January 31, 2003 purchase of the PARADISE POST in Paradise, California. In addition to these acquisition transactions, comparisons between the periods ended December 31, 2003 and 2002 are also affected by the formation of the Texas-New Mexico Newspapers Partnership effective March 3, 2003, after which we no longer consolidate the results of the New Mexico newspaper properties that we contributed to the partnership. Our investment in the Texas-New Mexico Newspapers Partnership is accounted for under the equity method of accounting and the partnership's results are included in "Equity Investment Income, Net."

REVENUES

     Revenues for the six month period ended December 31, 2003 were $380.7 million, as compared to $374.3 million for the same period in the prior fiscal year. The change represents an increase of $6.4 million, or 1.7%, for the six month period ended December 31, 2003 as compared to the same period in the prior fiscal year. On a same newspaper basis (after adjusting for the aforementioned fiscal year 2003 transactions), the following changes occurred in our significant revenue categories between the six month periods ended December 31, 2003 and 2002.

     ADVERTISING REVENUES. Advertising revenues increased by approximately 0.8% for the six month period ended December 31, 2003, as compared to the same period in prior fiscal year. The increase in advertising revenue was due principally to increases in national and preprint advertising, offset in part by a decrease in classified advertising. Classified employment advertising continues to experience declines at the majority of our newspapers, due to the economic slowdown that has been experienced throughout the United States. Our newspapers in the San Francisco Bay Area market have been particularly hard hit by losses in employment advertising. We also experienced small declines in classified automotive advertising.

     CIRCULATION REVENUES. Circulation revenues decreased by 2.0% for the six month period ended December 31, 2003, as compared to the same period in prior fiscal year as we have continued to grow circulation in a slow economy by offering discounts to acquire new subscribers with long-term orders. The loss in revenue from discounting long-term orders is generally offset with cost savings from writing fewer new circulation orders as a result of this strategy.

     OTHER REVENUES. Other revenues increased 19.4% for the six month period ended December 31, 2003, as compared to the same period in prior fiscal year in part due to our obtaining new commercial printing contracts in northern California. Also contributing to the increase were revenues from our Internet operations, which increased 34.2%, or $2.2 million for the six month period ended December 31, 2003 as compared to the same period in prior fiscal year as a result of the continued strong market acceptance of the combined print and online packages that we offer to our advertisers and increases in our online employment revenue.

                                                                              27
INCOME FROM UNCONSOLIDATED JOAS

     Income from unconsolidated JOAs represents (1) our share of the net income from our unconsolidated JOA operations, which includes Charleston Newspapers, the Denver Newspaper Agency ("DNA"), and the Salt Lake City JOA; (2) the amortization of subscriber lists created by the original purchase by us; and (3) editorial costs, miscellaneous publishing revenue and other charges incurred by our subsidiaries that are directly attributable to providing editorial content and news for our newspapers published by the JOAs. Income from unconsolidated JOAs for the six month period ended December 31, 2003 was $15.7 million, as compared to $15.1 million for the same period in prior fiscal year. The increase was due primarily to the improved operating results at the DNA and the Salt Lake City JOA during the six month period ended December 31, 2003, as compared to the same period of the prior fiscal year. The DNA prior year results included a one-time non-operating gain of approximately $3.8 million related to the sale of its office building. The improved operating results at the DNA and the Salt Lake City JOA were partially offset by a small decline in results at Charleston Newspapers.

COST OF SALES

     Cost of sales for the six month period ended December 31, 2003 was $117.2 million, as compared to $109.6 million for the same period in prior fiscal year. The change represents an increase of $7.6 million, or 7.0%. The aforementioned transactions in fiscal year 2003 had the net impact of increasing cost of sales by $2.1 million for the six month period ended December 31, 2003, as compared to the same period in prior fiscal year. Excluding the aforementioned transactions, cost of sales increased 5.3%. The current year increase in cost of sales was due in part to a small increase in newsprint consumption of 2.8% for the six month period ended December 31, 2003, as compared to the same period in prior fiscal year. Also contributing to the increase was an 11.8% increase for the six month period ended December 31, 2003, in our average price per metric ton of newsprint consumed as compared to the same period in prior fiscal year. Our average price was approximately $475 per metric ton for the six months ended fiscal year 2004, as compared to $425 for the same period in fiscal year 2003.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative ("SG&A") expense for the six month period ended December 31, 2003 was $178.4 million, as compared to $172.0 million for the same period in prior fiscal year. The change represents an increase of $6.4 million or 3.7%. The aforementioned transactions in fiscal year 2003 had the net effect of impacting SG&A by $2.1 million for the six month period ended December 31, 2003, as compared to the same period in prior fiscal year. Excluding the aforementioned transactions, SG&A increased 2.6%. The current year increase is primarily the result of large increases in health care costs and retirement benefits which were offset in part by cost savings in other areas.

INTEREST EXPENSE

     Interest expense for the six month period ended December 31, 2003 was $28.1 million, as compared to $33.5 million, for the same period in prior fiscal year. The change represents a decrease of $5.4 million, or 16.1%. The decrease in interest expense was the result of a decrease in average debt outstanding due to debt paydowns, net of acquisitions, in fiscal year 2003, and continued paydowns in fiscal year 2004, as well as a reduction in the weighted average cost of debt in fiscal year 2004 compared to fiscal year 2003. The lower weighted average cost of debt was a result of lower short-term interest rates, the June 2003 refinancing of our 9.0% Subordinated Promissory Note with a bank term loan, and to a lesser extent the November 2003 refinancing of our 8 3/4% Senior Subordinated Notes due 2009 with our 6 7/8 % Senior Subordinated Notes due 2013. For the six month period ended December 31, 2003, our average debt outstanding decreased $62.7 million, or 6.5% and our weighted average interest rate decreased 74 basis points as compared to the same period in prior year. Interest expense was also impacted by net settlements related to our interest rate swap agreements. The net settlements of our interest rate swap agreements had the effect of decreasing interest expense by $1.8 million for the six month period ended December 31, 2003, as compared to the same period in the prior year when our interest rate swaps decreased interest expense by $1.0 million.

OTHER (INCOME) EXPENSE, NET

     Other (income) expense, net for the six month period ended December 31, 2003 was $14.2 million, as compared to $1.7 million for the same period in prior fiscal year. We include in other (income) expense, net costs which are not related to ongoing operations. The charges incurred for the six month period ended December 31, 2003, relate to a charge of $9.2 million for the repurchase premiums, net of unamortized original issue premiums, associated with the early redemption of our 8 3/4% Senior Subordinated Notes due 2009, litigation expense of $1.7 million associated with the acquisition of Kearns-Tribune, LLC (Salt Lake City), $0.8 million related to the ongoing accretion of the cost to repurchase an option held by a third party to acquire one of our newspapers, $1.0 million in costs associated with our unsuccessful bid for Freedom Communications, Inc., $0.8 million related to hedging activities, which did not qualify for hedge accounting under SFAS No. 133, and a net $0.7 million for various other costs not related to ongoing operations.

NET INCOME

     We reported net income for the six month period ended December 31, 2003 of $14.3 million, as compared to net income of $19.3 million for the same period in prior fiscal year. In addition to the changes described above, net income was impacted by a $0.4 million decrease in minority interest expense for the six month period ended December 31, 2003 as compared to the same period in the prior fiscal year. Also impacting net income was a $3.0 million decrease in income tax expense, for the six month period ended December 31, 2003 as compared to the same period in the prior fiscal year as a result of a decrease in income before taxes. Our effective tax rate was 40.4%, for the six months ended December 31, 2003, as compared to 39.6% for the same period in the prior fiscal year.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2003 AND 2002

     Certain transactions in fiscal year 2003 had an impact on the comparisons of our results for the years ended June 30, 2003 and 2002. Acquisition transactions that affect comparisons between the years ended June 30, 2003 and 2002 include CNP's October 1, 2002 purchases of THE REPORTER in Vacaville, California and the ORIGINAL APARTMENT MAGAZINE in southern California and the January 31, 2003 purchase of the PARADISE POST in Paradise, California. In addition to the acquisition transactions described, comparisons between the years ended June 30, 2003 and 2002 are also affected by the formation of the Texas-New Mexico Newspapers Partnership effective March 3, 2003, after which we no longer consolidate the results of the New Mexico newspaper properties that we contributed to the partnership. Our investment in the Texas-New Mexico Newspapers Partnership is accounted for under the equity method of accounting and the partnership's results are included in "Equity Investment Income (Loss), Net."

REVENUES

     Revenues for the years ended June 30, 2003 and 2002 were $738.6 million and $711.1 million, respectively. The change represents an increase of $27.5 million, or 3.9%. The aforementioned transactions in fiscal year 2003 had the net impact of increasing reported revenues by $12.6 million for the year ended June 30, 2003 as compared to the prior year. On a same newspaper basis (adjusting for the aforementioned fiscal 2003 transactions), the following changes occurred between fiscal years 2003 and 2002.

     ADVERTISING REVENUES. Advertising revenues increased 2.5% for the year ended June 30, 2003, as compared to the prior year. The advertising revenue increases during fiscal year 2003 were primarily the result of increases in national and preprint advertising, offset in part by small declines in total classified and retail advertising. Total classified revenue was only down slightly overall. However, of the components of classified revenue, classified employment represented most of the decline, which was due to the continued economic slowdown that has been experienced in the majority of our newspaper markets and throughout the United States. We also experienced small declines in classified automotive advertising, which were more than offset by improvements in real estate advertising.

     CIRCULATION REVENUES. Circulation revenues remained flat compared to last year. Circulation volumes at our consolidated subsidiaries also did not change materially between periods.

     OTHER REVENUES. Other revenues increased 10.7% due principally to the $4.3 million increase in revenues from our Internet operations for the year ended June 30, 2003 as compared to the prior year. The increase was the result of the continued strong market acceptance of the combined print and online packages that we offer to our advertisers, particularly in our online retail, automotive and employment categories, and the introduction of new products related to automotive and obituaries.

INCOME FROM UNCONSOLIDATED JOAS

     Income from unconsolidated JOAs represents (1) our share of the net income from our unconsolidated JOA operations, which as of June 30, 2003 and 2002 includes Charleston Newspapers, DNA, and the Salt Lake City JOA; (2) the amortization of subscriber lists created by the original purchase by us of the JOAs' interests; and (3) editorial costs, miscellaneous publishing revenue and other charges incurred by our consolidated subsidiaries that are directly attributable to providing editorial content and news for our newspapers party to a JOA. Income from unconsolidated JOAs for the years ended June 30, 2003 and 2002 was $25.2 million and $8.8 million, respectively. The improvement of $16.4 million for the year ended June 30, 2003, is primarily the result of improved revenues combined with lower operating expenses at DNA. Expenses were lower as a result of lower newsprint costs and a reduction in the number of employees. The results of the Salt Lake City JOA and Charleston Newspapers did not change materially between periods.

COST OF SALES

     Cost of sales for the years ended June 30, 2003 and 2002 was $221.9 million and $220.1 million, respectively. The change represents an increase of $1.8 million, or 0.8%. The aforementioned transactions in fiscal year 2003 had the net impact of increasing cost of sales by $5.4 million for the year ended June 30, 2003 as compared to the prior year. Excluding the aforementioned transactions, cost of sales decreased 1.6% on a year over year basis. Cost of sales was impacted by increased production costs associated with us printing certain new third party publications in northern California; however, our overall newsprint costs declined by $7.5 million or 10.4%, which more than offset the increase in editorial and production costs. The overall decline in newsprint costs is comprised of a 3.1% increase in consumption, offset by a 13.1% decrease in the cost per metric ton consumed, on a year over year basis.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative ("SG&A") expense for the years ended June 30, 2003 and 2002 was $346.8 million and $324.4 million, respectively. The change represents an increase of $22.4 million, or 6.9%, for the year ended June 30, 2003, as compared to the prior year. The aforementioned transactions in fiscal year 2003 had the net impact of increasing SG&A by $6.3 million for the year ended June 30, 2003, as compared to the prior year.

     Excluding the impact of the transactions described above, SG&A expense increased 4.9%, for the year ended June 30, 2003, as compared to the prior year. The increase in SG&A expense was due in part to a $5.4 million increase in marketing and advertising expenses for the year ended June 30, 2003, as compared to the prior year. Marketing and advertising expense increased as a result of the growth in national advertising revenue and new sales initiatives that were implemented as we sought to grow revenue from non-traditional newspaper advertisers. Circulation expense also increased as a result of circulation growth strategies implemented in certain highly competitive southern California markets as well as our strategies to maintain circulation volumes in the highly competitive market around ANG Newspapers in the San Francisco Bay area. Also contributing to the increase in SG&A expense were increases in health insurance and other benefits, property and casualty insurance costs, the reinstatement of 401(k) matching benefits, the lifting of salary freezes for certain groups of employees, and increased costs associated with the growth experienced in our Internet operations.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense for the years ended June 30, 2003 and 2002 was $40.6 million and $47.5 million, respectively. The change represents a decrease of $6.9 million, or 14.7% for the year ended June 30, 2003, as compared to the prior year. The fiscal year 2003 decreases were primarily due to certain assets becoming fully depreciated during fiscal year 2002, offset in part by increased depreciation and amortization associated with our fiscal year 2003 acquisitions.

INTEREST EXPENSE

     Interest expense for the years ended June 30, 2003 and 2002 was $64.3 million and $75.3 million, respectively. The change represents a decrease of $11.0 million, or 14.7%, for the year ended June 30, 2003, as compared to the prior year. The decrease in interest expense was due to a decrease in our average debt outstanding, as well as a reduction in the weighted average cost of debt. Our average debt outstanding decreased $50.4 million, or 5.1%, and our weighted average interest rate decreased 76 basis points for the year ended June 30, 2003, as compared to the prior year.

     Interest expense was also impacted by net settlements related to our interest rate swap agreements. The net settlements of our interest rate swap agreements had the effect of decreasing interest expense by $2.6 million for the year ended June 30, 2003.

OTHER (INCOME) EXPENSE, NET

     Included in other (income) expense, net are those costs or income items that are not related to ongoing operations. Other (income) expense, net for the year ended June 30, 2003 was $19.5 million. The charges incurred for the year ended June 30, 2003 include $3.7 million in litigation expense related to the acquisition of Kearns-Tribune, LLC (Salt Lake City), $5.5 million accretion of the estimated cost to repurchase an option held by a third party to acquire one of our newspapers, $1.0 million of costs for severance and restructuring, $2.7 million loss related to the jury verdict rendered against us in the case brought by a former newsprint vendor, $1.8 million loss related to the impairment of goodwill associated with Alaska Broadcasting Company, $3.9 million loss related to the impairment of fixed assets (land and building) at one of CNP's properties, $(1.2) million related to hedging activities which did not qualify for hedge accounting under SFAS No. 133, and a net $2.1 million for various other costs not related to ongoing operations.

EQUITY INVESTMENT INCOME (LOSS), NET

     Included in equity investment income (loss), net is our share of the net income (or loss) of our non-JOA equity investees, as further described in Note 2 of the notes to consolidated financial statements. The $3.3 million increase in equity investment income (loss), net was primarily related to the equity income from the Texas-New Mexico Newspapers Partnership, the formation of which was described earlier.

NET INCOME

     We reported net income for the years ended June 30, 2003 and 2002 of $40.8 million and $12.4 million, respectively.

     Net income for fiscal year 2003 was impacted by a $27.4 million non-monetary gain recognized in conjunction with the formation of the Texas-New Mexico Newspapers Partnership. Excluding the $27.4 million non-monetary gain, pretax net income was $40.5 million for the year ended June 30, 2003 as compared to $9.9 million for the prior year. In addition to the activity described in the preceding paragraphs, net income was impacted by a $1.9 million increase in minority interest expense and a $29.5 million increase in income tax expense (primarily associated with the Texas-New Mexico Newspapers Partnership gain described earlier), of which approximately $24.2 million is related to deferred income taxes. Our effective tax rate for fiscal year 2003 was 39.8%, as compared to (25.1%) in fiscal year 2002. The tax benefit in fiscal year 2002 was the result of the recognition of previously disallowed net operating loss carryovers due to a change in federal tax regulations.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2002 AND 2001

     Certain transactions in fiscal year 2001 had a significant impact on the comparison of results between the years ended June 30, 2002 and 2001.

     Significant transactions that affect comparisons between the years ended June 30, 2002 and 2001 include the October 1, 2000 acquisition of the CONNECTICUT POST, the October 1, 2000 contribution of the MARIN INDEPENDENT JOURNAL to CNP, and the October 31, 2000 purchase of the CARLSBAD CURRENT-ARGUS. Additionally, on January 2, 2001, we purchased Kearns-Tribune, LLC, which publishes THE SALT LAKE TRIBUNE and owns a 58% profit interest in the Salt Lake City JOA. We include the editorial expenses of THE SALT LAKE Tribune, along with our proportionate share of the results in the Salt Lake City JOA, in the line item "Income from Unconsolidated JOAs." Comparisons were also affected to a lesser degree by our acquisitions in Lakeport, California and Alamogordo and Ruidoso, New Mexico that were completed in the third and fourth quarters of fiscal year 2001.

     The impact of these transactions was offset in part by the October 31, 2000 sale of our Southwestern Iowa newspaper cluster, the January 23, 2001 formation of the DNA, after which we no longer consolidate the results of THE DENVER POST (the results are now included in the line item, "Income from Unconsolidated JOAs"), and the sale of a small newspaper in Lompoc, California.

REVENUES

     Revenues for the years ended June 30, 2002 and 2001 were $711.1 million and $852.2 million, respectively. This represents a $141.1 million, or 16.6% decrease. The aforementioned transactions in fiscal year 2001 had the net impact of decreasing reported revenues by $120.3 million for the year ended June 30, 2002 as compared to the prior year, primarily associated with deconsolidation of the revenues of THE DENVER POST because of the formation of the DNA. On a same newspaper basis (adjusting for the aforementioned 2001 transactions), the following changes occurred between fiscal years 2002 and 2001.

     ADVERTISING REVENUES. Advertising revenues decreased by 5.0% during fiscal year 2002 as compared to the prior year. The decrease in advertising revenues was felt across all major advertising categories; however, national advertising and classified advertising experienced the largest percentage declines. In classified advertising, auto and real estate had increases compared to the prior year, but these increases were offset by the decline in employment classified. Employment and national advertising in particular were hit hard by the economic slowdown that was experienced throughout the United States. The events of September 11, 2001, also had a negative impact on an already soft advertising market, further compounding revenue declines in most advertising categories. These revenue decreases were somewhat mitigated by increases associated with new sales initiatives which focused on creating new revenue streams by attracting new regional and local advertisers by providing niche products and other programs specifically targeted to their needs.

     CIRCULATION REVENUES. Circulation revenues remained flat between years despite small decreases in circulation volumes due in part to our efforts to improve circulation profitability in certain of our markets by increasing single copy and home delivery prices.

     OTHER REVENUES. Other revenues increased by 15.5% due principally to the $5.1 million increase in revenues from our Internet operations for the year ended June 30, 2002 compared to the prior year. The increase was the result of new revenue initiatives and acceleration in the market acceptance of the value of combined print and online advertising packages that we offered to our advertisers, particularly in the online employment and classified categories.

INCOME (LOSS) FROM UNCONSOLIDATED JOAS

     Income (Loss) from Unconsolidated JOAs includes (1) our share of the net income (or loss) from our unconsolidated JOA operations, which as of June 30, 2002 included Charleston Newspapers, the Denver Newspaper Agency, and the Salt Lake City JOA (2) the amortization of subscriber lists created by the original purchase by us of the JOAs' interests; and (3) editorial costs, miscellaneous publishing revenue and other charges incurred by our consolidated subsidiaries that are directly attributable to providing editorial content and news for our newspapers party to a JOA. Income (Loss) from Unconsolidated JOAs for years ended June 30, 2002 and 2001 was $8.8 million and $(3.2) million, respectively. The $12.0 million increase for the year ended June 30, 2002 compared to the prior year was the direct result of the January 23, 2001 formation of DNA and the January 2, 2001 acquisition of our interest in the Salt Lake City JOA, combined with significantly improved year over year operating results at DNA as the Denver JOA began seeing the benefits of the advertising revenue and cost synergies. The results at Charleston Newspapers also improved.

COST OF SALES

     Cost of sales for the years ended June 30, 2002 and 2001 was $220.1 million and $297.8 million, respectively. This represents a $77.7 million, or 26.1%, decrease. The aforementioned transactions in fiscal year 2002 had the net impact of decreasing cost of sales by $66.1 million for the year ended June 30, 2002 as compared to the prior year, again primarily associated with the deconsolidation of THE DENVER POST operating results.

     Excluding the impact of the fiscal year 2001 transactions described above, our cost of sales in fiscal year 2002 decreased 6.0%, as compared to the prior year. The majority of the decrease for the year ended June 30, 2002 was due to substantially lower newsprint prices experienced during fiscal year 2002, as well as lower page counts resulting from the decline in advertising volumes we experienced during the year. The lower page counts resulted in a 4.7% decrease in newsprint consumption, and related production supplies for the fiscal year ended 2002, as compared to prior year. Lower newsprint prices also reduced expenses in fiscal year 2002 as compared to fiscal year 2001 as our average price per metric ton of newsprint consumed decreased 10.0% during year 2002. Our editorial expenses remained relatively flat for the year ended June 30, 2002, as compared to the prior year.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative ("SG&A") expense for the years ended June 30, 2002 and 2001 was $324.4 million and $385.8 million, respectively. This represents a $61.4 million, or 15.9% decrease, for the year ended June 30, 2002 as compared to the prior year. The aforementioned transactions in fiscal year 2001 had the net impact of decreasing SG&A expense by $60.4 million for the fiscal year ended June 30, 2002 as compared to the prior year, primarily associated with the deconsolidation of THE DENVER POST operating results.

     Excluding the impact of the fiscal year 2001 transactions described above, SG&A expense decreased 0.3%, for the fiscal year 2002, as compared to the prior year. The decrease in SG&A expense was in part the result of a decrease in order solicitation expenses associated with our strategy to improve circulation profitability by reducing churn and a reduction in delivery costs as a result of small declines in circulation volume at some newspapers. This strategy was implemented in the third quarter of our fiscal year 2001. Marketing and advertising expenses were down $0.8 million for the fiscal year ended June 30, 2002, as compared to the prior year. This decrease was primarily the result of declines in advertising revenues; however, in fiscal year 2002, we implemented new sales initiatives and the associated start up costs partially offset the fiscal year 2002 marketing expense reductions. These initiatives and the related start up costs continued into fiscal year 2003. In addition, SG&A expense decreased as a result of cost-cutting measures that began during the second half of fiscal year 2001 with additional cuts being made in the first half of fiscal year 2002. These decreases were offset in small part by increased costs associated with the revenue growth experienced in our Internet operations.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense for the years ended June 30, 2002 and 2001 was $47.5 million and $62.6 million, respectively. This represents a decrease of $15.1 million, or 24.0%, for the year ended June 30, 2002, as compared to the prior year.

     The decrease was primarily the result of a decrease in amortization expense associated with our adoption of the Financial Accounting Standards Board Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS No. 142") on July 1, 2001. Under the new standard, goodwill and other indefinite life intangibles are no longer amortized, but instead are periodically reviewed for impairment. All other intangibles with a finite useful life continue to be amortized over their remaining useful life. Had SFAS No. 142 been in effect during the year ended June 30, 2001, amortization expense would have been $14.8 million less.

INTEREST EXPENSE

     Interest expense for the years ended June 30, 2002 and 2001 was $75.3 million and $82.2 million, respectively. This represents a $6.9 million, or 8.4%, decrease for the year ended June 30, 2002, as compared to the prior year.

     For the year ended June 30, 2002, despite debt paydowns of $53.7 million throughout the year, our average debt increased by approximately $48.6 million, or 5.1%, as compared to the prior year as a direct result of our 2001 acquisition transactions in which we borrowed $180.1 million, net of proceeds from newspaper sales and cash acquired. However, our weighted average cost of debt decreased 117 basis points during this same period, more than offsetting the increase in our average debt. As a result, interest expense decreased 8.4% for the year ended June 30, 2002 as compared to the prior year. The decrease in the weighted average cost of debt would have been greater except for the negative impact of unfavorable interest rate hedges, which did not expire until October 2001. Interest rate swap agreements had the effect of increasing interest rate expense for the years ended June 30, 2002 and 2001 by $2.4 million and $0.6 million, respectively.

OTHER (INCOME) EXPENSE, NET

     Included in other (income) expense, net are those costs or income items that are not related to ongoing operations. Other (income) expense, net for the years ended June 30, 2002 and 2001 were $10.9 million and $13.2 million, respectively. The decrease was primarily a result of one-time charges for transition team payroll and consulting fees related to the integration planning for the formation of DNA of $7.7 million, which were included in our results for fiscal year 2001 (an additional $3.0 million was charged in fiscal year 2002 related to the JOA transition). The decrease associated with DNA integration planning was partially offset by an increase of $2.8 million in litigation expense associated with the acquisition of Kearns-Tribune, LLC (Salt Lake City), $0.7 million in bank fees paid to amend our bank credit facility and a severance charge associated with employee reductions at certain of our newspapers and at corporate. The impact of $3.0 million related to marking to market our fixed to floating interest rate derivative instruments entered into during the third quarter 2002, which did not qualify for hedge accounting is also reflected here. An additional component of other expense is the ongoing accretion of the cost to repurchase an option held by a third party to acquire one of our newspapers. The holder of the option can exercise the option beginning in January 2003 and may hold the option until 2010.

NET INCOME

     We reported net income for the years ended June 30, 2002 and 2001 of $12.4 million and $25.2 million, respectively.

     In addition to the year over year changes described above, net income was impacted by a $16.5 million change in income taxes (from an expense in fiscal year 2001 to a benefit in fiscal year 2002), and a $74.3 million gain on sale of newspaper properties that was recognized in fiscal year 2001. The change in income tax expense was primarily associated with the $74.3 million gain on sale of newspaper properties for the year ended June 30, 2001, as well as a change in tax regulation in fiscal year 2002, which allowed us to recognize deferred tax assets related to a loss carryforward that had been previously disallowed. Excluding the $74.3 million gain in fiscal year 2001, income before taxes improved $44.9 million in fiscal year 2002 compared to fiscal year 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Our sources of liquidity are existing cash and other working capital, cash flows provided from operating activities, distributions from JOAs and partnerships and the borrowing capacity under our bank credit facility. Our operations, consistent with the newspaper industry, require little investment in inventory, as less than 30 days of newsprint is generally maintained on hand. From time to time, we increase our newsprint inventories in anticipation of price increases. In the fourth quarter of our fiscal year 2003 and continuing into the first quarter of fiscal year 2004, we built newsprint inventories to delay the impact to us of an announced price increase. In general, our receivables have been collected on a timely basis.

SIX MONTHS ENDED DECEMBER 31, 2003 COMPARED TO DECEMBER 31, 2002

     Net cash flows from operating activities were approximately $11.7 million and $18.2 million, respectively, for the six months ended December 31, 2003 and December 31, 2002, respectively. The decrease was primarily the result of the impact of the formation of the Texas-New Mexico Newspapers Partnership, whereby we discontinued consolidating our New Mexico operations (described earlier). Also, contributing to the change was a decrease in working capital, due to the changes described above in revenue, cost of sales and SG&A. These decreases were offset in part by the aforementioned fiscal year 2003 acquisitions.

     Net cash flows from investing activities were $17.9 million and $10.8 million, respectively, for the six months ended December 31, 2003 and 2002. The following items caused the majority of the change; a $5.2 million increase in distributions from equity investments, primarily related to distributions from the Texas-New Mexico Newspaper Partnership formed in March 2003; net cash used for business acquisitions for the six months ended December 31, 2003 was $19.4 million less than that of the corresponding period of the prior year; a $15.9 million increase in capital expenditures ($14.4 million of which was for the purchase of an airplane); and a $3.0 million decrease in distributions from unconsolidated JOAs due to prior year's distribution from the Denver JOA including a distribution related to the sale of its office building.

     Net cash flows from financing activities were $(30.3) million and $(25.7) million for the six months ended December 31, 2003 and 2002, respectively. The activity for the six months ended December 31, 2003 includes $291.9 million of net proceeds from the issuance of $300.0 million of our 6 7/8% Senior Subordinated Notes due 2013, which were used along with available borrowings to repurchase all of our outstanding $300.0 million 8 3/4% Senior Subordinated Notes due 2009, for $309.4 million (including $9.4 million of repurchase premiums) and the refinancing of our bank credit facility. Prior year's net paydown consisted primarily of normal borrowings and paydowns on long-term debt, as well as net borrowings to finance our second quarter fiscal year 2003 acquisitions in California. See "LIQUIDITY AT DECEMBER 31, 2003" for further discussion of the issuance of the $300.0 million 6 7/8% Senior Subordinated Notes due 2013 and repurchase of our $300.0 million 8 3/4% Senior Subordinated Notes due 2009.

FISCAL YEAR ENDED JUNE 30, 2003 COMPARED TO JUNE 30, 2002

     Net cash flows from operating activities were $57.8 million and $57.6 million for the years ended June 30, 2003 and 2002, respectively. The $0.2 million increase was due to an $8.4 million year over year improvement in net income, adjusted for minority interest and non-cash items, offset by a $8.2 million decrease in cash flows associated with operating assets and liabilities. The increase in net income was primarily the result of a $3.3 million increase in Adjusted EBITDA, and an $11.0 million reduction in interest expense, offset by a $4.0 million increase in cash related other (income) expense items. The change in cash outflows associated with operating assets and liabilities were the result of our build up of our newsprint inventory levels at June 30, 2003 as compared to the prior year, and timing on receipts of accounts receivables.

     Net cash flows from investing activities were $38.2 million and $34.4 million for the years ended June 30, 2003 and 2002, respectively. The $3.8 million increase was primarily the result of a net $37.6 million increase in cash flows from unconsolidated JOAs, partially offset by a $25.6 million increase in cash used for acquisitions (net of cash contributed by minority partners), and a net $11.9 million associated with fixed asset additions and disposals.

     Net cash flows from financing activities were $(94.7) million and $(97.2) million for the years ended June 30, 2003 and 2002, respectively. The change of $2.5 million was primarily the result of a $4.6 million decrease in distributions to minority interest during fiscal year 2003 as compared to the prior year. Although operating results of CNP have improved over the prior year, distributions to our minority partners decreased from the prior year due to timing. Partially offsetting the decrease in minority interest distributions was a $2.2 million increase in our net paydowns of long-term debt during fiscal year 2003 as compared to the prior year. Net debt paydowns, excluding acquisition borrowings in fiscal year 2003, were $84.6 million.

CAPITAL EXPENDITURES

     Capital expenditures, net of our partners' share, for fiscal year 2004 have been budgeted at approximately $22.7 million as compared to $22.5 million in fiscal year 2003. Our capital expenditures during fiscal year 2004, through December 31, 2003, net of our partners' share were $25.3 million.

     Non-maintenance expenditures planned for fiscal 2004 include installation of a front-end system for the Los Angeles Newspapers Group and new advertising and circulation systems Company-wide. Carryover expenditures from the prior year of $4.5 million are primarily for inserters at Alameda Newspapers Group and York Newspaper Company, and the completion of a new printing plant in Devens, Massachusetts which will print publications for our newspapers in Lowell and Fitchburg, Massachusetts. Management will review the capital expenditure plan throughout the year and will modify it as required to meet our current business needs. Capital expenditures related to these projects are expected to be funded either through available cash or borrowings under our bank credit facility.

LIQUIDITY AT DECEMBER 31, 2003

     On December 30, 2003, we refinanced our former bank credit facility, which at the time of its replacement had provided for borrowings of up to $485.0 million. Our new bank credit facility provides for borrowings of up to $600.0 million, consisting of a $350.0 million revolving credit facility and a $250.0 million "term loan B" facility. Availability under the revolving credit facility is permanently reduced by $100.0 million in December 2008. The final maturity of the revolving facility is December 30, 2009, and the final maturity of the term loan B facility is December 30, 2010. The new bank credit facility is guaranteed by the Company's subsidiaries (with certain exceptions). Cash flows from operations for the next twelve months will be impacted by scheduled quarterly principal payments of $0.625 million under term loan "B" of our new bank credit facility, which we intend to pay from operating cash flows. At December 31, 2003, the balance outstanding under the revolving credit portion of our credit agreement and term loan "B" was $123.2 million and $250.0 million, respectively. As of December 31, 2003, we had $221.1 million available for future borrowings under the revolver portion of our new bank credit facility, net of $5.7 million in outstanding letters of credit. See the discussion of our sale of unregistered notes below.

     On January 26, 2004, we completed the sale of our unregistered notes in a private placement. We intend to use the net proceeds of the offering together with cash on hand and borrowings under the new bank credit facility to repurchase (by tender offer, in the open market or otherwise) or redeem, no later than August 1, 2004, all of our outstanding $200.0 million aggregate principal amount 8 5/8% Senior Subordinated Notes due 2011 ("8 5/8% Notes"). Pending such repurchase or redemption, we used the net proceeds of that offering to reduce our borrowings under the revolving credit portion of our new bank credit facility to zero. As a result, we are currently accumulating cash. We expect to use the accumulated cash in the future to fund the repurchase of our 8 5/8% Notes, and for other general corporate purposes.

     In January 1998, we entered into an option agreement in association with the acquisition financing related to the LOS ANGELES DAILY NEWS. The option entitles the holder to purchase the assets used in the publication of the LOS ANGELES DAILY NEWS, which the option holder can exercise or put to us based on a predetermined formula anytime after January 31, 2003. The option repurchase price is currently valued at approximately $16.0 million, and is recorded as a component of other long-term liabilities. If the option were put to us, we expect to fund the payment with available borrowings from our bank credit facility. As a result, in accordance with SFAS No. 6, CLASSIFICATION OF SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED, the option repurchase price remains classified in our balance sheet as long-term.

     We have been considering various strategic alternatives for our investment in Charleston Newspapers, including the sale of our ownership interest or other transactions that would increase or decrease our ownership interest. We currently anticipate entering into a transaction in the fourth quarter of our 2004 fiscal year that would reduce our ownership interest in this JOA.

     We have a call/put agreement under which our wholly-owned subsidiary York Newspapers, Inc. ("YNI") can purchase our minority partner's, York Daily Record Inc. ("YDR"), 42.5% interest in York Newspaper Company ("YNC"), or YDR can put its interest in YNC to YNI. The base call and put price is $32.0 million and $25.0 million, respectively, and is adjusted annually based on changes in the consumer price index (not to exceed 2.5%). The call option became exercisable on January 1, 2004 and expires on January 1, 2005. The put may be exercised at any time after the expiration of the call through June 30, 2008. We currently anticipate exercising our option to call YDR's interest in YNC in the fourth quarter of our 2004 fiscal year. We intend to finance the purchase price with cash on hand. We expect that such exercise will not result in an increase in our leverage ratio. No amounts are recorded in our financial statements related to this call/put agreement.

     The Denver Post Shareholder Agreement provides Media General and us with a put and a call option, respectively, on Media General's 20% interest in The Denver Post Corporation. Media General's put is currently exercisable and expires June 30, 2004. Our call option can be exercised beginning July 1, 2004 and expires June 30, 2005. The price of the put and call, if or when they are exercised, is based on the appraised fair market value of the Denver Post Corporation, less Permitted Debt of The Denver Post Corporation as defined in the Denver Post Shareholder Agreement. We have one year to close on the purchase from the date of any put notice. No amounts are recorded in our financial statements related to the put or call option. Media General has not exercised its put, and we are currently evaluating our option to call Media General's 20% interest in The Denver Post Corporation once it becomes exercisable on July 1, 2004.

     Our ability to service our debt, fund planned capital expenditures, and repurchase or refinance our indebtedness will depend on our ability to generate operating cash flows in the future. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our bank credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

     We do not expect that our defined benefit pension plans will require any significant cash contributions in fiscal year 2004, despite the decrease related to pension assets experienced in fiscal year 2003. We estimate contributions to be made in fiscal year 2004 will be $0.3 million.

     We may, from time to time, consider strategic or targeted newspaper acquisitions and dispositions, which individually or in the aggregate may be material. In the event an acquisition opportunity is identified, we expect we would be able to arrange financing on terms and conditions satisfactory to us to the extent current resources are insufficient.

DISTRIBUTIONS FROM PARTNERSHIPS

     Set  forth  below  is  a  description   of  the  ownership   structure  and
earnings-distribution mechanism of each of our JOAs, as well as the CNP and the Texas-New Mexico Newspapers Partnership:

     o Through our wholly-owned subsidiary, Kearns-Tribune, LLC, we own a 50% interest in the Salt Lake City JOA. Under the agreement, 58% of the Salt Lake City JOA's net income, less working capital required and subject to minor adjustments, is apportioned to Kearns-Tribune, LLC on a monthly basis and is distributed (generally) weekly.

     o Through our wholly-owned subsidiary, York Newspapers, Inc., we own a 57.5% partnership interest in the York Newspaper Company, which operates in York, Pennsylvania pursuant to a JOA agreement. Under the agreement, the York Newspaper Company is required to distribute, at least monthly, 57.5% of its net cash from operations to York Newspapers, Inc.

     o Through our wholly-owned subsidiary, Charleston Publishing Company, we are party to a JOA with the Daily Gazette Company to publish two daily newspapers and one Sunday newspaper in Charleston, West Virginia. Pursuant to the JOA agreement, 50% of all funds received by the JOA in excess of its expenses must be distributed to Charleston Publishing Company on a quarterly basis. We have been considering various strategic alternatives for our investment in this JOA, including the sale of our ownership interest or other transactions that would increase or decrease our ownership interest. We currently anticipate entering into a transaction in the fourth quarter of our 2004 fiscal year that would reduce our ownership interest in this JOA.

     o Our 80% owned subsidiary, The Denver Post Corporation, owns 50% of The Denver Newspaper Agency, LLP. Under the Denver Newspaper Agency JOA agreement, the partnership is required to distribute 50% of its monthly earnings (and other funds available for distribution), less working capital required by the partnership, to The Denver Post Corporation.

     o Through our wholly-owned subsidiary, West Coast MediaNews LLC, we own a 54.23% interest in the California Newspapers Partnership. Under the terms of the partnership agreement, we are entitled to monthly distributions of the partnership's excess earnings less working capital required in proportion to our partnership interest.

     o Through our wholly-owned subsidiary, New Mexico-Texas MediaNews LLC, we own a 33.8% interest in the Texas-New Mexico Newspapers Partnership. Pursuant to the partnership agreement, the partnership management committee of the partnership is required to determine the amount of earnings (before depreciation and amortization) or other partnership funds available for distribution for each accounting period and distribute (generally monthly) 33.8% of such funds to New Mexico-Texas MediaNews LLC.

OFF-BALANCE SHEET ARRANGEMENTS

     Our share of long-term debt in unconsolidated JOAs was approximately $4.2 million and $5.0 million at June 30, 2003 and December 31, 2003, respectively.

     Through our wholly-owned subsidiary, Kearns-Tribune, LLC, we own a 6.0% interest in Ponderay Newsprint Company ("Ponderay") and are also guarantors on a several basis of 6.0% of up to $125.0 million Ponderay's credit facility, which is due April 12, 2006. The guarantee could be triggered by Ponderay's failure to meet any or all of its bank covenants at which time we could be liable for our portion or 6.0% of the guarantee. Our share of the guarantee was approximately $6.8 million and $5.9 million at June 30, 2003 and December 31, 2003, respectively, which is not recorded in our financial statements.

CONTRACTUAL OBLIGATIONS

     The following table represents our contractual obligations as of June 30, 2003:

                                                              LESS THAN                         MORE THAN
                                                   TOTAL        1 YEAR   1-3 YEARS  3-5 YEARS    5 YEARS
                                                ----------    ---------  ---------  ---------   ---------
                                                                       (DOLLARS IN THOUSANDS)
     Long-Term Debt.........................   $  897,540    $   2,990  $ 263,927  $ 122,623   $ 508,000
     Capital Lease Obligations, Net of
       Imputed Interest.....................        7,014          181        409        499       5,925
     Operating Leases.......................       21,452        4,968      8,120      5,832       2,532
     Purchase Obligations<F1>...............      167,319       37,368     56,691     49,510      23,750
     Other Long-Term Liabilities Reflected
       on the Balance Sheet under GAAP<F2>..       34,605          658     11,452      2,060      20,435
                                                ---------    ---------  ---------  ---------   ---------
     Total..................................   $1,127,930    $  46,165  $ 340,599  $ 180,524   $ 560,642
                                               ==========    =========  =========  =========   =========

     The above table and related discussion below do not reflect any financing transactions that occurred subsequent to June 30, 2003, including those described under "Liquidity and Capital Resources -- Liquidity at December 31,
2003" and Note 6: Long-Term Debt and Note 14: Subsequent Events of the notes to our consolidated financial statements.

     In addition, on December 31, 2003, we entered into an agreement to purchase
60,000 metric tons of newsprint over the next three years (a minimum of 20,000 metric tons per year) at an agreed upon adjusted index price in conjunction with the settlement of a lawsuit with one of our newsprint vendors (as more fully described in Note 11: Contingent Matters, of the notes to our consolidated financial statements). The table above does not reflect this agreement.

----------

<F1> Purchase  obligations  primarily include commitments to purchase newsprint.
     One of our newsprint contracts requires us to purchase newsprint at a floating price based on RISI (Resource Information Systems, Inc.). For purposes of this disclosure we used the RISI price as of August 2003. It is difficult to predict the price of newsprint over the term of the contract.

<F2> Reflected on the balance sheet in Other  Long-Term  Liabilities at June 30,
     2003 is $14.9 million related to the amount accrued to repurchase an option held by a third party to purchase the assets used in the publication of one of our newspaper properties. At December 31, 2003, the amount accrued was approximately $16.0 million. The option is exercisable beginning in January 2003; however it is included in Other Long-Term Liabilities because if the option is put to us, we expect to fund the payment with available borrowings from our bank credit facility.

     Our contractual obligations did not materially change from June 30, 2003 to December 31, 2003, except for the long-term debt transactions described under "Liquidity and Capital Resources -- Liquidity" and Note 6: Long-Term Debt, of the notes to our consolidated financial statements and a newsprint agreement entered into in conjunction with the settlement of a lawsuit with one of our newsprint vendors, described in Note 11: Contingent Matters, of the notes to our consolidated financial statements.

NEAR TERM OUTLOOK

NEWSPRINT PRICES

     During the last eighteen months, newsprint suppliers have announced four price increases totaling $200 per metric ton, including an increase of $50 per metric ton announced in January to be effective February 1, 2004. However, only $85 of the announced increases have been implemented to date. Whether any or all or a portion of the January 2004 increase will be implemented is uncertain; however, we are not currently paying any of the increase. North American newsprint suppliers continue to take downtime and close newsprint mills in an attempt to more closely match supply with the demand. The January 2004 RISI (Resource Information Systems, Inc.) price index for 30 pound newsprint was $515 per metric ton compared to $465 in January 2003.

RECENTLY ISSUED ACCOUNTING STANDARDS

     See Note 2: Significant Accounting Policies and Other Matters -- Recently Issued Accounting Standards, of the notes to our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISK

DEBT AND RELATED INTEREST RATE SWAPS

     We are exposed to market risk arising from changes in interest rates associated with our bank debt, which at December 31, 2003 included our bank term loan and bank credit facility.

     The following table provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Weighted-average variable rates are based on implied forward rates as derived from appropriate annual spot rate observations as of the reporting date. For interest rate swaps, the table presents notional amounts and weighted-average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual cash flows to be exchanged under the contract.

     We entered into these swaps in order to mitigate the effects of a protracted and slow economic recovery and to take advantage of the current low interest rates available under a variable rate instrument. The amounts reflected in the following table represent the interest rate swaps that we are committed to as of December 31, 2003, all of which expire either in January or July 2004.


                                           INTEREST RATE SENSITIVITY
                               PRINCIPAL OR NOTIONAL AMOUNT BY EXPECTED MATURITY
                                         AVERAGE INTEREST OR SWAP RATE
                                                                                                                  FAIR VALUE
                                                  YEARS ENDED JUNE 30,                                              2003
                                 -------------------------------------------------------                         (LIABILITY)
                                    2004<F2>     2005       2006        2007       2008     THEREAFTER    TOTAL      ASSET
                                 ----------   ---------   --------   ---------   -------   ------------ -------- -------------
                                                                  (DOLLARS IN THOUSANDS)
    Long-Term Debt
      including Current
      Portion
    Fixed Rate.................   $     --    $     --    $    --    $     --    $    --    $  496,775  $496,775    $(522,400)
    Average Interest Rate......      5.29%       5.29%      5.29%       5.29%      5.29%         5.29%
    Variable Rate..............   $  1,250    $  2,500    $ 2,500    $  2,500    $ 2,500    $  361,950  $373,200    $(373,200)
    Average Interest Rate......      3.08%       3.08%      3.08%       3.08%      3.08%         3.08%
                                                                                                        -----------
    Total......................                                                                         $869,975<F1>
    INTEREST RATE
      DERIVATIVE FINANCIAL
      INSTRUMENTS RELATED
      TO DEBT
    Interest Rate Swaps on
      Fixed Rate Debt
      Notional Amount..........   $150,000    $     --    $    --    $     --    $    --    $       --  $150,000    $   1,199
    Average Pay Rate...........      1.17%
    Average Receive Rate.......      3.55%

     The table above and related discussion below do not reflect the financing transaction that occurred subsequent to December 31, 2003 described under "Liquidity and Capital Resources - Liquidity at December 31, 2003" and Note 14:
Subsequent Events, of the notes to our consolidated financial statements.

----------

<F1> The long-term debt (including  current  portion) of $870.0 million from the
     Market Risk table above differs from total long-term debt of $904.5 million reported in Note 6: Long-Term Debt of the notes to the consolidated financial statements due to $29.8 million related to various notes payable due through 2013 and York Newspaper Company debt of $4.7 million. The Market Risk table above excludes these long-term obligations as we could not practicably estimate fair value due to the lack of quoted market prices for these types of instruments and our inability to estimate the fair value without incurring the excessive costs of obtaining an appraisal.

<F2> The June 30, 2004 amount  represents only the amount due for the six months then ended.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL INFORMATION

     The following tables have been provided to reconcile the Non-GAAP financial information (Adjusted EBITDA and Pro-Rata Consolidated Income Statement Data) presented in the "Prospectus Summary," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus to their most directly comparable GAAP measures (Cash Flows from Operating Activities and GAAP Income Statement Data).

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES (GAAP MEASURE) TO ADJUSTED EBITDA (NON-GAAP MEASURE).


                                                                                                             SIX MONTHS ENDED
                                                                 YEARS ENDED JUNE 30,                          DECEMBER 31,
                                              ---------------------------------------------------------    ---------------------
                                                 1999        2000        2001        2002        2003        2002        2003
                                              ---------   ---------   ---------   ---------   ---------    ---------  ----------
                                                                             (DOLLARS IN THOUSANDS)
 NON-GAAP FINANCIAL DATA<F1>
 Cash Flows from Operating Activities (GAAP
   measure).................................. $  61,891   $  96,404   $  43,678   $  57,592   $  57,838    $  18,182  $  11,721
 Net Change in Operating Assets and
   Liabilities...............................    26,084      13,532      25,504         459       8,619       24,180     26,470
 Interest Expense............................    56,765      75,758      82,241      75,302      64,252       33,470     28,088
 Bad Debt Expense............................    (7,559)    (10,859)    (10,916)    (10,213)     (9,632)      (4,765)    (4,154)
 Pension Income (Expense), Net of Cash
   Contributions.............................       606       2,802       5,948      (1,172)        (31)         (73)      (549)
 Direct Costs of the Unconsolidated JOAs,
   Incurred Outside of the Unconsolidated
   JOAs<F2>..................................       383         514      16,403      43,211      43,411       21,624     23,195
 Net Cash Related to Other (Income), Expense.    (3,900)      7,470       5,733       1,505       5,490          150        328
                                              ----------  ---------   ---------   ---------   ---------    ---------  ---------
 Adjusted EBITDA.............................   134,270     185,621     168,591     166,684     169,947       92,768     85,099
 Minority Interest in Adjusted EBITDA........   (14,939)    (44,298)    (45,647)    (45,946)    (49,089)     (26,237)   (26,626)
 Combined Adjusted EBITDA of Unconsolidated
   JOAs......................................     3,144       4,725      14,205      36,006      40,371       22,268     24,363
 Distributions from Texas-New Mexico
   Newspapers Partnership<F3>................        --          --          --          --       2,896           --      4,696
                                              ---------   ---------   ---------   ---------   ---------    ---------  ---------
 Adjusted EBITDA Available to Company........ $ 122,475   $ 146,048   $ 137,149   $ 156,744   $ 164,125    $  88,799  $  87,532
                                              =========   =========   =========   =========   =========    =========  =========
----------

<F1> NON-GAAP  FINANCIAL DATA.  Adjusted EBITDA and Adjusted EBITDA Available to
     Company are not measures of performance recognized under GAAP. However, we believe that they are indicators and measurements of our leverage capacity and debt service ability. Adjusted EBITDA and Adjusted EBITDA Available to Company should not be considered as an alternative to measure profitability, liquidity, or performance, nor should they be considered an alternative to net income, cash flows generated by operating, investing or financing activities, or other financial statement data presented in our consolidated financial statements. Adjusted EBITDA is calculated by deducting cost of sales and SG&A expense from total revenues. Adjusted EBITDA Available to Company is calculated by: (i) reducing Adjusted EBITDA by the minorities' interest in the Adjusted EBITDA generated from the California Newspapers Partnership, York Newspaper Company and The Denver Post Corporation, our less than 100% owned consolidated subsidiaries ("Minority Interest in Adjusted EBITDA"); (ii) increasing Adjusted EBITDA by our combined proportionate share of the Adjusted EBITDA generated by our unconsolidated JOAs in Denver, Salt Lake City and Charleston ("Combined Adjusted EBITDA of Unconsolidated JOAs"); and (iii) increasing Adjusted EBITDA by Distributions from the Texas-New Mexico Newspapers Partnership (see footnote (c)).

<F2> DIRECT COSTS OF  UNCONSOLIDATED  JOAS.  Direct Costs of the  Unconsolidated
     JOAs, Incurred Outside of the Unconsolidated JOAs includes the editorial costs, publishing related revenues, depreciation, amortization, and other direct costs incurred outside of the JOAs by our consolidated subsidiaries associated with THE SALT LAKE TRIBUNE, THE DENVER POST, and the CHARLESTON DAILY MAIL. See Note 3: Joint Operating Agencies in the footnotes to our consolidated financial statements for further description and analysis of this adjustment.

<F3> THE  TEXAS-NEW  MEXICO   NEWSPAPERS   PARTNERSHIP.   The  Texas-New  Mexico
     Newspapers Partnership agreement, effective March 3, 2003, requires the partnership to make monthly distributions equal to the earnings of the partnership before depreciation and amortization (EBITDA). These distributions have been included in Adjusted EBITDA Available to Company, as they are an integral part of our cash flows from operations.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES (GAAP MEASURE) TO ADJUSTED EBITDA PRESENTED ON A PRO-RATA CONSOLIDATED BASIS (NON-GAAP MEASURE).


                                                                                                  SIX MONTHS ENDED
                                                                  YEARS ENDED JUNE 30,              DECEMBER 31,
                                                          ---------------------------------    ---------------------
                                                              2001        2002        2003        2002        2003
                                                          ---------    --------    --------    --------    ---------
                                                                                (DOLLARS IN THOUSANDS)
              NON-GAAP FINANCIAL DATA<F1>
              Cash Flows from Operating Activities
                (GAAP  measure)..........................  $ 43,678    $ 57,592    $ 57,838    $ 18,182    $ 11,721
              Net Change in Operating Assets and
                Liabilities..............................    25,504         459       8,619      24,180      26,470
              Interest Expense...........................    82,241      75,302      64,252      33,470      28,088
              Bad Debt Expense...........................   (10,916)    (10,213)     (9,632)     (4,765)     (4,154)
              Pension Income (Expense), Net of Cash
                Contributions............................     5,948      (1,172)        (31)        (73)       (549)
              Net Cash Related to Other (Income), Expense     5,733       1,505       5,490         150         328
              Combined Adjusted EBITDA of Unconsolidated
                JOAs<F2>.................................    14,205      36,006      40,371      22,268      24,363
              Direct Costs of the Unconsolidated JOAs,
                Incurred Outside of the JOAs<F3>.........    16,403      43,211      43,411      21,624      23,195
              Minority Interest in Adjusted EBITDA of
                York Newspaper Company<F4>...............    (7,876)     (7,732)     (8,044)     (4,145)     (4,320)
                                                           --------    --------    --------    --------    --------
              Adjusted EBITDA............................   174,920     194,958     202,274     110,891     105,142
              Minority Interest in Adjusted EBITDA.......   (37,771)    (38,214)    (41,045)    (22,092)    (22,306)
              Distributions from Texas-New Mexico
                Newspapers Partnership...................        --          --       2,896          --       4,696
                                                           --------    --------    --------    --------    --------
              Adjusted EBITDA Available to Company.......  $137,149    $156,744    $164,125    $ 88,799    $ 87,532
                                                           ========    ========    ========    ========    ========
----------

<F1> NON-GAAP  FINANCIAL DATA.  Adjusted EBITDA and Adjusted EBITDA Available to
     Company are not measures of performance recognized under GAAP. However, we believe that they are indicators and measurements of our leverage capacity and debt service ability. Adjusted EBITDA and Adjusted EBITDA Available to Company should not be considered as an alternative to measure profitability, liquidity, or performance, nor should they be considered an alternative to net income, cash flows generated by operating, investing or financing activities, or other financial statement data presented in our consolidated financial statements. Adjusted EBITDA is calculated by deducting cost of sales and SG&A expense from total revenues. Adjusted EBITDA Available to Company is calculated by: (i) reducing Adjusted EBITDA by the minorities' interest in the Adjusted EBITDA generated from the California Newspapers Partnership and The Denver Post Corporation, our less than 100% owned consolidated subsidiaries ("Minority Interest in Adjusted EBITDA") and (ii) increasing Adjusted EBITDA by Distributions from the Texas-New Mexico Newspapers Partnership. Note that pro-rata consolidation already takes into account our share of the results from our unconsolidated JOAs and factors out the minority interest associated with York Newspaper Company.

<F2> COMBINED ADJUSTED EBITDA OF UNCONSOLIDATED  JOAS.  Combined Adjusted EBITDA
     of Unconsolidated JOAs is calculated as total revenues, less cost of sales and SG&A expense from the Unconsolidated JOAs Pro-Rata Adjustment column presented that follows under "-- Reconciliation of Income Statement Data presented on a historical GAAP basis to Non-GAAP Income Statement Data presented on a pro-rata consolidation basis."

<F3> DIRECT COSTS OF  UNCONSOLIDATED  JOAS.  Direct Costs of the  Unconsolidated
     JOAs, Incurred Outside of the Unconsolidated JOAs includes the editorial costs, publishing related revenues, depreciation, amortization, and other direct costs incurred outside of the JOAs by our consolidated subsidiaries associated with The Salt Lake Tribune, The Denver Post, and the Charleston Daily Mail. See Note 3: Joint Operating Agencies in the footnotes to our consolidated financial statements for further description and analysis of this adjustment.

<F4> MINORITY  INTEREST IN ADJUSTED EBITDA OF YORK NEWSPAPER  COMPANY.  Minority
     Interest in Adjusted EBITDA of York Newspaper Company is calculated as total revenues, less cost of sales and SG&A expense from the Adjustment to Eliminate 42.5% Minority Interest in York JOA column presented that follows under "-- Reconciliation of Income Statement Data presented on a historical GAAP basis to Non-GAAP Income Statement Data presented on a pro-rata consolidation basis."


RECONCILIATION OF INCOME STATEMENT DATA PRESENTED ON A HISTORICAL GAAP BASIS TO NON-GAAP INCOME STATEMENT DATA PRESENTED ON A PRO-RATA CONSOLIDATION BASIS.

     See footnotes (1) and (2) at the end of these reconciliations for a description of the adjustments made. See footnote (a) on the preceding page for a description of our method of calculating Adjusted EBITDA. All amounts shown in the following reconciliations are in thousands.



                                                                            YEAR ENDED JUNE 30, 2003
                                                        --------------------------------------------------------------
                                                                      ADJUSTMENT TO
                                                                      ELIMINATE 42.5%
                                                        AS            MINORITY          UNCONSOLIDATED   AS PRESENTED
                                                        PRESENTED     INTEREST IN       JOAS PRO-RATA    ON A PRO-RATA
                                                        UNDER GAAP    YORK JOA<F1>      ADJUSTMENT<F2>   BASIS
                                                        -----------   ---------------   --------------   -------------
          Total Revenues............................    $   738,598   $    (17,584)     $    304,457     $   1,025,471

          Income from Unconsolidated JOAs...........         25,227             --           (25,227)               --

          Cost of Sales.............................        221,888         (3,542)          124,666           343,012
          Selling, General and Administrative.......        346,763         (5,998)          139,420           480,185
          Depreciation and Amortization.............         40,553           (526)           15,814            55,841
          Interest Expense..........................         64,252           (106)              345            64,491
          Other (Income) Expense, Net...............         19,534           (207)           (1,015)           18,312
                                                        -----------   ------------      ------------     -------------
            Total Costs and Expenses................        692,990        (10,379)          279,230           961,841

          Gain on Sale of Newspaper Properties......         27,399             --                --            27,399

          Minority Interest.........................        (34,088)         7,204                --           (26,884)

          Net Income................................         40,828             --                --            40,828

          Adjusted EBITDA...........................    $   169,947   $     (8,044)     $     40,371     $     202,274


                                                                           YEAR ENDED JUNE 30, 2002
                                                        --------------------------------------------------------------
                                                                        ADJUSTMENT TO
                                                                          ELIMINATE
                                                                       42.5% MINORITY   UNCONSOLIDATED    AS PRESENTED
                                                        AS PRESENTED     INTEREST IN     JOAS PRO-RATA    ON A PRO-RATA
                                                         UNDER GAAP      YORK JOA<F1>    ADJUSTMENT<F2>       BASIS
                                                        ------------  ---------------   --------------   --------------
          Total Revenues...........................     $  711,130      $    (17,252)    $   298,902      $    992,780

          Income from Unconsolidated JOAs..........          8,770               --           (8,770)               --

          Cost of Sales............................        220,082            (3,730)        133,929           350,281
          Selling, General and Administrative......        324,364            (5,790)        128,967           447,541
          Depreciation and Amortization............         47,545              (575)         17,750            64,720
          Interest Expense.........................         75,302              (149)            364            75,517
          Other (Income) Expense, Net..............         10,941               (69)          9,124            19,996
                                                        ----------      ------------     -----------     -------------
            Total Costs and Expenses...............        678,234           (10,313)        290,134           958,055

          Minority Interest........................        (32,218)            6,940              --           (25,278)

          Net Income...............................         12,365               --               --            12,365

          Adjusted EBITDA..........................     $  166,684      $     (7,732)    $    36,006      $    194,958

                                                                              42

                                                                           YEAR ENDED JUNE 30, 2001
                                                       ----------------------------------------------------------------
                                                                       ADJUSTMENT TO
                                                                      ELIMINATE 42.5%
                                                                          MINORITY      UNCONSOLIDATED    AS PRESENTED
                                                       AS PRESENTED     INTEREST IN      JOAS PRO-RATA    ON A PRO-RATA
                                                        UNDER GAAP      YORK JOA<F1>     ADJUSTMENT<F2>       BASIS
                                                       ------------   ---------------   --------------    -------------
          Total Revenues............................   $   852,180    $    (18,654)     $    145,403      $     978,929

          Income from Unconsolidated JOAs...........        (3,202)             --             3,202                --

          Cost of Sales.............................       297,825          (4,039)           72,723           366,509
          Selling, General and Administrative.......       385,764          (6,739)           58,475           437,500
          Depreciation and Amortization.............        62,593            (491)           10,788            72,890
          Interest Expense..........................        82,241            (244)              164            82,161
          Other (Income) Expense, Net...............       13,200              (41)            6,455            19,614
                                                       -----------    -------------     ------------      ------------
            Total Costs and Expenses................       841,623         (11,554)          148,605           978,674

          Gain on Sale of Newspaper Properties......        74,255              --                --            74,255

          Minority Interest.........................       (40,927)          7,100                --            (33,827)

          Net Income................................        25,227              --                --            25,227

          Adjusted EBITDA...........................   $   168,591    $     (7,876)     $     14,205     $     174,920

                                                                     SIX MONTHS ENDED DECEMBER 31, 2003
                                                      -----------------------------------------------------------------
                                                                      ADJUSTMENT TO
                                                                     ELIMINATE 42.5%
                                                                         MINORITY      UNCONSOLIDATED    AS PRESENTED
                                                      AS PRESENTED     INTEREST IN      JOAS PRO-RATA    ON A PRO-RATA
                                                       UNDER GAAP      YORK JOA<F1>      ADJUSTMENT<F2>        BASIS
                                                      ------------   ---------------   --------------    --------------
           Total Revenues.........................    $   380,716    $     (9,479)     $    158,804      $     530,041

           Income from Unconsolidated JOAs........         15,743              --           (15,743)                --

           Cost of Sales..........................        117,202          (1,970)           63,320            178,552
           Selling, General and Administrative....        178,415          (3,189)           71,121            246,347
           Depreciation and Amortization..........         20,050            (208)            7,679             27,521
           Interest Expense.......................         28,088             (48)              150             28,190
           Other (Income) Expense, Net............         14,228             (49)              791             14,970
                                                      -----------     -------------     ------------     -------------
             Total Costs and Expenses.............        357,983          (5,464)          143,061            495,580

           Minority Interest......................        (19,888)          4,015                --            (15,873)

           Net Income.............................         14,294              --                --             14,294

           Adjusted EBITDA........................    $    85,099     $    (4,320)     $     24,363      $     105,142

                                                                              43

                                                                     SIX MONTHS ENDED DECEMBER 31, 2002
                                                      -----------------------------------------------------------------
                                                                      ADJUSTMENT TO
                                                                     ELIMINATE 42.5%
                                                                         MINORITY      UNCONSOLIDATED    AS PRESENTED
                                                      AS PRESENTED     INTEREST IN      JOAS PRO-RATA    ON A PRO-RATA
                                                       UNDER GAAP      YORK JOA<F1>      ADJUSTMENT<F2>        BASIS
                                                      ------------   ---------------   --------------    --------------
           Total Revenues.........................    $  374,341     $     (8,889)     $    155,282      $     520,734

           Income from Unconsolidated JOAs........        15,139               --           (15,139)                --

           Cost of Sales..........................       109,567           (1,772)           62,940            170,735
           Selling, General and Administrative....       172,006           (2,972)           70,074            239,108
           Depreciation and Amortization..........        21,276             (273)            8,074             29,077
           Interest Expense.......................        33,470              (54)              172             33,588
           Other (Income) Expense, Net............         1,681              (39)           (1,117)               525
                                                      ----------     ------------      ------------      -------------
             Total Costs and Expenses.............       338,000           (5,110)          140,143            473,033

           Minority Interest......................       (20,277)           3,779                --            (16,498)

           Net Income.............................        19,302              --                 --             19,302

           Adjusted EBITDA........................    $   92,768     $     (4,145)     $     22,268      $     110,891

----------

<F1> ADJUSTMENT TO ELIMINATE 42.5% MINORITY INTEREST IN YORK JOA. Eliminates the
     York Newspaper Company JOA minority partner's 42.5% share from the individual line items with a corresponding adjustment to GAAP minority interest. The difference between the minority interest adjustment provided in the reconciliation of Cash Flows from Operating Activities (GAAP measure) to Adjusted EBITDA presented on a pro-rata consolidated basis (non-GAAP measure) and the pro-rata minority interest adjustment above is that certain items (Depreciation and Amortization, Interest Expense and Other (Income) Expense, Net) are excluded from Minority Interest in Adjusted EBITDA.

<F2> UNCONSOLIDATED  JOAS  PRO-RATA  ADJUSTMENT.   The  adjustment  to  pro-rata
     consolidate our unconsolidated JOAs includes our proportionate share, on a line item basis of the income statements of our unconsolidated JOAs. Our interest in the earnings of the Salt Lake City JOA is 58%, while our interests in Denver Newspaper Agency and Charleston Newspapers are 50%. This adjustment also includes the editorial costs, publishing related revenues, depreciation, amortization, and other direct costs incurred outside of the JOAs by our consolidated subsidiaries associated with THE SALT LAKE TRIBUNE, THE DENVER POST, and the CHARLESTON DAILY MAIL. See Note 3: Joint Operating Agencies in the footnotes to our consolidated financial statements for further description and analysis of the components of this adjustment.

                                                                              44
                                    BUSINESS

GENERAL

     MediaNews Group, Inc. ("MediaNews" or "the Company") is the successor issuer to Garden State Newspapers, Inc., which was founded in March 1985. We are one of the largest private newspaper companies in the United States in terms of daily paid circulation. We control 40 market dominant daily, and approximately 65 non-daily, newspapers in nine states, including suburban markets in close proximity to the San Francisco Bay area, Los Angeles, New York, Baltimore and Boston. We also own metropolitan daily newspapers, in Denver and Salt Lake City, that operate under joint operating agency ("JOA") agreements. The newspapers we control had combined daily and Sunday paid circulation of approximately 1.7 million and 2.3 million, respectively, as of September 30, 2003. In addition, we have a 33.8% interest in a partnership controlled by Gannett, the largest newspaper company in the United States. This partnership operates six daily newspapers in Texas and New Mexico with a combined daily circulation of approximately 130,000.

     We have grown primarily through strategic acquisitions, partnerships and, to a lesser extent, internal growth. One of our key strategies is geographic clustering. This strategy involves acquiring newspapers or partnering with newspapers in markets contiguous to those in which we already operate.
Clustering has allowed us to realize substantial revenue synergies and cost efficiencies, resulting in higher operating cash flow growth at those newspapers than they would have achieved on a stand-alone basis. From fiscal year 1999 through fiscal year 2003, we acquired, or obtained through partnerships, 22 daily newspapers.

     Our newspapers are generally positioned in markets with limited direct competition for local newspaper advertising. Start-ups of new daily newspapers in suburban markets with pre-existing local newspapers are rare. We believe that our newspaper markets, taken as a whole, have above average population and sales growth potential. Most suburban and small city daily newspapers, such as a majority of the newspapers we own, have the leading or sole distribution in the markets they serve. Suburban newspapers address the specific needs of the community by publishing a broad spectrum of local news as well as advertiser specific editions which television, because of its broader geographic coverage, is unwilling or unable to provide. Thus, in many communities, the local newspaper provides a combination of social and economic services in a way that only it can, making it attractive for both consumers and advertisers. Our metropolitan newspapers generate much of their revenues from high margin national and employment advertising, which is strongly influenced by national and local economic trends. On the other hand, our suburban newspapers generate the majority of their revenues from local retail, classified and circulation sales, which we believe are less affected by national economic trends and therefore tend to provide a more stable base of operating cash flow.

     We also operate, in conjunction with our suburban newspapers, sizeable weekly newspaper groups that target the diverse communities and advertising opportunities that exist in and around large cities. In addition to relying on small local retailers, local classifieds and restaurants for advertising, which provides a more stable base of operating cash flow, suburban weekly newspapers allow us to attract a different base of advertisers, improve competitive positioning, reduce the threat of competition from direct mail and shoppers (free circulars) and achieve greater household penetration in our newspaper markets. Our largest suburban weekly newspaper groups operate in conjunction with our San Francisco Bay area newspapers, Los Angeles Newspapers Group and CONNECTICUT POST.

INDUSTRY BACKGROUND

     Newspaper publishing is the oldest and largest segment of the media industry. Newspapers address the specific needs of the communities they serve by publishing a broad spectrum of local news as well as special editions that are targeted to specific advertisers and readers. In most communities, the local newspaper provides the primary voice for local news and information, including business, sports, government and social as well as political commentary, making a newspaper's content attractive to both readers and advertisers. We believe that local newspaper's close relationship with its readers and local community is one of the primary reasons why newspapers remain a dominant medium for local advertising, accounting for approximately 41% of all local media advertising expenditures in the United States in calendar 2002.(1)

----------
(1) Source:  NAA.org   Newspaper   Association   of  America  2003  Facts  About
             Newspapers

     We believe that newspapers are the last mass medium available for advertisers to reach a broad spectrum of consumers. In addition, newspapers are one of the few forms of mass media used by readers for both editorial and advertising content. Independent studies have shown that 43% of Sunday newspaper readers value advertising as much as news and editorial content.(2) Readers of newspapers also tend to be more highly educated and have higher incomes than non-newspaper readers, with a recent survey showing over 61% of college graduates and 64% of households with incomes greater than $75,000 reading a daily newspaper.(1) Because of the desirable demographic and market reach of daily newspapers, we believe that they represent the most cost-effective means for advertisers to reach a broad and affluent spectrum of consumers.

     With the exception of a few of the largest, most cities in the United States do not have more than one daily newspaper. In addition, start-ups of daily newspapers that compete in a meaningful way with existing daily newspapers are rare.

OPERATING STRENGTHS AND STRATEGIES

     Our long-term operating strategy is to increase revenues and operating cash flows through geographic clustering, partnerships and internal growth. Our internal growth strategy is built on our key strengths, which include new revenue streams, local news leadership, circulation growth and prudent cost controls. We also continue to pursue strategic acquisition opportunities and drive revenue growth in our Internet operations by leveraging our local content across a diverse array of advertising categories, including employment, automotive and other classified verticals.

     GEOGRAPHIC CLUSTERS AND PARTNERSHIPS. One of our key acquisition strategies is to acquire newspapers in markets contiguous to our own, allowing us to realize operating synergies. We refer to this strategy, which we pioneered, as "clustering." Clustering enables us to realize operating efficiencies and economic synergies, such as the sharing of management, accounting, newsgathering, advertising and production facilities. In addition, we seek to increase operating cash flows at acquired newspapers by reducing labor costs, and implementing overall improvements in cost management. Clustering also enables us to maximize revenues by selling advertising into newspapers owned by us in contiguous markets. We believe that this strategy allows us to achieve higher operating margins at our clustered newspapers than we would realize from those newspapers on a stand-alone basis. CNP, the Denver JOA and the Texas-New Mexico Newspapers Partnership are extensions of this strategy.

     NEW REVENUE STREAMS. We focus on developing and implementing new revenue initiatives and exporting these initiatives across all of our newspapers. We continue to launch niche publications and implement other revenue growth initiatives, such as a monthly contest for the "best new revenue initiative," revenue Think Tanks with our top sales executives, TOMA ("Top of Mind Awareness") which introduces small local advertisers to the power of newspaper advertising and SWAT programs which utilize the skills of our best sales representatives in a sales blitz at a sister newspaper. We have also formed strategic alliances, such as a relationship with a direct mail provider designed to increase our share of the mid-week preprint and print and delivery business in four of our markets, including most recently Los Angeles and the San Francisco Bay area. In addition, we utilize market research, demographic studies, zoning, strong local market penetration and active community involvement to develop and implement marketing programs that allow our newspapers to maximize their share of the available advertising dollars in the market.

     LOCAL NEWS LEADERSHIP. We believe that we have assembled the largest local news gathering resources in our markets and are committed to being the leading provider of high quality local news in those markets. Our focus on in-depth local news coverage sets us apart from other news sources in our markets, contributing to reader loyalty and increasing franchise value. With the timeliness and availability of national and world news 24 hours a day on television and the Internet, we believe that providing in-depth local news coverage is invaluable and sets us apart from other news sources, generating reader loyalty and increasing franchise value. Additionally, our ongoing involvement in the communities in which we operate not only strengthens our relationships with these communities but also provides our advertisers a superior vehicle for promoting their goods and services. Although our focus is primarily on local news, we are committed to providing quality national and

----------

(1) Source:  NAA.org   Newspaper   Association   of  America  2003  Facts  About
             Newspapers

(2) Source:  Scarborough research
international news coverage when it is of particular interest to the local community, such as sending embedded reporters and photographers from our metropolitan daily newspapers to cover the recent war in Iraq.

     The majority of our newspapers receive awards annually for excellence in various editorial categories in their respective regions and circulation size. Recently, THE DENVER POST achieved the highest award for editorial excellence, winning a Pulitzer Prize in 2000 for its coverage of the Columbine High School tragedy. Our other newspapers have also received numerous awards from state press associations as well as other peer organizations for their editorial content, local news and sports coverage, and photography. In addition, our newspapers are designed to visually attract readers through attractive layouts and color enhancements, and in an ongoing effort to improve quality, we have made investments in digital photography.

     CIRCULATION GROWTH. Circulation growth is essential to maintaining and growing the long-term franchise value at our newspapers. Accordingly, we have and will continue to make significant investments in circulation promotion, telemarketing and other circulation growth campaigns to increase circulation and readership. Our management incentive programs are designed to reward our publishers for circulation growth at their daily newspapers. We continue to balance our commitment to circulation growth with circulation profit by instituting programs that target the replacement of higher churn short-term circulation orders with longer term, more profitable circulation, thereby delivering a stable subscriber base for our advertising customers and controlling subscriber acquisition costs. This strategy has improved circulation profits, but may at times decrease circulation volumes in the short-term. We are also making substantial investments in technology to enhance demographic targeting of potential subscribers aimed at selling to and retaining high quality subscribers.

     COST CONTROLS. We focus on cost control with a particular focus on managing staffing requirements. At newspapers with collective bargaining unions, management strives to enter into long-term agreements with minimal annual increases. In addition, we further control labor costs through investments in state-of-the-art production equipment that improve production quality and increase efficiency. We are equally focused on newsprint cost control. Each of our newspapers benefits from the discounted newsprint pricing we obtain as one of the largest newspaper groups in the United States. We purchase newsprint from several suppliers under arrangements resulting in what we believe are some of the most favorable newsprint prices in the industry.

     We were the first newspaper company in the United States to convert all of our newspapers to a 50-inch web width, which reduced the width of a single newspaper page to 12.5 inches from either 13.5 inch or 13.75 inch page widths. These conversions have permanently reduced our newsprint consumption by approximately 8% below levels prior to conversion. While converting to the 50-inch web-width cut our newsprint costs, it also had the added benefit of improving customer satisfaction through ease of use.

     INTERNET. MediaNews Group Interactive ("MNGI"), our Internet subsidiary, provides our newspapers with the tools, technologies and services that our newspapers need to maintain their presence as the leading local news and information Web site(s) in each of the communities that they serve. Those services include: hosting, online publishing/site delivery, maintenance, ongoing-development, training, advertisement delivery, site analytics and business development support. MNGI is zealously focused on leveraging our extensive news gathering resources and our existing sales infrastructure in both print and electronic media to increase the reach and the profitability of our local media franchises. Our newspapers' Internet operations have seen their reach grow significantly with unique visitor growth of 50% year over year. Recently, we have begun to implement next generation classified capabilities which we believe will result in more revenue per order, new revenue streams, significant cost savings, and the development of better products that will allow us to better compete with new entrants into on-line advertising and enhance advertiser satisfaction.

     In addition, we will soon be introducing site registration and personalization across each of our sites, giving us the ability to integrate our online/offline databases to allow for a very high degree of online targeted marketing including print subscription acquisitions, email marketing and the ability to target advertising based on the captured demographic and psychographic data.

     We have also made strategic Internet investments to expand and enrich our online content and advertising services as is more fully described below. By being the leading, and in certain instances the sole provider of local news in most of our markets, and leveraging the Internet, electronic media, emerging wireless and broadband technologies, we believe that our newspapers are well positioned to respond to and benefit from changes in the way in which advertising, news and information are delivered to customers in the future. Our online newspapers can be found at www.newschoice.com.

     Our strategic Internet investments include:

     o POWERONE MEDIA (www.poweronemedia.com), provides interactive vertical classified advertising solutions, primarily for the newspaper industry. PowerOne Media solutions include CarCast, Zwire!, Classified Hosting, Employment, Display Ads, Franchise Solutions, Online Dating, and Real Estate.

     o CAREERSITE (www.careersite.com) develops and sells Internet based application tools that allow job seekers and employers to search job opportunities and resumes for the best match. Employment advertising is an important revenue stream at our newspapers. With our investment in CareerSite, we are able to integrate and provide the best of newspaper and Internet functionality for users and advertisers. In September 2003, CareerSite merged with PowerOne. After the merger, we owned approximately 15.0% of PowerOne.

     o SEEITBUYIT (www.seeitbuyit.com), incorporated as Mortgage Rate Watch, is a marketing and promotional services company focused on providing the real estate industry powerful listing and selling tools to participating realtors and newspaper affiliates under a program designed to provide a one stop shopping marketing solution for our real estate advertising customers. "SeeitBuyit" provides realtors with video photography of real estate for sale, the conversion of photo shoots into online home tours with full video streaming and production of brochures, street signs, direct mail pieces, and other items used by realtors in selling new and existing homes. SeeitBuyit is a wholly-owned subsidiary of MediaNews.

     SUPERIOR MANAGEMENT. Our management team has a proven track record of successfully acquiring, including through partnerships, approximately 70 newspapers that have been successfully integrated into our operations. Our senior executives have spent the majority of their careers in the newspaper industry operating, acquiring and integrating newspapers.

     STRATEGIC ACQUISITIONS. In the past we have sought to acquire newspapers that are contiguous to our existing newspapers and that represent compelling values based on expected operating cash flow growth from clustering synergies, efficiencies or otherwise. We may from time to time continue to evaluate and pursue strategic or targeted acquisitions that meet our strict criteria, including our goal of not increasing our leverage ratio over the long-term.

     CONVERGENCE. We have made strategic investments in other media outlets, including radio stations in and around Graham, Texas, which are operated in conjunction with our weekly newspapers published in and around Graham. We also own the CBS television affiliate in Anchorage, Alaska, which is now operated in conjunction with the Fox affiliate in Anchorage under the terms of a Joint Sales Agreement and a Shared Services Agreement. In addition, many of our newspapers have a television partner, which provides promotional value, and sharing of news gathering resources and advertising cross-selling opportunities.

     As the digital age continues to evolve, we will explore new and innovative ways to leverage our content across multiple platforms with a clear focus toward developing profitable new revenue streams. Currently, there is some uncertainty as to what the final Federal Communications Commission rules and regulations will be with respect to newspaper cross-ownership. However, even if final newspaper cross-ownership rules and regulations are upheld, we do not anticipate making significant television or radio acquisitions in the aggregate or making changes to our current business strategy. We will continue to develop strategic partners to assist in the development of our strategy in a cost efficient manner.

                                                                              48
PAID CIRCULATION

     The following table sets forth paid circulation of each of our daily newspapers. The JOA data for daily circulation reflects only our newspapers' share of the combined circulation; however Sunday circulation for Denver, York and Charleston reflect the combined JOA circulation as only one newspaper published on Sunday for these JOAs:

                                                                                PAID CIRCULATION AT SEPTEMBER 30, 2003
                                                                                --------------------------------------
                                                                                MORNING(M)
                                                                                EVENING(E)       DAILY         SUNDAY
                                                                                ----------      ---------     --------
          MediaNews:
          THE DENVER POST, Denver, CO (JOA)................................     M                 288,937        785,671
          DAILY NEWS, Los Angeles, CA......................................     M<F1>             178,360        201,020
          THE SALT LAKE TRIBUNE, Salt Lake City, UT (JOA)..................     M                 134,985        152,444
          PRESS-TELEGRAM, Long Beach, CA...................................     M<F1>              97,172        110,153
          CONNECTICUT POST, Bridgeport, CT.................................     M                  76,197         88,316
          THE SUN, Lowell, MA..............................................     E                  48,571         50,642
          THE YORK DISPATCH & YORK SUNDAY NEWS, York, PA (JOA).............     E                  39,900         92,500
          CHARLESTON DAILY MAIL & SUNDAY GAZETTE-MAIL,
            Charleston, WV (JOA)...........................................     E                  35,126         89,872
          THE BERKSHIRE EAGLE, Pittsfield, MA..............................     M                  31,303         35,281
          LEBANON DAILY NEWS, Lebanon, PA..................................     E                  19,769         20,386
          THE EVENING SUN, Hanover, PA.....................................     E                  19,464         20,883
          SENTINEL & ENTERPRISE, Fitchburg, MA.............................     E                  16,767         17,468
          Eastern Colorado Publishing Company, CO..........................     E<F2>              12,576           <F5>
          BRATTLEBORO REFORMER, Brattleboro, VT............................     M                  10,472           <F5>
          BENNINGTON BANNER, Bennington, VT................................     M                   7,755           <F5>
          NORTH ADAMS TRANSCRIPT, North Adams, MA..........................     E                  6,895            <F5>
                                                                                              -----------     ----------
            Subtotal.......................................................                     1,024,249      1,664,636
          California Newspapers Partnership (consolidated, 54.23%
            owned):
          ANG Newspapers, San Francisco Bay Area, CA.......................     <F3>              218,534        180,404
          San Gabriel Valley Newspaper Group, CA...........................     M<F1>,<F4>        101,031        106,860
          THE SUN, San Bernardino, CA......................................     M<F1>              73,021         81,607
          INLAND VALLEY DAILY BULLETIN, Ontario, CA........................     M<F1>              65,591         75,109
          MARIN INDEPENDENT JOURNAL, Marin CA..............................     E                  40,221         40,250
          ENTERPRISE-RECORD/OROVILLE MERCURY-REGISTER, Chico &
            Oroville, CA...................................................     M                  33,527         33,384
          TIMES-HERALD, Vallejo, CA........................................     M                  20,918         22,449
          TIMES-STANDARD, Eureka, CA.......................................     M                  19,534         21,218
          THE REPORTER, Vacaville, CA......................................     M                  17,603         19,210
          DAILY DEMOCRAT, Woodland, CA.....................................     E                  10,070         10,329
          THE UKIAH DAILY JOURNAL, Ukiah, CA...............................     E                   7,655          7,853
          LAKE COUNTY RECORD-BEE, Lakeport, CA.............................     M                   7,328           <F5>
          RED BLUFF DAILY NEWS, Red Bluff, CA..............................     E                   7,140           <F5>
          REDLANDS DAILY FACTS, Redlands, CA...............................     E<F1>               7,120          7,161
                                                                                              -----------     ----------
            Subtotal.......................................................                       629,293        605,834
                                                                                              -----------     ----------
            Total..........................................................                     1,653,542      2,270,470
                                                                                              ===========     ==========
          Texas-New Mexico Newspapers Partnership (unconsolidated, 33.8% owned):
          EL PASO TIMES, El Paso, TX.......................................     M                  72,443         89,792
          LAS CRUCES SUN-NEWS, Las Cruces, NM..............................     M                  21,512         24,482
          THE DAILY TIMES, Farmington, NM..................................     M                  17,748         19,353
          CARLSBAD CURRENT-ARGUS, Carlsbad, NM.............................     M                   8,201          8,351
          ALAMOGORDO DAILY NEWS, Alamogordo, NM............................     E                   6,801          8,122
          THE DEMING HEADLIGHT, Deming, NM.................................     M                   3,038           <F5>
                                                                                              -----------     ----------
            Total..........................................................                       129,743        150,100
                                                                                              ===========     ==========
    CIRCULATION  FIGURES  ARE BASED ON THE AUDIT  BUREAU  OF  CIRCULATION  (ABC)
FAS-FAX STATEMENTS FOR THE SIX-MONTH PERIOD ENDED SEPTEMBER 30, 2003, EXCEPT FOR
THE DEMING HEADLIGHT, WHICH DOES NOT REPORT TO ABC.

----------

<F1> Part of Los Angeles Newspapers Group ("LANG"),  located in Los Angeles County,  California.  Combined LANG daily and
     Sunday circulation is 522,295 and 581,910, respectively.
<F2> Eastern Colorado Publishing Company publishes THE FORT MORGAN TIMES, the  JOURNAL-ADVOCATE and the LAMAR DAILY NEWS,
     published in Fort Morgan, Sterling and Lamar, Colorado, respectively. All three are evening newspapers.
<F3> Alameda  Newspapers  Group is  headquartered  in Oakland,  California  and publishes six daily  newspapers:  OAKLAND
     TRIBUNE, THE DAILY REVIEW (Hayward),  TRI-VALLEY HERALD (Pleasanton),  THE ARGUS (Fremont),  ALAMEDA TIMES-STAR, and
     SAN MATEO COUNTY TIMES. All the newspapers except for the SAN MATEO COUNTY TIMES are morning  newspapers.  San Mateo does not publish a Sunday newspaper.
<F4> San Gabriel  Valley  Newspapers  Group is located in West  Covina,  California,  approximately  10 miles east of Los
     Angeles and publishes three morning daily newspapers:  PASADENA  STAR-NEWS,  SAN GABRIEL VALLEY TRIBUNE AND WHITTIER
     DAILY NEWS.
<F5> This newspaper does not publish a Sunday edition.

                                                                              49
ADVERTISING AND CIRCULATION REVENUES

     Advertising is the largest component of a newspaper's revenues, followed by circulation revenue. Advertising rates at each newspaper are established based upon market size, circulation, readership, demographic makeup of the market and the availability of alternative advertising media in the marketplace. While circulation revenue is not as significant as advertising revenue, circulation trends can impact the decisions of advertisers and advertising rates.

     Advertising revenue includes RETAIL (local and national department stores, specialty shops, preprinted advertising circulars and other local retailers), NATIONAL (national advertising accounts) and CLASSIFIED advertising (employment, automotive, real estate, private party and personals). Retail revenue increased overall due to increases in preprints and national revenue also improved in 2003. Classified revenue has been impacted by the significant decline in classified employment advertising due to the continued economic slowdown that has been experienced in our newspaper markets and throughout the United States. The contributions of Retail, National, Classified and Circulation revenue to total revenues for fiscal years 2001, 2002, 2003 and the six months ended December 31, 2002 and 2003 are shown in the table below.

                                     FISCAL YEARS ENDED      SIX MONTHS ENDED
                                         JUNE 30,(1)          DECEMBER 31,(1)
                                  ----------------------     ------------------
                                  2001     2002     2003       2002       2003
                                  ----     ----     ----     --------   --------
                                                                 (UNAUDITED)
          Retail...............    39%      41%      42%        43%        43%
          National.............     6        4        6          6          7
          Classified...........    34       30       28         27         26
          Circulation..........    17       20       19         19         17
          Other................     4        5        5          5          7
                                  ---      ---      ---        ---        ---
                                  100%     100%     100%       100%       100%
                                  ===      ===      ===        ===        ===

----------

(1) Generally accepted accounting principles do not allow us to consolidate the revenues for our JOA investments we do not control; accordingly, we record our share of the JOAs' net results in one line item, "Income from Unconsolidated JOAs." Therefore, revenue data for the JOAs we do not control (Charleston and Salt Lake City, and Denver upon the Denver JOA's January 23, 2001 formation) are excluded from this summary (see further discussion under Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies).

NEWSPRINT

     Newsprint is one of the largest costs of producing a newspaper. We buy newsprint from several suppliers under arrangements that we believe provide us with some of the most favorable long-term newsprint prices in the industry. We also own, through Kearns-Tribune, LLC, a 6% interest in Ponderay Newsprint Company. During fiscal years 2001, 2002, and 2003, and for the six months ended December 31, 2002 and 2003, excluding our unconsolidated JOA operations, we consumed approximately 226,000, 148,000, 154,000, and 78,000 (for both the six months ended December 31, 2002 and 2003) metric tons of newsprint, respectively, and, during the same periods, incurred newsprint expense of $126.0 million, $74.8 million, $67.3 million, $33.0 million and $37.1 million, respectively. Newsprint expense as a percentage of revenue from our newspaper operations (excluding unconsolidated JOAs) for fiscal years 2001, 2002, 2003, and for the six months ended December 31, 2002 and 2003 was 14.9%, 10.6%, 9.2%, 12.8% and
14.4%, respectively. Newsprint expense decreased from fiscal year 2001 through fiscal year 2003, primarily due to the formation of the Denver JOA on January 23, 2001, and a decrease in the average price per metric ton of 10% and 13% in 2002 and 2003, respectively. The January 2001 formation of the Denver JOA impacted newsprint expense because, prior to the JOA, THE DENVER POST's newsprint expense was consolidated in our results and now the operations of the Denver JOA are included as a component of "Income from Unconsolidated JOAs." In addition, because THE DENVER POST, prior to the JOA, had lower circulation rates and lower advertising costs per thousand of distribution than other metro markets of similar size, including our market dominant suburban newspapers, our newsprint expense as a percentage of revenue was greater in fiscal year 2001. Also, as mentioned above, the decrease in the average price per metric ton, which began in fiscal year 2002 and continued into 2003, also impacted our newsprint expense. For the year ended June 30, 2003 and the six months ended December 31, 2003, our average price per metric ton was $438 and $475, respectively, whereas for the year ended June 30, 2002 and the six months ended

December 31, 2002, our average price per metric ton was $504 and $425, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Near Term Outlook -- Newsprint Prices" for a discussion regarding current newsprint pricing trends.

EMPLOYEE RELATIONS

     As of December 31, 2003, we employed at our consolidated entities and unconsolidated JOAs approximately 8,500 full-time and 2,000 part-time employees, of which approximately 3,000 are unionized. There has never been a strike or work stoppage at any of our newspapers during our ownership, and we believe that our relations with our employees are generally good.

SEASONALITY AND CYCLICALITY

     Newspaper companies tend to follow a distinct and recurring seasonal pattern, with higher advertising revenues in months containing significant events or holidays. Accordingly, the fourth calendar quarter, or our second fiscal quarter, is generally our strongest revenue quarter of the year. Due to generally poor weather and a lack of holidays, the first calendar quarter, or our third fiscal quarter, is generally our weakest revenue quarter of the year.

     Our advertising revenues, as well as those of the newspaper industry in general, are cyclical and dependent upon general economic conditions. Historically, advertising revenues have increased in periods of economic growth and declined with general national, regional and local economic downturns and recessionary economic conditions.

COMPETITION

     Each of our newspapers competes for advertising revenue to varying degrees with magazines, yellow pages, radio, television and cable television, as well as with some weekly publications, direct mail and other advertising media, including electronic media (Internet). Competition for newspaper advertising is largely based upon circulation, price and the content of the newspaper. Our suburban and small city daily newspapers are the dominant local news and information source, with strong brand name recognition and no direct competition from similar daily newspapers published in their markets. However, as with most suburban small city daily newspapers, some circulation competition exists from larger daily newspapers, which are usually published in nearby metropolitan areas.

     We believe larger metropolitan daily newspapers with circulation in our newspaper markets generally do not compete in any meaningful way for local advertising revenues, a newspaper's main source of revenues. Our daily newspapers capture the largest share of local advertising as a result of their direct coverage of the suburban market by providing our reader with local stories and information that major metropolitan newspapers are unable or unwilling to provide. In addition, we believe advertisers generally regard newspaper advertising as a more effective method of advertising promotions and pricing as compared to television, which is generally used to advertise image.

     Many newspaper companies are now publishing news and other content on the Internet. In addition, there are many sites on the Internet, which are, by design, advertising and/or subscription supported. Many of these sites target specific types of advertising such as employment, real estate and automotive classified. Due to many issues associated with advertising on the Internet, such as fragmentation and lack of agreement and/or meaningful research on how to effectively measure viewers and penetration levels, we have not seen advertisers making a significant commitment to advertise on the Internet. After the issues mentioned above are resolved, we expect advertising on the Internet to grow to meaningful levels. Accordingly, we have invested and will continue to invest in our online strategy, which we believe allows us to capture our share of the advertising dollars being spent on the Internet advertising now and in the future.

LEGAL PROCEEDINGS

     MediaNews and Salt Lake City Tribune Publishing Company ("SLTPC") continue to be involved in litigation over SLTPC's option to acquire the assets used in connection with the operation and publication of THE SALT LAKE TRIBUNE. See Note 11: Commitments and Contingencies, of the notes to our consolidated financial statements for a description of the background of this litigation. Recent developments in this litigation are as follows:

     o On October 2, 2003, the District Court denied SLTPC's motion to set aside the appraisal process and the resulting option exercise price, and vacated a stay issued on the closing period in July 2003. The District Court set a closing date of October 10, 2003 for SLTPC to exercise its option.

     o On October 9, 2003 counsel for SLTPC sent a letter to our counsel notifying us that SLTPC would not pay the $355.5 million option exercise price, and raised additional objections to the proposed closing documentation. Accordingly no closing occurred on October 10, 2003. We subsequently filed a summary judgment motion (which has not been fully briefed and has not been decided) on the grounds that the option expired, without being exercised.

     o In a stipulation filed on October 17, 2003, which remains subject to the approval of the District Court, MediaNews, Deseret News Publishing Company and SLTPC agreed to a stay and administrative closure of the main action pending resolution of SLTPC's appeals (discussed below) of various issues related to the appraisal process and the option exercise price. Prior to the filing of this stipulation, on October 14, 2003, the District Court had vacated the November 3, 2003 trial date in the main litigation in light of SLTPC's plans to appeal the appraisal and price related issues. All parties' claims may be reinstated subsequent to SLTPC's appeal if the parties choose. At this point, a stay of the main litigation would not include our declaratory judgment action pending before the District Court, which seeks a ruling that the individuals who control SLTPC do not have any rights as individuals (separate from their corporate entity, SLTPC) to purchase or otherwise acquire the Tribune Assets. In that case, the parties await the decision of the District Court as to motions to dismiss filed by the defendants. The defendants have also filed a motion for partial summary judgment seeking to preclude us from making certain arguments in support of our declaratory judgment action. We are opposing the motion for partial summary judgment, which has not yet been fully briefed. In this same pending declaratory judgment action, the defendants filed a motion asking the District Judge to make disclosures relating to his possible recusal. This motion followed similar motions in the underlying litigation, in which the District Judge made certain disclosures and declined to recuse himself. On November 5, 2003, the defendants filed a petition for a writ of mandamus in the Tenth Circuit Court of Appeals, directing the District Judge to make additional disclosures. The court ordered MediaNews and Kearns-Tribune, LLC (a wholly-owned subsidiary of MediaNews that holds certain assets used in connection with the operation and publication of THE SALT LAKE TRIBUNE) to file a response, which has been filed. The petition awaits decision.

     o SLTPC has filed two appeals with the United States Court of Appeals for the Tenth Circuit, which have been consolidated, seeking to overturn the District Court's decisions that the appraisal process constituted an arbitration under the FAA, that any challenge of the $355.5 million option exercise price must be made under the procedures set forth in the FAA, and that SLTPC had not stated sufficient grounds under the FAA to overturn the $355.5 million option exercise price. The appeals are fully briefed; no date for oral argument has been set by the Tenth Circuit.

     We are not in a position at this time to predict the likely outcome of this litigation. However, we do not believe that the litigation will have a materially adverse impact on our financial condition, results of operations, or liquidity. Approximately $3.7 million and $1.7 million was recorded in other (income) expense, net for the year ended June 30, 2003 and the six months ended December, 2003, respectively related to the cost of defending these lawsuits. The costs of defending these lawsuits have been and may continue to be substantial; however, based on the current status of this litigation, we believe that our future legal fees relating to this litigation will be substantially lower than our historical costs.

OTHER

     We are also involved in other legal proceedings. In December 2003, we settled our lawsuit with Enron North America regarding a newsprint swap. We are currently defending against a lawsuit brought by Mirant Americas Energy Marketing, LP regarding a newsprint swap agreement. Kmart Corporation ("Kmart") has commenced an adversary proceeding against us and certain of our subsidiaries and joint operating agencies in bankruptcy court seeking the return of certain payments received from Kmart under a "critical vendor" program with respect to pre-bankruptcy balances due from Kmart. On February 24, 2004, the United States Court of Appeals for the Seventh Circuit upheld a ruling that payments to "critical vendors" by Kmart related to pre-bankruptcy balances due these vendors were improper. We are currently evaluating our legal options with respect to Kmart's claims for return of payments received. If we, our subsidiaries, joint operating agencies and equity method investees are required to return all the critical vendor payments received from Kmart, such payment would impact our pre-tax income by approximately $3.0 million, assuming we have limited recoveries as a general unsecured creditor of Kmart. See Note 11: Commitments and Contingencies, of the notes to our consolidated financial statements for a more complete description of these lawsuits. On December 31, 2003, we settled our lawsuit with a newsprint vendor described in Note 11 to our consolidated financial statements.

                                                                              52
REGULATION AND ENVIRONMENTAL MATTERS

     Substantially all of our facilities are subject to federal, state and local laws concerning, among other things, emissions to the air, water discharges, handling and disposal of waste and remediation of contaminated sites. Compliance with these laws has not had, nor do we expect it to have, a material effect upon our capital expenditures, net income or competitive position. Although we believe we are in material compliance with these requirements, we may not have been and will not at all times be in complete compliance with all applicable requirements, and there can be no guarantee we will not incur material costs including fines or damages, resulting from non-compliance.

     Environmental laws and regulations and their interpretation, however, have changed rapidly in recent years and may continue to do so in the future. These may include obligations to investigate and clean-up environmental contamination on or from properties we currently or formerly owned or operated, or at off-site locations where we are identified as a responsible party. Certain laws impose strict and, under certain circumstances, joint and several liability for investigation and clean-up costs. Environmental Assessment Reports of our properties have identified historic activities and conditions on certain of these properties, as well as current and historic uses of properties in surrounding areas, which may require further study or remedial measures. No material remedial measures are currently anticipated or planned by us with respect to our properties. However, no assurance can be given that existing Environmental Assessment Reports reveal all environmental liabilities, that any prior owner of our properties did not create an environmental condition not known to us, or that an environmental condition does not otherwise exist at any such property which could result in incurrence of material cost.

     Because we deliver certain newspapers by second-class mail, we are required to obtain permits from, and to file an annual statement of ownership with, the United States Postal Service.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Set forth below are the names, ages and titles and a brief account of the business experience of each person who is a director, executive officer or other significant employee of ours.

NAME                              AGE                               TITLE
----                              ---                               -----
Richard B. Scudder.............    90   Chairman of the Board and Director
William Dean Singleton.........    52   Vice Chairman and Chief Executive Officer and Director
Joseph J. Lodovic, IV..........    43   President
Gerald E. Grilly...............    56   Executive Vice President and Chief Operating Officer
Anthony F. Tierno..............    59   Senior Vice President of Operations
Ronald A. Mayo.................    42   Vice President and Chief Financial Officer
James L. McDougald.............    51   Treasurer
Michael J. Koren...............    37   Vice President and Controller
Eric J. Grilly.................    32   President, MediaNews Group Interactive
Patricia Robinson..............    62   Secretary
Jean L. Scudder................    50   Director
Howell E. Begle, Jr............    60   Director

     Each director is elected annually and serves until the next annual meeting of shareholders or until his/her successor is duly elected and qualified. Our directors are not compensated for their service as directors. They do, however, receive reimbursement of expenses incurred from the attendance at Board of Directors meetings. Our executive officers are appointed by and serve at the pleasure of the Board of Directors.

BUSINESS EXPERIENCE

     RICHARD B. SCUDDER has served as Chairman of the Board and a Director of MediaNews since 1985.

     WILLIAM DEAN SINGLETON has served as Vice Chairman and Chief Executive Officer and a Director of MediaNews since 1985. He is also the Publisher of THE DENVER POST effective February 2001 and the Publisher of THE SALT LAKE TRIBUNE effective August 2002.

     JOSEPH J. LODOVIC, IV, has served as President of MediaNews since February 2001. Prior thereto, he served as Executive Vice President and Chief Financial Officer from 1993 to February 2001. Mr. Lodovic has been with MediaNews since 1987.

     GERALD E. GRILLY has served as Executive Vice President and Chief Operating Officer of MediaNews since February 2001. Prior thereto he served as President, Publisher and Chief Executive Officer of The Denver Post Corporation from November 1998 to February 2001. Mr. Gerald Grilly was employed by McClatchy Company from 1979 to October 1998, most recently as President of McClatchy Company's The Newspaper Network from 1993 to October 1998.

     ANTHONY F. TIERNO has served as Senior Vice President of Operations since February 2001. Prior thereto, he served as Executive Vice President and Chief Operating Officer of MediaNews from 1993 to February 2001. Mr. Tierno has been with MediaNews since its inception in 1985.

     RONALD A. MAYO has served as Vice President and Chief Financial Officer since February 2001. Prior thereto, he served as Vice President Finance and Controller from September 1994 to February 2001.

     JAMES L. MCDOUGALD has served as Treasurer since September 1994. Prior thereto, he was Controller for MediaNews from 1988 to 1994.

     MICHAEL J. KOREN has served as Vice President and Controller since July 2001. From 1991 to 2001, Mr. Koren was employed by Ernst & Young LLP, most recently as a Senior Manager.

     ERIC J. GRILLY has served as President of MediaNews Group Interactive since October 2002. Prior thereto, he served as Vice President of MediaNews Group Interactive from October 2000 to October 2002. From May 1999 to October 2000, Mr. Eric Grilly was Vice President of Interactive Media of The Denver Post Corporation and from June 1998 to May 1999, Mr. Eric Grilly was the Vice President of Sales at Nando Media, the Interactive Media division of McClatchy Newspapers. Mr. Eric Grilly is the son of Mr. Gerald E. Grilly.

     PATRICIA ROBINSON has served as Secretary of MediaNews since 1986. Ms. Robinson is the sister of Mr. William Dean Singleton.

     JEAN SCUDDER has served as a Director of MediaNews since July 1998. Ms. Scudder is the daughter of Richard B. Scudder.

     HOWELL E. BEGLE, JR. has served as a Director of MediaNews since November 1996. Mr. Begle is Of Counsel to Hughes Hubbard and Reed LLP, which law firm is counsel of MediaNews and its affiliates.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid or payable to Mr. Singleton and each of the other four most highly compensated executive officers whose direct or allocated cash compensation exceeded $100,000 for services rendered to MediaNews Group in fiscal year 2003. We do not have long-term compensation or stock option plans for our executives or employees. However, during 2003, we adopted the non-qualified MediaNews Group Supplemental Executive Retirement Plan, or the "2003 Plan," which does not qualify as a long-term incentive plan as defined in Instruction 7(iii) to Item 402(a)(3) of Regulation S-K. This plan has been offered to certain of our eligible corporate executives. The 2003 Plan allows participants to defer a portion of their compensation, including bonuses, if any, on a pre-tax basis. There is no company match on these deferrals; however, the deferrals earn a return based on notional investment elections made by the individual participants. In addition, we may at our discretion, elect to make contributions to the participants' accounts based on a comparison of our actual profits to budgeted profits during each fiscal year. Any such contribution is subject to vesting, which is generally ten years from the date of participation in the plan.


                                                                             ANNUAL COMPENSATION
                                                                        ----------------------------
                                                                                                         ALL OTHER
                     NAME AND PRINCIPAL POSITION            FISCAL YEAR     SALARY         BONUS      COMPENSATION<F4>
            --------------------------------------------- -------------  -------------  ------------ ----------------
            William Dean Singleton<F1>....................     2003      $    830,250   $    200,000  $    118,168
              Vice Chairman, Chief Executive Officer           2002           810,000        150,000        41,302
                                                               2001           790,500        200,000        38,822

            Joseph J. Lodovic IV<F1>,.....................     2003      $    547,350   $    200,000  $     64,228
              President                                        2002           534,000        150,000         4,900
                                                               2001           519,300        200,000         9,152

            Gerald E. Grilly<F2>..........................     2003      $    512,500   $    175,000  $     53,119
              Executive Vice President &                       2002           500,000        132,500         1,497
              Chief Operating Officer                          2001           470,937        631,250        18,766

            Anthony F. Tierno.............................     2003      $    307,500   $     42,500  $     29,517
              Senior Vice President of Operations              2002           300,000         20,000        29,971
                                                               2001           375,000         50,000        63,101

            Eric J. Grilly<F3>............................     2003      $    187,500   $     75,000  $     17,842
              President, MediaNews Group Interactive           2002           175,000         27,500           388
                                                               2001           163,055        146,000         4,554
----------

<F1> In fiscal year 2001, these officers also received significant  compensation that was charged to other affiliates that does not appear here as compensation.

                                                                              55

<F2> Prior to  February  2001,  Mr.  Gerald  E.  Grilly  was not an  officer  of
     MediaNews. Mr. Gerald E. Grilly's compensation in fiscal year 2001 includes compensation earned as MediaNews' Executive Vice President and Chief Operating Officer and prior to that appointment, the compensation he earned as President, Publisher, and Chief Executive Officer of The Denver Post Corporation, including a one-time bonus associated with the formation of the Denver JOA in the amount of $450,000.

<F3> Prior to October 2000,  Mr. Eric J. Grilly was not an officer of MediaNews.
     Mr. Eric J. Grilly's compensation in fiscal year 2001 includes compensation earned as MediaNews' Vice President of MediaNews Group Interactive and prior to that appointment, the compensation he earned as Vice President of Interactive Media of The Denver Post Corporation, including a one-time bonus associated with the formation of the Denver JOA in the amount of $130,000.

<F4> Included in "All Other  Compensation" are amounts earned under the deferred compensation plans described above.

     None of our executive officers have an employment agreement with us except Messrs. Singleton and Lodovic.

EMPLOYMENT AND OTHER AGREEMENTS

     Under the terms of Mr. Singleton's Employment Agreement, which was amended and renewed effective March 15, 2000 ("Mr. Singleton's Employment Agreement"), Mr. Singleton is currently entitled to receive cash compensation at an annual rate of not less than $850,500 at June 30, 2003, subject to annual adjustment of not less than 5% by the Board of Directors. In addition, Mr. Singleton is entitled to receive a bonus of up to $200,000 for each fiscal year based on a comparison of our actual profits to budgeted profits during such fiscal year. Other discretionary bonuses may be paid which are not part of his Employment Agreement, if approved by the Board of Directors. Mr. Singleton's employment agreement expires on December 31, 2009, but will be automatically renewed for successive one-year terms unless Mr. Singleton gives notice terminating the Employment Agreement at least 120 days prior to the expiration of the existing term. Mr. Singleton's Employment Agreement contains a five-year non-compete covenant for all counties and geographical areas in which newspapers are owned or circulated by us or our subsidiaries (currently or in the future). From 1996 through 2002, MediaNews Group advanced a total of $1.5 million to the Singleton Irrevocable Trust (see "-- Security Ownership of Certain Beneficial Owners and Management") to fund premiums on cash surrender life insurance policies covering Mr. Singleton and his wife. The advances are recorded in our consolidated balance sheet as a component of other long-term assets. Advances will be repaid when the policy is surrendered or earlier at Mr. Singleton's option. No interest is charged to Mr. Singleton on these advances. No funding by MediaNews Group of this insurance coverage has occurred subsequent to July 2002. The cash surrender value life insurance policies were originally purchased in order to mitigate the impact of estate taxes that may be due on MediaNews Group stock held in the Singleton Revocable Trust as a result of the death of Mr. Singleton and his wife and the resulting need for us to repurchase such shares to provide liquidity in the Singleton Revocable Trust. Mr. Singleton and MediaNews Group will continue to evaluate the need for this insurance coverage as a result of recent changes in estate tax laws.

     Mr. Lodovic's Employment Agreement with us was entered into effective March 15, 2000. At June 30, 2003, Mr. Lodovic was entitled to receive cash compensation at an annual rate of not less than $560,700, subject to annual adjustment of not less than 5% by the Board of Directors. In addition, Mr. Lodovic is also entitled to receive a bonus of up to $200,000 for each fiscal year based on a comparison of our actual profits to budgeted profits during such year. Other discretionary bonuses may also be paid which are not part of his employment agreement, if approved by the Board of Directors. Mr. Lodovic's employment  agreement  expires by its terms on December 31, 2009. Mr.  Lodovic's
Employment Agreement entitles him to participate in any stock options, stock ownership or similar plan, which we may adopt in the future relative to any of our executives. It also entitles Mr. Lodovic, upon termination of his employment under certain circumstances, to put to us at a price not to exceed 100% of the then fair market value all shares of any class of equity securities, which he owns. The price payable under Mr. Lodovic's put is equal to a percentage of fair market value, which increases up to 100% on December 31, 2009 (at June 30, 2003, Mr. Lodovic is entitled to 65% of the fair market value). We also have a call under Mr. Lodovic's Employment Agreement to acquire such shares, upon termination of his employment under certain circumstances, at a price not to exceed 100% of their then fair market value. Neither the put nor the call can be exercised if it causes a default under any credit agreement existing at that time. Nor can any stock be put until our leverage ratio, as defined, is below 3:1.

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                                                                              56

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions regarding annual compensation of executives other than Messrs. Singleton and Lodovic are made by Mr. Singleton and Mr. Lodovic. In addition, our Board of Directors is responsible for approving Mr. Singleton's and Mr. Lodovic's Employment Agreements, including their compensation. The Board of Directors of MediaNews does not have a compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The authorized capital stock of MediaNews consists of 3,000,000 shares of Class A common stock, $0.001 par value, 2,314,346 shares of which are issued of which 2,298,346 are outstanding and 16,000 are held in treasury; we have not declared or paid any cash dividends on our common stock in the past and we do not currently have plans to pay common stock dividends. Our current long-term debt agreements limit our ability to pay such dividends.

     The following table sets forth the number and percentage of shares of our common stock currently issued and outstanding and beneficially owned by (i) each person known to us to be the beneficial owner of more than 5.0% of any class of our equity securities; (ii) each executive officer as defined in Item 402(a)(3) of Regulation S-K; and (iii) all directors and executive officers of MediaNews as a group.

                                                AMOUNT AND NATURE
                                                   OF BENEFICIAL   PERCENTAGE OF
                                                   OWNERSHIP (a)    OWNERSHIP OF
                                                      CLASS A         CLASS A
                                                   COMMON STOCK     COMMON STOCK
                                                -----------------  -------------
William Dean Singleton(b),(c),(l),(m)........      254,858.9900        11.09%
Howell E. Begle, Jr.(b),(d),(l),(m)..........      786,426.5100        34.22%
Patricia Robinson(b),(e),(l),(m).............      786,426.5100        34.22%
Joseph J. Lodovic, IV(b),(f).................       58,199.0000         2.53%
Jean L. Scudder(g),(k).......................      384,065.1200        16.71%
Charles Scudder(h),(k).......................      260,321.3750        11.32%
Elizabeth A. Difani(h),(i),(k)...............      219,073.4575         9.53%
Carolyn Miller(h),(j),(k)....................      177,825.5475         7.74%
All directors and executives as a group(n)...    2,140,770.0000        93.14%

----------

(a) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote, the persons named in the tables above have sole voting and investment power with respect to all shares of capital stock indicated as beneficially owned by them.

(b) The address of each such person is: c/o Mr. Howell E. Begle, Jr., Trustee, 1775 I Street N.W., Suite 600, Washington, D.C. 20006. Mr. Begle is Of Counsel to Hughes Hubbard & Reed LLP, which law firm is counsel to us.

(c) These shares are held by a revocable trust for the benefit of the children of Mr. Singleton (the "Singleton Family Revocable Trust"), for which trust Mr. Begle and Mr. Singleton are trustees.

(d) Includes all shares for which Mr. Begle has sole voting power under the Singleton Family Voting Trust Agreement for MediaNews (the "Singleton Family Voting Trust Agreement for MediaNews") and shared investment power, as a trustee for an irrevocable trust for the benefit of Mr. Singleton's children (the "Singleton Irrevocable Trust"). Also includes all shares of common stock held by the Singleton Family Revocable Trust for which Mr. Begle is a trustee.

(e) These shares are held by the Singleton Irrevocable Trust for which Ms. Robinson serves as a trustee and as to which she has shared investment power. Ms. Robinson is Mr. Singleton's sister.

(f) Legal ownership of 50% of such shares is held by the Singleton Family Voting Trust. Legal ownership of the remaining 50% of such shares is held by the Scudder Family Voting Trust.

(g) Includes 123,743.75 shares of common stock held by a trust for the benefit of two of Ms. Scudder's nephews, for which trust Ms. Scudder serves as the sole trustee. Also includes 74,504 shares of common stock held for the benefit of Ms. Scudder's son, Benjamin Fulmer, and daughter, Nina Fulmer, for which Ms. Scudder also serves as the sole trustee. Does not include the shares held by Charles Scudder, Elizabeth Difani, as trustee and/or custodian for certain of her minor children, or Carolyn Miller, as trustee and/or custodian for certain of her minor children, with respect to which Ms. Scudder has sole voting power pursuant to the Scudder Family Voting Trust Agreement for MediaNews (the "Scudder Family Voting Trust Agreement"). Charles Scudder, Elizabeth Difani and Carolyn Miller are siblings of Ms. Scudder; all four are the children of Mr. Richard B. Scudder.

(h) Sole voting power with respect to these shares is held by Ms. Scudder pursuant to the Scudder Family Voting Trust Agreement. See note (g) above.

(i) Ms. Difani holds 132,299.6658 shares as trustee and/or custodian for certain of her minor children. Sole voting power with respect to all 219,073.4575 shares is held by Ms. Scudder pursuant to the Scudder Family Voting Trust Agreement. See note (g) above.

(j) Ms. Miller holds 118,550.365 shares as trustee and/or custodian for certain of her minor children. Sole voting power with respect to all 177,825.5475 shares is held by Ms. Scudder pursuant to the Scudder Family Voting Trust Agreement. See note (g) above.

(k) The address of each person is: c/o Jean L. Scudder, 193 Old Kents Hill Road, Readfield, Maine 04355.

(l)  Indicates shared voting power.

(m)  Indicates shared investment power.

(n) No directors or officers of MediaNews beneficially own any shares in MediaNews except Mr. Singleton, Ms. Scudder, Mr. Begle, Ms. Robinson and Mr. Lodovic.

SCUDDER FAMILY VOTING TRUST AGREEMENT FOR MEDIANEWS

     The children of Richard B. Scudder, which includes Charles A. Scudder, Carolyn S. Miller, Elizabeth H. Difani and Jean L. Scudder, respectively, and Joseph J. Lodovic, IV have entered into the Scudder Family Voting Trust Agreement for MediaNews (the "Scudder Family Voting Trust") in accordance with which all shares of our common stock held by Charles Scudder, Carolyn Miller, Elizabeth A. Difani, Jean L. Scudder and 50% of those shares held by Joseph J. Lodovic, IV, were transferred to the Scudder Family Voting Trust for MediaNews. Under the Scudder Family Voting Trust for MediaNews, Jean L. Scudder (the "Scudder Trustee") exercises all voting rights (subject to the consent of shareholders holding 50% of the common stock held by the Scudder Family Voting Trust for MediaNews on such matters as election of directors, mergers, dissolution or reorganization of MediaNews, sale, exchange or pledge of all or substantially all of the assets of MediaNews and acquisition or divestiture by MediaNews of any newspaper venture) and substantially all other rights to which such shareholders would otherwise be entitled until January 31, 2010, subject to extension by written agreement of one or more beneficiaries of the Scudder Family Voting Trust Agreement for MediaNews and the Scudder Trustee.

SINGLETON FAMILY VOTING TRUST AGREEMENT FOR MEDIANEWS

     The Singleton Irrevocable Trust, the Singleton Family Revocable Trust and Joseph J. Lodovic, IV have entered into the Singleton Family Voting Trust Agreement for MediaNews (the "Singleton Family Voting Trust Agreement for MediaNews") in accordance with which all shares of our common stock held by the Singleton Irrevocable Trust and the remaining 50% of those shares held by Joseph
J. Lodovic, IV were transferred to the Singleton Family Voting Trust for MediaNews and the shares of our common stock held by the Singleton Family Revocable Trust will be transferred to the Singleton Family Voting Trust for MediaNews upon the death or incapacity of Mr. Singleton. Under the Singleton Family Voting Trust Agreement for MediaNews, the Singleton Trustees exercise all voting and substantially all other rights to which such shareholders would otherwise be entitled until January 31, 2010, subject to extension by written agreement of one or more beneficiaries of the Singleton Family Voting Trust Agreement for MediaNews.

                                                                              58
MEDIANEWS SHAREHOLDERS' AGREEMENT

     The Singleton Family Revocable Trust, the Singleton Family Voting Trust for MediaNews, the Scudder Family Voting Trust for MediaNews, certain of the beneficiaries of such trusts, Joseph J. Lodovic, IV and MediaNews entered into a Shareholders' Agreement (the "MediaNews Shareholders' Agreement") which provides, among other things, that action by the Board of Directors with respect to such matters as the declaration of dividends, redemption of capital stock, certain capital expenditures, mergers or consolidation, and incurring indebtedness requires the unanimous approval of all Directors then serving on the Board of Directors or approval by the holders of 75% of the shares of common stock entitled to vote on such matters.

     The MediaNews Shareholders' Agreement also provides that until the earlier of (i) the date on which none of our 8 3/4% Senior Subordinated Notes due October 1, 2009 (which are no longer outstanding), or our 8 5/8% Senior Subordinated Notes due July 1, 2011 (which we intend to purchase or redeem, no later than August 1, 2004) are outstanding, or (ii) when MediaNews' Leverage Ratio (as defined in the indenture relating to our 8 3/4% Senior Subordinated Notes, which are no longer outstanding) is less than 3:1, no shareholder may sell, transfer, pledge or otherwise encumber their shares or their interest in their shares, of our common stock to any third party (except certain permitted transfers to family members and other shareholders), without the consent of all our shareholders or unless all shares of common stock then outstanding are sold in a single transaction or a contemplated sale to a third party. If any shareholder desires to sell or transfer his shares to us or the other shareholders without an identified third party buyer, then such shareholder may offer to sell his shares to us at fair market value determined by appraisal, or if we decline to purchase such shares, such shareholder may offer to sell his shares to the remaining shareholders at fair market value.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES

     We are a party to a consulting agreement, renewable annually, with Mr. Scudder, which agreement requires us to make annual payments of $250,000.

     We are a party to a management agreement with CNP, which agreement provides us with a management fee of 1.25% of CNP's revenues and thereby reducing our total corporate overhead, the effect of which is a reduction of the impact minority interest expense has on our consolidated statement of operations.

     MediaNews Services, Inc., which is wholly owned by Mr. Singleton, Jean L. Scudder, Charles Scudder, Elizabeth A. Difani and Carolyn Miller, provided certain personnel and related services to us at cost through December 31, 2003.

     Effective July 1, 2003, MediaNews began consolidating MediaNews Services, an affiliate of MediaNews, for financial reporting purposes. In December 2003, MediaNews Services purchased a new airplane (to replace its existing airplane) for $14.4 million and financed the purchase with a loan secured by the new airplane. The new airplane and related loan was recorded on the financial statements of MediaNews as of December 31, 2003. We have guaranteed 50% of this loan. The airplanes owned by MediaNews Services are used by us and we reimburse MediaNews Services for the cost of maintaining and operating the airplanes.

                                                                              59
                        DESCRIPTION OF OTHER OBLIGATIONS

NEW BANK CREDIT FACILITY

     On December 30, 2003, we replaced our former bank credit facility, which at the time of its replacement provided for borrowings of up to $485 million. Our new bank credit facility provides for borrowings of up to $600 million and consists of a $350 million revolving credit facility (with portions available for letters of credit and swingline loans) and a $250 million "term loan B" facility. Bank of America, N.A. serves as both a lender and the administrative agent under the new bank credit facility.

     Our new bank credit facility is guaranteed by our subsidiaries (with certain exceptions) and secured by first priority liens and security interests in all of the capital stock (or other ownership interests) of each of our and the guarantors' subsidiaries (with certain exceptions) and the Texas-New Mexico Partnership. We have agreed to pledge our interest in our Denver JOA to secure our bank credit facility (subject to certain limitations). Prior to the maturity date of the revolving facility, borrowings under the revolving facility will be permitted to be borrowed, repaid and reborrowed without premium or penalty (other than customary breakage costs). Amounts repaid under the term loan B facility will not be available for reborrowing.

     Borrowings under our new bank credit facility accrue interest at a floating rate based on, at our option, either the base rate (the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) Bank of America's prime rate) or Eurodollar rate, plus a margin that may vary depending on our leverage ratio. Additionally, a commitment fee, which may also vary depending on our leverage ratio, will be payable on unused commitments under the revolving facility.

     The final maturity of the revolving facility, subject to permitted extensions, is December 30, 2009 and the final maturity of the term loan B facility is December 30, 2010. Quarterly amortization payments of $0.625 million of principal under the term loan B facility are required to be made each quarter beginning March 31, 2004 to December, 2009, and the remaining principal amount of loans outstanding under the term loan B facility will be payable in equal quarterly installments of $58.750 million of principal during the final year prior to maturity.

     Loans under our new bank credit facility are required to be prepaid in an amount equal to 100% of the proceeds of asset sales to the extent not reinvested in permitted assets within specified time periods. Asset sale prepayments will first be applied to the prepayment of loans under the term loan B facility until such loans are paid in full, and then to the permanent reduction of the commitments under the revolving facility. The occurrence of a change of control as defined in any indenture evidencing or governing any of our subordinated debt would be an event of default under our new bank credit facility.

     Our new bank credit facility requires us to meet certain financial ratios, including without limitation, a maximum consolidated debt to consolidated operating cash flow ratio, a maximum consolidated senior debt to consolidated operating cash flow ratio and a minimum consolidated operating cash flow to consolidated fixed charges ratio. Our new bank credit facility contains customary events of default.

     As conditions precedent to each future extension of credit under the new bank credit facility, the following will have to be true and represented by us:

     o The representations and warranties made by us and others, including our representation as to the non-existence of any material adverse effect since June 30, 2003, must be true and correct in all material respects on and as of the date of the credit extension;

     o No default may exist or would result from the proposed credit extension;

     o No involuntary case under any applicable debtor relief law may have been commenced and remain undismissed against us or certain of our subsidiaries and no case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee or similar person for any substantial portion of our property or for the winding up of our affairs may have been commenced and remain undismissed; and

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                                                                              60

     o The administrative agent under the new bank credit facility and any applicable letter of credit issuer or swingline lender must have received a formal request for each credit extension in accordance with the terms of the new bank credit facility, which request shall be deemed a representation and warranty that the other conditions described above have been satisfied as required.

EXISTING NOTES UNDER EXISTING INDENTURES

6 3/8% SENIOR SUBORDINATED NOTES DUE 2014 (THE UNREGISTERED NOTES)

     We have issued and outstanding $150.0 million aggregate principal amount 6 3/8% Senior Subordinated Notes due 2014, or our unregistered notes. Interest accruing on our unregistered notes is payable semi-annually, in arrears, on January 1 and July 1. Our unregistered notes are subordinated and junior in right of payment to obligations under our bank credit facility. No principal payments are required until April 1, 2014, at which time all outstanding principal and interest is due and payable. Our unregistered notes are general unsecured obligations of the Company ranking equal in right of payment with our 6 7/8% Senior Subordinated Notes due 2013, our 8 5/8% Senior Subordinated Notes due 2011 and all other future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company, which is made expressly junior thereto.

6 7/8% SENIOR SUBORDINATED NOTES DUE 2013

     We have issued and outstanding $300.0 million aggregate principal amount 6 7/8% Senior Subordinated Notes due 2013. Interest accruing on our 6 7/8% Senior Subordinated Notes is payable semi-annually, in arrears, on April 1 and October
1. Our 6 7/8% Senior Subordinated Notes are subordinated and junior in right of payment to obligations under our bank credit facility. No principal payments are required until October 1, 2013, at which time all outstanding principal and interest is due and payable. Our 6 7/8% Senior Subordinated Notes are general unsecured obligations of the Company ranking equal in right of payment with our 6 3/8% Senior Subordinated Notes due 2014, our 8 5/8% Senior Subordinated Notes due 2011 and all other future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company, which is made expressly junior thereto. On February 23, 2004, we filed a registration statement with the Commission in order to register the exchange of our outstanding 6 7/8% Senior Subordinated Notes for new notes that are otherwise substantially identical to the outstanding 6 7/8% Senior Subordinated Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding 6 7/8% Senior Subordinated Notes would not apply to the new notes. The term "unregistered notes" as used in this prospectus does not include our 6 7/8% Senior Subordinated Notes.

8 5/8% SENIOR SUBORDINATED NOTES DUE 2011

     We have issued and outstanding $200.0 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2011. Interest accruing on the 8 5/8% Senior Subordinated Notes is payable semi-annually, in arrears on January 1 and July 1. The 8 5/8% Senior Subordinated Notes are subordinated and junior in right of payment to obligations under the bank credit facility and term loans. No principal payments are required until July 1, 2011, at which time all outstanding principal and interest is due and payable. The 8 5/8% Senior Subordinated Notes are general unsecured obligations of the Company ranking equal in right of payment with our unregistered notes, our exchange notes, our 6 7/8% Senior Subordinated Notes and all other future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future indebtedness of the Company, which is made expressly junior thereto. We intend to use the net proceeds of our offering of our unregistered notes, together with cash on hand and borrowings under our bank credit facility to repurchase (by tender offer, in the open market or otherwise) or redeem, no later than August 1, 2004, all of the 8 5/8% Senior Subordinated Notes.

OTHER OBLIGATIONS

PUT OPTION -- NEWSPAPER PROPERTIES

     The holder of an option to purchase the assets used in the publication of one of our newspaper properties may put such option to us based on a predetermined formula. The option repurchase price, which as of December 31, 2003 is valued at $16.0 million and is recorded as a component of other long-term liabilities. If the option is put to us, we expect to fund the payment with available borrowings from our bank credit facility. See additional discussion of this option agreement in Note 11: Commitments and Contingencies, of the notes to our consolidated financial statements.

THE CALIFORNIA NEWSPAPERS PARTNERSHIP PUT OPTION

     On March 31, 1999, through our wholly-owned subsidiary, West Coast MediaNews LLC, we formed CNP with Stephens Media Group ("SMG"), previously known as Donrey Newspapers LLC, and Gannett. MediaNews, SMG and Gannett's interests in CNP are 54.23%, 26.28% and 19.49%, respectively. We are the controlling partner and therefore the operations of CNP are consolidated with our operations, with minority interests reflected for SMG's and Gannett's interest in CNP.

     At the formation of CNP, we also contributed debt of $6.6 million to the partnership. However, in accordance with the partnership agreement, we remain liable for the contributed debt. All principal and interest payments associated with this debt are charged to the MediaNews capital account at CNP as a distribution. Approximately $2.7 million, $2.3 million and $2.1 million of principal and interest payments were made in fiscal years 2001, 2002 and 2003, respectively, by CNP on our behalf.

     SMG has a separate right to "put" its interest in the partnership to CNP at fair market value anytime after January 1, 2005. Upon notification of the put and obtaining a valuation of the partnership interest, we and Gannett would have two years to complete the purchase. We may be required to make an additional capital contribution to CNP in an amount equal to our pro rata share of any additional cash required by CNP to fund such purchase. We cannot be sure that we will have sufficient cash on hand to fund any such capital contribution or that third party financing would be available or available on acceptable terms. No amounts are recorded in our financial statements related to this put option.

THE DENVER POST CORPORATION PUT OPTION

     We own 80% and Media General Inc. owns 20% of The Denver Post Corporation. The Denver Post Shareholder Agreement provides Media General with a put option on its 20% interest in The Denver Post Corporation. The put is currently exercisable and expires June 30, 2004. The price of the put, if or when exercised, is based on the appraised fair market value of The Denver Post Corporation, less Permitted Debt of The Denver Post Corporation as defined in The Denver Post Shareholder Agreement. We have one year to close on the purchase from the date of any put notice. If we were to defer the purchase, we would be required to pay interest on the purchase price at an initial rate of 7%, increasing to 13% over the period of the deferral. We cannot be sure that we will have sufficient cash on hand to fund any such purchase or that third party financing would be available or available on acceptable terms. No amounts are recorded in our financial statements related to this put option.

YORK NEWSPAPER COMPANY CALL/PUT AGREEMENT

     Effective March 1990, our subsidiary, York Newspapers, Inc. ("YNI"), entered into a JOA, York Newspaper Company ("YNC"), with York Daily Record, Inc. ("YDR"), under which YNC is responsible for all newspaper publishing operations, other than news and editorial, including production, sales, distribution and administration. YNC publishes THE YORK DISPATCH, a daily evening newspaper, the YORK DAILY RECORD, a daily morning newspaper, and the YORK SUNDAY NEWS. YNI has a 57.5% interest in YNC and is the controlling partner. The operations of YNC are consolidated with our operations, with a minority interest reflected for YDR's interest in YNC. The operating results of YNC do not include the editorial costs associated with the publication of the YORK DAILY RECORD, which is not owned by us and the costs of which are incurred outside of the JOA.

     In September 1996, we signed a call/put agreement under which YNI can purchase YDR's interest in YNC or YDR can put its interest in YNC to YNI. The base call and put price is $32.0 million and $25.0 million, respectively, and is adjusted annually based on changes in the consumer price index (not to exceed 2.5%). The call option became exercisable on January 1, 2004 and expires on January 1, 2005. The put may be exercised at any time after the expiration of the call through June 30, 2008. We currently anticipate exercising our option to call YDR's interest in YNC in the fourth quarter of our 2004 fiscal year. We intend to finance the purchase price with cash on hand. We expect that such exercise will not result in an increase in our leverage ratio. No amounts are recorded in our financial statements related to this call/put agreement.

                                                                              62
YORK NEWSPAPER COMPANY INDEBTEDNESS

     As of June 30, 2003 and December 31, 2003, YNC had a revolving credit note and a term bank loan totaling $3.8 million and $3.1 million, respectively, which require monthly payments through October 2005. As of these same dates, YNC also had a promissory note, with a balance of $1.6 million, which requires monthly payments through October 2025. The obligations are secured by the assets of YNC and are non-recourse to MediaNews. We own 57.5% of YNC. Amounts related to YNC's debt are consolidated with our results and are included as a component of long-term debt.

                                                                              63
                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the unregistered notes on January 26, 2004, to certain initial purchasers pursuant to a purchase agreement dated as of January 14, 2004, by and among us and the initial purchasers. The initial purchasers subsequently sold the unregistered notes to qualified institutional buyers, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A. As a condition to the initial sale of the unregistered notes, we and the initial purchasers entered into the Registration Rights Agreement on January 26, 2004. Pursuant to the Registration Rights Agreement, we agreed to (i) within 90 days after the issue date of the unregistered notes file a registration statement on an appropriate registration form with respect to a registered offer to exchange the unregistered notes for the exchange notes and (ii) subject to certain blackout periods (see "-Blackout Periods" below), use our reasonable best efforts to cause the registration statement for the exchange offer to be declared effective under the Securities Act within 180 days after the issue date of the unregistered notes. When the registration statement is declared effective, we will offer the exchange notes in exchange for surrender of the unregistered notes. Subject to certain blackout periods, we will keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the unregistered notes. For each of the unregistered notes surrendered to us pursuant to the exchange offer, the holder of an unregistered note will receive an exchange note having a principal amount equal to that of the surrendered unregistered note. We agreed to issue and exchange the exchange notes for all unregistered notes validly tendered and not withdrawn before the expiration of the exchange offer.

     The descriptions of provisions of the Registration Rights Agreement contained in this section are qualified in their entirety by reference to the Registration Rights Agreement. We urge you to read the Registration Rights Agreement for additional detail and further information because it, and not the following, defines your rights. The Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

RESALE OF THE EXCHANGE NOTES

     With respect to the exchange notes, based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for unregistered notes may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) a broker-dealer who acquires such exchange notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) any such holder that is an "affiliate" of us within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement with any person to participate in the distribution of such Exchange Notes. If a holder of unregistered notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Further, the Commission has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes if the unregistered notes were acquired by the broker-dealer as a result of market-making or other trading activities.

     Pursuant to the Registration Rights Agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer that acquired its unregistered notes to be exchanged for exchange notes in the exchange offer as a result of market making or other trading activities for use in connection with any resale of such exchange notes for a period of up to 180 days (subject to certain blackout periods) after the expiration date of the exchange offer. We refer you to "Plan of Distribution."

                                                                              64
TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions in this prospectus and in the Letter of Transmittal, we will accept for exchange any and all unregistered notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding unregistered notes surrendered pursuant to the exchange offer. Unregistered notes may be tendered only in integral multiples of $1,000. As of the date of this prospectus, $150,000,000 aggregate principal amount of the unregistered notes are outstanding.

     The form and terms of the exchange notes are the same as the form and terms of the unregistered notes except that (1) the exchange will be registered under the Securities Act and hence the exchange notes will not bear legends restricting their transfer and (2) as a holder of the exchange notes you will not be entitled to the certain rights of holders of unregistered notes under the Registration Rights Agreement (including the rights to Additional Interest, as described below under " -Liquidated Damages"), which rights will terminate upon the consummation of the exchange offer. The exchange notes will evidence the same debt as the unregistered notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the unregistered notes, such that all outstanding unregistered notes and exchange notes will be treated as a single class of debt securities under the Indenture.

     As a holder of the unregistered notes you do not have any appraisal or dissenter's rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     We will be deemed to have accepted validly tendered unregistered notes when, as and if we give oral or written notice thereof to the Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving the exchange notes from us.

     If you tender unregistered notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of exchange notes for unregistered notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. We refer you to "--Fees and Expenses."

     Neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering all or any portion of your unregistered notes in this exchange offer. In addition, no one has been authorized to make any recommendation as to whether you should tender notes in this exchange offer. You must make your own decision whether to tender unregistered notes in the exchange offer and, if so, the aggregate amount of unregistered notes to tender based on your own financial positions and requirements.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on _________ __, ____, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     If we elect to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders of unregistered notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     We reserve the right, in our sole discretion, (1) to delay accepting any unregistered notes, (2) to extend the exchange offer, or (3) if any conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the exchange offer is amended in a manner determined by us, which constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of unregistered notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes bear interest at a rate equal to 6 3/8% per annum. Interest on the exchange notes is payable semiannually on each January 1 and July 1, commencing on the first such date following their date of issuance. Interest on each exchange note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the unregistered note surrendered in exchange therefor, or (ii) if the unregistered note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such unregistered note, from January 26, 2004. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered notes until the date of the issuance of the exchange notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, the holder must complete, sign and date the Letter of Transmittal or facsimile thereof (or, if the unregistered notes are tendered in accordance with the procedure for book-entry transfer described below, an Agent's Message in lieu of the Letter of Transmittal), have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the exchange agent at the address set forth below under "--Exchange Agent" for receipt prior to the expiration date. In addition, either (1) certificates for such unregistered notes must be received by the exchange agent along with the Letter of Transmittal, or (2) a timely confirmation of a book-entry transfer, referred to as a "Book-Entry Confirmation," of such unregistered notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedures for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or (3) the holder must comply with the guaranteed delivery procedures described below.

     If you do not withdraw your tender of the unregistered notes prior to the expiration date it will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF UNREGISTERED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. IF YOU ARE DELIVERING CERTIFICATES, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED INSTEAD OF DELIVERY BY MAIL. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR UNREGISTERED NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     Only a registered holder of unregistered notes may tender such unregistered notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name unregistered notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such unregistered notes in the exchange offer, should contact such registered holder promptly and instruct such registered holder to tender the unregistered notes on such owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offer.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as described below under "--Withdrawal of Tenders," as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the unregistered notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the section entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution.")

     If the Letter of Transmittal is signed by a person other than the registered holder of any unregistered notes listed in the Letter of Transmittal, such certificates must be endorsed or accompanied by appropriate bond powers, in either case exactly as the name of the registered holder appears on the unregistered notes.

     If the Letter of Transmittal or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered unregistered notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any unregistered notes which are not tendered in the exchange offer or to file a registration statement to permit resales of any unregistered notes which are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date or, as set forth below under "--Certain Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering,  each holder will  represent to us that,  among other things,
(1) any exchange notes received by it will be acquired in the ordinary course of its business; (2) it has and will have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the exchange notes in violation of the Securities Act; (3) it is not an "affiliate" (as defined in Rule 405 promulgated under the Securities Act) of us;
(4) if such holder is not a broker-dealer, that it is not engaged in and does not intend to engage in, the distribution of exchange notes; (5) if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities (a "Participating Broker-Dealer"), that it will deliver a prospectus in connection with any resale of such exchange notes; and
(6) that it is not acting on behalf of any persons or entities who could not truthfully make the foregoing representations. Further, a Participating Broker-Dealer who intends to use this prospectus in connection with the resale of exchange notes received in exchange for unregistered notes pursuant to this exchange offer, must indicate in its Letter of Transmittal or otherwise notify us in writing prior to the expiration of the exchange offer, that it is such a broker-dealer.

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                                                                              67

RETURN OF NOTES

     If any tendered unregistered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, such unaccepted, withdrawn or non-exchanged unregistered notes will be returned to you without any expense to you as promptly as practicable. Under these circumstances, in the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such unregistered notes will be credited to an account maintained with DTC.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer within two business days after the date of this Prospectus. The exchange agent has confirmed that any financial institution that is a participant in DTC's systems (a "DTC Participant") may use DTC's Automated Tender Offer program ("ATOP") procedures to tender unregistered notes in the exchange offer. Any DTC Participant may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures for transfer. However, although delivery of unregistered notes may be effected through book-entry transfer into the exchange agent's account at DTC, the Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to 5:00 p.m., New York City time, on the Expiration Date or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from a DTC Participant tendering unregistered notes that are the subject of such Book-Entry Confirmation that such DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce the Letter of Transmittal against such DTC Participant.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your unregistered notes and (1) your unregistered notes are not immediately available, (2) you cannot deliver your unregistered notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration date, or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

          (a)  the tender is made through an Eligible Institution;

          (b) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (or Agent's Message in lieu thereof) substantially in the form provided by us, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of such unregistered notes and the principal amount of unregistered notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the Letter of Transmittal, or a facsimile thereof, together with the certificate(s) representing the unregistered notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the exchange agent; and

          (c) such properly executed Letter of Transmittal, or facsimile thereof (or Agent's Message in lieu thereof), as well as the certificate(s) representing all tendered unregistered notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to you in order for you to tender your unregistered notes according to the guaranteed delivery procedures set forth above.

                                                                              68
WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to the expiration date.

     To withdraw a tender of unregistered notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must (1) specify the name of the person having deposited the unregistered notes to be withdrawn, known as the "Depositor," (2) identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of such unregistered notes, and (3) be signed by the holder in the same manner as the original signature on the Letter of
Transmittal by which such unregistered notes were tendered, including any required signature guarantees. If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt of such notices will be determined by us in our sole discretion, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly retendered. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any unregistered notes not theretofore accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such unregistered notes, if any of the following conditions exist: (a) the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC, (b) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer and any material adverse development shall have occurred in any existing action or proceeding with respect to us, and
(c) all governmental approvals, which we deem necessary for the consummation of the exchange offer have not been obtained.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may (1) refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders, (2) extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such unregistered notes as provided above under "--Withdrawal of Tenders," or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered unregistered notes which have not been withdrawn.

     The foregoing conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to such condition or we may waive them in whole or in part at any time and from time to time in at our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

SHELF REGISTRATION

     If (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, we are not permitted to effect an exchange offer, (ii) the exchange offer is not consummated on or prior to September 7, 2004 or (iii) in certain circumstances, certain holders of unregistered exchange notes so request, or (iv) in the case of any holder of an unregistered note that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of us or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the unregistered notes (the "Shelf Registration Statement"), (b) subject to certain blackout periods, use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of January 26, 2006 or such time as all of the applicable unregistered notes have been sold thereunder or are otherwise transferable without further registration under the Securities Act. We will, in the event that a Shelf Registration Statement is filed, provide to each holder of an unregistered note copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the unregistered notes has become effective and take certain other actions as are required to permit unrestricted resales of the unregistered notes. A holder of an unregistered note that sells unregistered notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

LIQUIDATED DAMAGES

     We have agreed to pay, as liquidated damages, additional interest on unregistered notes ("Additional Interest") under the circumstances and to the extent set forth below (each of which is given independent effect):

          (1) if (A) neither the registration statement of which this Prospectus is a part nor Shelf Registration Statement, is filed with the Commission on or prior to April 25, 2004 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the unregistered notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (2) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to July 24, 2004 or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the unregistered notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (3) if (A) we have not exchanged exchange notes for all unregistered notes validly tendered in accordance with the terms of the exchange offer on or prior to the 45th day after the date on which the registration statement of which this prospectus is a part was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to January 26, 2006 (other than after such time as all unregistered notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the unregistered notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

PROVIDED, HOWEVER, that the Additional Interest rate on the unregistered notes may not accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.0% per annum; PROVIDED, FURTHER, HOWEVER, that (a) upon the filing of the registration statement of which this prospectus is a part or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the registration statement of which this prospectus is a part or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of exchange notes for all unregistered notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3) (B) above), Additional Interest on the unregistered notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the unregistered notes.

                                                                              70
BLACKOUT PERIODS

     We may suspend the use of a prospectus included in the registration statement with respect to the exchange offer or Shelf Registration Statement for periods not to exceed 45 days in any twelve-month period if we reasonably determine (1) that the disclosure of an event could reasonably be expected to have a material adverse effect on our business, operations or prospects and our subsidiaries or (2) to avoid premature disclosure of a potential business transaction that has not been disclosed (a "blackout period"). After receipt of notice from us of the commencement of a blackout period, holders of unregistered notes and certain exchange notes and Participating Broker-Dealers (as below in "Plan of Distribution") must discontinue disposition of such unregistered notes and exchange notes covered by such registration statement (or prospectus contained therein) or exchange notes to be sold by such holder or Participating Broker-Dealer until the earlier of (A) the 46th day in which any blackout period is instituted in any twelve month period and (B) receipt of notice from us that such blackout period has ended.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent of the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     BY REGISTERED OR CERTIFIED MAIL          BY HAND OR OVERNIGHT DELIVERY
     -------------------------------          -----------------------------
           The Bank of New York                    The Bank of New York
         Reorganization Unit - 7E                Reorganization Unit - 7E
       101 Barclay Street - 7 East              101 Barclay Street - 7 East
        New York, New York 10286                 New York, New York 10286
          Attn: Enrique Lopez                      Attn: Enrique Lopez

                      Facsimile Transmission: 212-298-1915
                          (Eligible Institutions Only)

                       Confirm by Telephone: 212-815-2742
                          (Eligible Institutions Only)

FEES AND EXPENSES

     All fees and expenses incident to compliance with the Registration Rights Agreement regarding this exchange offer shall be paid by us whether or not the exchange offer or a shelf registration becomes effective. Such expenses include registration fees, fees and expenses of the exchange agent and Trustee, accounting and legal fees and printing costs, among others.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the unregistered notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. You are urged to consult their financial and tax advisors in making your decision on what action to take.

     The unregistered notes which are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such unregistered notes may be resold only in accordance with the Indenture governing the unregistered notes (1) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (2) in a transaction meeting the requirements of Rule 144 under the Securities Act, (3) outside the United States to a non-United States person in a transaction meeting the requirements of Rule 904 under the Securities Act, (4) in accordance with another exemption from the registration requirements of the Securities Act, and subject to an opinion of counsel satisfactory to us if we so request, (5) to us, or (6) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer.

                                                                              72
                          DESCRIPTION OF EXCHANGE NOTES

     The unregistered notes have been, and the exchange notes are being issued under an Indenture dated as of January 26, 2004 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), a copy of which was filed with the Commission as an exhibit to our Form 10-Q filed on February 17, 2004. The following is a summary of certain provisions of the Indenture and is subject to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. For purposes of this "Description of Exchange Notes," references to the Company are only to MediaNews Group, Inc. and not to any of its subsidiaries. Whenever we refer in this prospectus to the 6 3/8% Senior Subordinated Notes due 2014 issued on January 26, 2004, we will refer to them as the "unregistered notes." Whenever we refer in this prospectus to the 6 3/8% Senior Subordinated Notes due 2014 that have been registered under the Securities Act of 1933, we will refer to them as the "exchange notes." For purposes of this "Description of Exchange Notes," we refer to the unregistered notes and the exchange notes collectively as the "Notes." The definitions of certain other capitalized terms used in the following summary are set forth under "Definitions."

GENERAL

     The exchange notes will mature on April 1, 2014. An aggregate principal amount of exchange notes equal to $150.0 million is being issued in this exchange offer. The Company may issue additional Notes in an unlimited amount having identical terms and conditions to the exchange notes being issued in this exchange offer (the "Additional Notes"), subject to compliance with the covenant described under "-- Certain Covenants -- Limitation on Additional Debt." Any Additional Notes will be part of the same issue as the Notes being issued in this exchange offer and will vote on all matters as one class with the Notes. For purposes of this "Description of Exchange Notes," except for the covenant described under "-- Certain Covenants -- Limitation on Additional Debt," references to the Notes include Additional Notes, if any.

     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. The exchange notes and the unregistered notes are deemed the same class of notes under the Indenture and are both entitled to the benefits thereof.

     The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the Note holder register. Unless otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee, maintained for such purpose. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Notes will be transferable and exchangeable at the offices of the Trustee. The exchange notes will be issued in fully registered form, without coupons, in principal amounts of $1,000 and any integral multiple thereof.

     Interest on the exchange notes will accrue at a rate of 6 3/8% per annum, and will be payable semiannually in arrears on January 1 and July 1 of each year, commencing on the date following their date of issuance, to the persons who are registered holders thereof at the close of business on December 15 or June 15 preceding the applicable interest payment date. Interest on each exchange note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the unregistered note surrendered in exchange therefor, or (ii) if the unregistered note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such unregistered note, from January 26, 2004.

SUBORDINATION

     The payment of all Obligations on the Notes will be subordinated and junior in right of payment, to the extent set forth in the Indenture, to the prior payment in full in cash of all Obligations in respect of the existing and future Senior Debt of the Company, including the Credit Facility. The Notes will be unsecured obligations of the Company ranking PARI PASSU in right of payment with all existing and future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company which is made expressly junior thereto.

     Upon any payment or distribution of assets to creditors of the Company upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt of the Company will first be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest accruing after, or which would accrue but for the occurrence of the commencement of, any such proceeding, at the rate specified in the applicable Senior Debt whether or not such interest is an allowable claim in any such proceeding) before any payment or distribution is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise and, until all Obligations with respect to Senior Debt of the Company have been paid in full in cash, any payment or distribution to which the holders of the Notes otherwise would be entitled shall be made to the holders of Senior Debt (except that holders of the Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and to any securities issued in exchange for Senior Debt). See "Risk Factors -- Risks Relating to the Exchange Notes and the Exchange Offer -- Subordination of the Exchange Notes -- Your right to receive payments on the Notes is junior, in right of payment, to our bank and other unsubordinated indebtedness and possibly all of our future borrowings and junior to obligations of our subsidiaries, including their guarantee of our existing and future bank or other indebtedness."

     The Company also may not make any payment upon or distribution in respect of the Notes or acquire any of the Notes for cash or property or otherwise (except in or for such subordinated securities) if (i) a default in the payment of the principal of, premium, if any, interest or any other Obligation with respect to Senior Debt occurs and is continuing beyond any applicable period of grace (whether upon maturity, at a date fixed for prepayment, as a result of acceleration or otherwise) (a "payment default") or (ii) any other default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Notes or would arise upon the passage of time as a result of such payment) with respect to any Designated Senior Debt as to which the holders of such Designated Senior Debt would have the right to accelerate its maturity (a "nonpayment default"), as a result of such default, and, in either case, the Trustee receives a notice of such default (a "payment blockage notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Debt. Payment on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived and (ii) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable payment blockage notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage in respect of any nonpayment default may be commenced within 360 days after receipt by the Trustee of any prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the Trustee shall be made the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 180 days and all scheduled payments of principal, premium, if any and interest then due and payable of the Notes shall have been made. The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

MANDATORY REDEMPTION

     Except as set forth under "-- Certain Covenants -- Change of Control," and "-- Certain Covenants -- Limitation on Sales of Assets," the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to October 1, 2008. On and after such date, the Notes will be subject to redemption at the Company's option, in whole or in part, in amounts of $1,000 or integral multiples thereof, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve month period commencing on October 1 of the years indicated below:

               YEAR                                PERCENTAGE
               ----                               -----------
               2008...........................      103.188%
               2009...........................      102.125%
               2010...........................      101.063%
               2011 and thereafter............      100.000%

     In addition, at any time, or from time to time, on or prior to October 1, 2006, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of Notes originally issued at a redemption price equal to 106.375% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of such redemption, PROVIDED that an amount of notes equal to at least 65% aggregate principal amount of unregistered notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

     As used herein, "Equity Offering" means the issuance and public or private sale of Qualified Capital Stock of the Company resulting in gross proceeds to the Company of at least $10.0 million.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON ADDITIONAL DEBT. The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, Issue any Debt, except that the Company and/or its Restricted Subsidiaries may Issue Debt if (i) no Default or Event of Default shall have occurred and be continuing at such time or shall occur as a result of such issuance and (ii) at the time such Debt is so Issued and after giving effect thereto and to the application of the net proceeds therefrom, the Leverage Ratio of the Company shall not be greater than
6.75 to 1.

     The limitations set forth in the immediately preceding paragraph will not apply to: (i) the Notes; (ii) Existing Debt; (iii) Debt under the Credit Facility, to the extent that the aggregate amount of such Debt does not, at any time, exceed $750.0 million, less the aggregate amount of Net Cash Proceeds of Asset Sales that have been applied by the Company since the Issue Date to the repayment of any term loans thereunder; (iv) Debt owing from or to the Company and its Restricted Subsidiaries, PROVIDED that any Debt owing from the Company to its Restricted Subsidiaries is subordinated to the Notes; (v) other Debt issued hereafter not to exceed in the aggregate $50.0 million at any one time outstanding; (vi) Debt in respect of Capitalized Lease Obligations and Purchase Money Obligations not to exceed in the aggregate $50.0 million at any one time outstanding; (vii) Acquired Debt; (viii) Debt incurred to renew, refinance or extend any Debt described in clauses (i) and (ii) above (other than our 8 5/8% Senior Subordinated Notes due 2011 to the extent purchased or redeemed with the proceeds of our unregistered notes), incurred in accordance with the immediately preceding paragraph or represented by any notes otherwise issued in compliance with the Indenture, PROVIDED that (a) in the case of Debt incurred to renew, refinance or extend any such Debt (other than Debt incurred in accordance with the immediately preceding paragraph), the aggregate principal amount of Debt so issued (or, if such Debt is issued at a price less than the principal amount thereof, the original issue price) shall not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced plus any premium, "make-whole" amounts and penalties actually paid on the Debt being extended, renewed or refinanced and all reasonable fees and expenses payable in connection with such renewal, refinancing or extension and (b) any Debt so issued shall not mature prior to the earlier of (x) the stated maturity of the Debt being extended, renewed or replaced and (y) 91 days following the stated maturity of the Notes and (ix) Debt under Hedging Obligations; PROVIDED that (a) such Hedging Obligations are designed to protect against fluctuations in interest or currency rates or commodity prices and (b) in the case of any Hedging
Obligations under clause (1) of the definition thereof, (I) such Hedging Obligations relate to payment obligations on Debt otherwise permitted to be incurred by this covenant, and (II) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the amount of the Debt to which such Hedging Obligations relate.

     For purposes of this covenant, the accretion of original issue discount, the payment in kind of interest and dividends and the accrual of interest and dividends shall not be deemed to be Issuances of such Debt (but the accrual of any such amounts that constitute Debt shall be included for purposes of determining the Leverage Ratio).

     If an item of Debt meets the criteria of more than one of the categories described in clauses (i) through (ix) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (i) through (ix) above, the Company may, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and may from time to time reclassify such item of Debt in any manner in which such item could be incurred at the time of such reclassification; PROVIDED that Debt outstanding on the Issue Date under the Credit Facility (and any refinancings thereof) shall first be deemed to be incurred under clause (iii) and may not be reclassified.

     LIMITATION ON SENIOR SUBORDINATED DEBT. The Indenture provides that the Company will not, directly or indirectly, become liable, contingently or otherwise, with respect to any Debt that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the Notes.

     LIMITATION ON LIENS SECURING CERTAIN DEBTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens that secure any Debt of the Company which is PARI PASSU with or subordinate in right of payment to the Notes unless the Notes are secured equally and ratably with such Debt (but on a senior basis if such other Debt is subordinate to the Notes) as long as such Debt is so secured. Notwithstanding the foregoing, any amounts deposited with any trustee or Person performing similar functions with respect to any outstanding Debt in connection with the discharge or defeasance of such Debt in a transaction that otherwise complies with the Indenture, which deposited amounts are subject to the Lien of the Person with whom such amounts have been deposited or the holders of the obligations thereunder, shall not be deemed to be subject to a Lien prohibited by the Indenture as a result thereof.

     LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment; PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may make Restricted Payments so long as at the time of the making of such Restricted Payment and after giving effect thereto:

          (a) no Default or Event of Default shall have occurred or be continuing as a consequence thereof;

          (b) immediately after giving effect to such Restricted Payment, the Company would have been permitted to incur $1.00 of additional Debt pursuant to the terms of the first paragraph under the "-- Limitation on Additional Debt" covenant; and

          (c) the aggregate amount expended by the Company and its Restricted Subsidiaries in connection with all Restricted Payments made subsequent to the Issue Date shall not exceed the sum of, without duplication, (i) the Company's Cumulative Credit (or, in the event such aggregate Cumulative Credit shall be a deficit, minus 100% of such deficit); (ii) 100% of the Net Cash Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to January 1, 2004 of Qualified Capital Stock of the Company (excluding (A) Qualified Capital Stock made as a distribution on any Capital Stock or as interest on any Debt; (B) any such Net Cash Proceeds from issuances and sales of Qualified Capital Stock, where the purchase is financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company and (C) any such Net Cash Proceeds from issuances and sales of Qualified Capital Stock to the extent such Net Cash Proceeds were used to redeem Notes pursuant to the second paragraph under "-- Optional Redemption"); (iii) 100% of the Net Cash Proceeds received by the Company from the exercise of options or warrants on Qualified Capital Stock of the Company since January 1, 2004 (other than from a Subsidiary of the Company); (iv) 100% of the Net Cash Proceeds received by the Company from the conversion into Qualified Capital Stock of convertible Debt or convertible Preferred Stock issued and sold since January 1, 2004 (other than from a Subsidiary of the Company); (v) 100% of the aggregate net proceeds of any (a) sale or other disposition of Restricted Investments (which Investment was made after January 1, 2004) made by the Company or a Restricted Subsidiary of the Company, (b) dividends, whether liquidating or otherwise, from, or the sale of capital stock of, an Unrestricted Subsidiary, or (c) dividends, whether liquidating or otherwise, from Restricted Investments; and (vi) $75.0 million.

     Notwithstanding the foregoing, this restriction will not prevent (A) the payment of any dividend within 60 days after the date of declaration if the dividend would have been permitted on the date of declaration; (B) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the acquisition of Capital Stock of the Company which is funded either by the exchange of shares of Qualified Capital Stock of the Company or from the Net Cash Proceeds of the substantially concurrent sale for cash of shares of Qualified Capital Stock of the Company (other than to a Subsidiary of the Company) which amount shall not then be included in (c)(ii) of the immediately preceding paragraph; (C) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, the purchase for value of shares of Capital Stock or warrants, options or other rights to acquire Capital Stock held by directors, officers or employees of the Company upon death, disability, retirement or termination of employment in an aggregate amount not to exceed $3.0 million in any twelve-month period; (D) so long as no Default or Event of Default shall have occurred or be continuing or shall occur as a consequence thereof, and immediately after giving effect to such Restricted Payment, the Company would have been permitted to incur at least $1.00 of additional Debt pursuant to the terms of the first paragraph under "Limitation on Additional Debt," the commitment to purchase or purchase from the Permitted Holders, of Capital Stock of the Company owned by any of them for an aggregate purchase price of up to $75.0 million provided that
(i) no more than $25.0 million may be committed to be purchased, or purchased, prior to December 31, 2005 and (ii) no more than $25.0 million may be used to purchase Capital Stock of Permitted Holders that are not Scudder Permitted Holders; PROVIDED, HOWEVER, that, notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, at any time commit to purchase Capital Stock from the Permitted Holders so long as the agreement evidencing such commitment provides that the purchase will occur at a time permitted by this clause (D) and only to the extent such purchase is permitted by this clause (D) as of the proposed purchase date and (E) purchases (and commitments to so purchase) from the Permitted Holders of Capital Stock with (and only to the extent of) the net cash proceeds received from life insurance on Permitted Holders, provided that the premiums for such insurance to the extent paid by the Company or any Restricted Subsidiary (but not the proceeds thereof) shall be deemed to be Restricted Payments.

     LIMITATION ON SALES OF ASSETS. The Indenture provides that the Company and its Restricted Subsidiaries may not, directly or indirectly, consummate any Asset Sale unless: (a) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary shall be in the form of cash or Cash Equivalents, PROVIDED, that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets shall be excluded from such calculation and (ii) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary within 30 days of receipt thereof into cash (to the extent of the cash received) shall be deemed, to the extent of cash so received, to be cash for purposes of this provision; (b) the Company or such Restricted Subsidiary shall have received consideration in such Asset Sale at least equal to the fair market value of the assets sold in such Asset Sale (as determined in good faith by the Board of Directors of the Company); and (c) such Asset Sale is approved in writing by the Board of Directors of the Company; PROVIDED, however, that clause (a) above and the next paragraph shall not apply to the extent an Asset Sale consists of the exchange of one or more newspapers, Permitted Investments or assets or proper ties utilized in a Permitted Business for one or more newspapers, Permitted Investments or assets or properties utilized in a Permitted Business.

     The Company will, and will cause each such Restricted Subsidiary to, apply such Net Cash Proceeds within 360 days of receipt thereof to (i) reinvestment by the Company or such Restricted Subsidiary in a Permitted Investment or property or assets to be employed in a Permitted Business, (ii) the permanent repayment of Debt (including premium) of the Company or its Restricted Subsidiaries that is held by a person other than a Restricted Subsidiary or Affiliate of the Company, or (iii) the repurchase of Notes tendered as described in the immediately succeeding paragraph. Any Net Cash Proceeds from Asset Sales that are not applied as provided in clause (i) or (ii) of the preceding sentence shall constitute excess proceeds ("Excess Proceeds").

     In the event the Company or any Restricted Subsidiary shall have received any Excess Proceeds, the Company will make an offer to all holders of the Notes to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds, at an offer price, in cash in an amount equal to 100% of the outstanding principal amount thereof, plus the accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to an offer to purchase is less than the Excess Proceeds, the Company may use such excess for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Notwithstanding the foregoing, if after applying any Net Cash Proceeds received from Asset Sales in accordance with clauses (i) and (ii) of the immediately preceding paragraph, Excess Proceeds are less than $10.0 million, the application of such Excess Proceeds to repurchase the Notes may be deferred until such time as such Excess Proceeds are at least equal to $10.0 million, at which time the Company or such Restricted Subsidiary shall, within 30 days, apply all such Excess Proceeds to an offer to repurchase the Notes.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the covenant described hereunder by virtue thereof.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (or series of related transactions) (each a "Transaction") with any Affiliate of the Company or any Unrestricted Subsidiary of the Company, including, without limitation, any sale, purchase, lease or loan or any other direct or indirect payment, transfer or other disposition of assets, property or services, unless
(a) such Transaction is on terms no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with an independent third party (the "Fairness Condition") and (b) prior to effecting such Transaction, the Company shall deliver to the Trustee (i) with respect to any Transaction involving aggregate consideration in excess of $5.0 million, an officers' certificate certifying that a majority of the disinterested members of the Board of Directors of the Company has approved such Transaction and has determined that the terms of such Transaction satisfy the Fairness Condition and (ii) in addition, with respect to any Transaction involving (x) aggregate consideration in excess of $5.0 million in which there are no disinterested directors or (y) aggregate consideration in excess of $10.0 million, a written opinion from a nationally recognized investment banking firm stating that the terms of such Transaction are fair to the Company or such Restricted Subsidiary from a financial point of view. Clause (b)(ii)(y) shall not apply to purchases of newsprint in the ordinary course of business by the Company and its Restricted Subsidiaries from Affiliates of the Company or of its Restricted Subsidiaries. Notwithstanding the foregoing, this provision will not apply to (A) any Transaction between (x) the Company and a Restricted Subsidiary of the Company,
(y) Restricted Subsidiaries of the Company (PROVIDED that in the case of any Restricted Subsidiary that is not a Wholly Owned Subsidiary, no affiliate of the Company is a direct or indirect investor in such Subsidiary other than through the Company), or (z) the Company and its Restricted Subsidiaries, on the one hand, and a Permitted Partnership, on the other hand in the ordinary course of business, (B) the making of Permitted Investments, (C) the making of Restricted Payments in accordance with the "-- Limitation on Restricted Payments" covenant,
(D) payments to MediaNews Services for payroll and benefits and for up to $3.5 million per year in reimbursement of other actual cash expenses paid by MediaNews Services relating to the operation of the Company and its Restricted Subsidiaries (or incurred on behalf of the Company and its Restricted Subsidiaries), (E) employee benefits, insurance (including directors and officers insurance) and compensation, including, without limitation, bonuses, retirement plans, equity plans, directors fees and stock options, paid to or established for directors and officers of the Company or any Restricted Subsidiary in the ordinary course of business and approved by the Board of Directors (or any committee thereof) of the Company, (F) any Transaction with an Affiliate to the extent that the only consideration paid by the Company or any Restricted Subsidiary in such Transaction is shares of the Company's common stock, and (G) Transactions pursuant to any contract or agreement in effect on the Issue Date, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable in any material respect to the Company and its Restricted Subsidiaries or to the holders of Notes than the contract or agreement as in effect on the Issue Date. In connection with this covenant, other than with respect to directors and officers insurance, any determination regarding whether a director is "disinterested" will be made on the basis of whether such director has, among other things, a personal stake in the business or transactions requiring any such determination to be made.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or
otherwise  cause  or  permit  to  exist  or  become   effective  any  consensual
encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company or a Restricted Subsidiary of the Company, (ii) make loans or advances to the Company or a Restricted Subsidiary of the Company or (iii) transfer any of its properties or assets to the Company, except for encumbrances or restrictions existing under or by reason of (A) applicable law, (B) the Indenture, (C) agreements existing on the Issue Date,
(D) the Credit Facility or the Notes, (E) customary non-assignment provisions of any lease or contract governing a leasehold interest of the Company or a Restricted Subsidiary of the Company, (F) any instrument governing or evidencing Acquired Debt of a Person at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or such Person's property or assets, so acquired, PROVIDED that such Debt, and such encumbrance or restriction, is not incurred in connection with, or in contemplation of, such acquisition, (G) any encumbrances or restrictions contained in any Debt governing any refinancings of the Debt or renewals of other agreements described in clause (C) or (F), PROVIDED that the encumbrances and restrictions contained in any such refinancing agreement or amendment, supplement, renewal or other modification are not materially less favorable to holders than encumbrances and restrictions contained in such agreements, (H) customary restrictions on such dividends, distributions, loans,
advances  or  transfers  contained  in  agreements   governing  joint  operating
agreements  and  joint  ventures  and  shareholders   agreements  with  minority
shareholders, (I) restrictions with respect to a Person that exist at the time such Person is acquired by the Company or any Restricted Subsidiary (except to
the  extent  put  in  place  in  connection  with  or   contemplation   of  such
acquisition),  which  restrictions  are not  applicable  to any  Person,  or the
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                                                                              78

properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, (J) restrictions in agreements governing Debt incurred after the Issue Date that are, taken as a whole, no less favorable in any material respect to the holders of Notes than restrictions contained in agreements governing Debt in effect on the Issue Date, (K) customary restrictions on transfer of assets subject to a sale agreement entered into in compliance with the Indenture and (L) restrictions on assignment of assets arising from Liens on such assets that are permitted under the Indenture.

     INVESTMENT COMPANY ACT. The Indenture provides that the Company will not take any action that would require it or any of its Restricted Subsidiaries to register as an investment company under the Investment Company Act of 1940.

     REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION. The Indenture provides that the Company shall file with the Trustee and, if such filings are not made available by the Commission free of charge over the Internet, mail to each holder of Notes, within 15 days after filing with the Commission, copies of the annual, quarterly and current reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company is not required by law to remain subject to the periodic reporting requirements of the Exchange Act, it will nonetheless continue to file with the Commission and deliver to the Trustee, and, if such filings are not made available by the Commission free of charge over the Internet, to each holder of Notes such annual, quarterly and current reports which are specified in Section 13 or 15(d) of the Exchange Act. In addition, the Company shall, at its cost, deliver to each holder of the Notes quarterly and annual reports substantially equivalent to those which would be required under the Exchange Act.

     The Company will, for so long as any Notes remain outstanding, furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     LIMITATION ON BUSINESS. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Business (other than maintaining any Restricted Investment made in accordance with the Indenture), PROVIDED, HOWEVER, that the Company and its Restricted Subsidiaries may continue the business of any Restricted Subsidiary acquired in accordance with the terms of the Indenture.

     LIMITATION ON RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation is at that time permitted under "-- Limitation on Restricted Payments" above. The Indenture also provides that the Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that (i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and the Restricted Subsidiaries of Debt, if any, of such redesignated Subsidiary for purposes of "-- Limitation on Additional Debt" above; and (ii) unless such redesignated Restricted Subsidiary shall not have any Debt outstanding (other than Debt which would be permitted under "-- Limitation on Additional Debt" above), no such designation shall be permitted if immediately after giving effect to such redesignation and the Incurrence of any such Debt, the Company could not incur $1.00 of additional Debt pursuant to the first paragraph described under "-- Limitation on Additional Debt" above. Any such designation or redesignation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution of the Company's Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

     The Indenture provides that Subsidiaries that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to include a designation of all of the subsidiaries of such Unrestricted Subsidiary as Unrestricted Subsidiaries. As of the Issue Date, there were no Unrestricted Subsidiaries.

     CHANGE OF CONTROL. The Indenture provides that upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase.

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                                                                              79

     Within twenty (20) Business Days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each holder of the Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately prior to the Change of Control Payment Date.

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to purchase all of the Notes that it is required to repurchase. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. Accordingly, the obligation of the Company to offer to repurchase the Notes may be of limited value if the Company cannot obtain sufficient funding to repay all Debt then becoming due. A Change of Control may constitute an Event of Default under the Credit Facility, and permit the holders of the Debt thereunder to declare all amounts outstanding thereunder to be immediately due and payable.

     Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Debt, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by current management of the Company. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage a leveraged buyout of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspect of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. For example, the Company could in the future enter into certain transactions including acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer otherwise required to be made by the Company and purchases all Notes validly tendered and not withdrawn upon such Change of Control Offer.

     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

     MERGER OR CONSOLIDATION. The Indenture provides that the Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into another Person or adopt any plan of liquidation or sell all or substantially all of its assets, unless (i) either (x) the Company shall be the surviving corporation or (y) the surviving Person (the "Survivor"), if other than the Company, shall be a corporation, partnership, limited liability company or trust, organized and existing under the laws of the United States of America, one of the states thereof or the District of Columbia, (ii) the Survivor assumes by supplemental indenture all of the obligations of the Company under the Indenture and the Notes, (iii) immediately after giving effect to such transaction (including any Debt incurred or anticipated to be incurred in connection with such transaction), (x) no Default or Event of Default shall have occurred and be continuing, and (y) on a pro forma basis as if such transaction and the incurrence of any such Debt had occurred at the beginning of the four-quarter period immediately preceding such transaction, the Survivor or the Company, as the case may be, would have been permitted to incur $1.00 of

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additional  Debt under the first  paragraph of the "--  Limitation on Additional
Debt" covenant and (iv) the Company shall have delivered to the Trustee certain officers' certificates and opinions of counsel demonstrating compliance with each of the foregoing.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture to mean, among other things, (i) the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for 30 days;
(ii) the failure by the Company to pay the principal of, or premium, if any, on any Note when and as the same shall become due and payable, at maturity, upon acceleration, redemption or otherwise, including as a result of a Change of Control Offer or an Asset Sale; (iii) the failure by the Company to comply with any of its agreements or covenants described under the heading "-- Merger or Consolidation" above; (iv) the failure by the Company to comply (A) with any of its agreements or covenants described under the "-- Limitation on Restricted Payments" covenant, the "-- Limitation on Additional Debt" covenant, the " --Limitation on Senior Subordinated Debt" covenant, the "-- Limitation on Liens Securing Certain Debts" covenant, the "-- Limitation on Restricted and Unrestricted Subsidiaries" covenant or the "-- Limitation on Sales of Assets" covenant described above, and the continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding or (B) with any other agreements or covenants in the Notes or the Indenture and the continuance of such failure for 45 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; (v) failure to pay at final maturity (after any stated grace period) the principal of and interest on one or more classes of Debt of the Company or any of its Restricted Subsidiaries, whether such Debt is outstanding on the Issue Date or thereafter incurred having, individually or in the aggregate, an outstanding principal amount exceeding $20.0 million or more or any Debt having, individually or in the aggregate, an outstanding principal amount exceeding $20.0 million is declared due and payable prior to the stated maturity; (vi) certain judgments for the payment of money in excess of $20.0 million are entered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged and unstayed for a period of 60 days after such judgment or judgments become final and nonappealable and after the notice specified below; and (vii) certain events of bankruptcy, insolvency, foreclosure or reorganization of the Company or any Significant Subsidiary. The Indenture provides that the Trustee must, within 90 days after the occurrence of a Default, give to the holders of the Notes notice of all uncured Events of Default known to it; PROVIDED that, except in the case of a Default relating to the payment of principal or interest in respect of such Notes, the Trustee will be protected in withholding such notice if a committee of its Trust Officers in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. The Indenture provides that the Company is required to furnish annually to the Trustee a certificate as to its compliance with the terms of the Indenture.

RIGHTS UPON DEFAULT

     Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of 25% in principal amount of the then outstanding Notes shall or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and, if by the holders, the Trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same (i) shall become immediately due and payable (other than an Event of Default resulting from the bankruptcy, insolvency or reorganization of the Company, which shall result in automatic acceleration without the giving of any such notice) or (ii) if there are any amounts outstanding under Designated Senior Debt will become due and payable upon the first to occur of either (x) an acceleration, or a failure to pay at final maturity, under Designated Senior Debt, or (y) five Business Days after the notice of acceleration has been sent to the Company and each of the representatives under Designated Senior Debt (if any) unless no Events of Default shall be then continuing.

     Subject to certain conditions, the holders of a majority in aggregate principal amount of Notes outstanding are authorized to rescind any declaration if all Events of Default then continuing (other than any Events of Default with respect to the nonpayment of principal of, or interest on, any Note which has become due solely as a result of such declaration) have been cured or waived, and to waive any default other than a default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes issued thereunder, unless the holders of such Notes have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any

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                                                                              81

remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

TRANSFER AND EXCHANGE

     Upon any transfer of a Note, the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The
Registrar is not required to transfer or exchange any Notes selected for redemption nor is the Registrar required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture and is initially serving as Registrar and Paying Agent with respect to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

     The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the Commission that this type of waiver is against public policy.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority of the aggregate principal amount of the outstanding Notes, PROVIDED that no such modification, amendment or instruction may, without the consent of the holder of each outstanding Note affected thereby:

          (a) amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or to offer to purchase Notes using Excess Proceeds or waive any default in the performance thereof or modify any of the provisions or definitions in respect thereof, in each case after the relevant Change of Control or Asset Sale occurs;

          (b)  change the maturity of any Note;

          (c) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

          (d) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

          (e) make any Note payable in money or currency other than that stated in the Notes;

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                                                                              82

          (f) modify or change any provision of the Indenture or the related definitions to affect the ranking of the Notes in a manner that adversely affects the holders;

          (g) reduce the percentage of holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

          (h) impair the rights of holders to institute suit for enforcement of any payment of principal or interest on the Notes after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

          (i)  make any change in these amendment and waiver provisions.

     Notwithstanding the foregoing, the Company and the Trustee may amend the Indenture or the Notes without the consent of any holder, to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to certificated Notes, to amend the transfer and exchange provisions in any manner that does not adversely affect the rights of the holders in any material respect, to provide for the assumption of the Company's obligations to the holders in the case of a merger or acquisition, to add guarantors or security for the Notes, to make any change that does not adversely affect the rights of any holder, to comply with the requirements of the Commission or to maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes, which shall survive until all Notes have been canceled) as to all outstanding Notes when the Company has paid all sums payable by it under the Indenture and either

          (1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

          (2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under "-- Optional Redemption," and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation, and

          (b) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

     In addition, the Company must deliver an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

     The Indenture provides that the Company at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those with respect to the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated despite an Event of Default with respect thereto. Subject to the conditions described below, the Company at any time may terminate its obligations under most of the restrictive covenants in the Indenture ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     In order to exercise either defeasance option (i) the Company must have irrevocably deposited in trust (the "defeasance trust") with the Trustee, money, U.S. Government Obligations, or any combination thereof, sufficient to pay the principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be; (ii) the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants expressing the opinion that the payment of principal and interest

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                                                                              83

when due on the deposited U.S. Government Obligations plus any deposited money will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (iii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) the Company shall have delivered an officer's certificate and an opinion of counsel, each to the effect that such defeasance or covenant defeasance shall not result in a breach or violation of or constitute a default under the Indenture, or any other material agreement or instrument to which the Company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit is not required to register as an investment company under the Investment Company Act of 1940, as amended; (vii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holder of Notes shall have a perfected security interest under applicable law in the U.S. Government Obligations so deposited; (viii) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holder of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (ix) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

GOVERNING LAW

     The Indenture and the unregistered notes are, and the exchange notes will be, governed by and construed in accordance with, the laws of the State of New York.

DEFINITIONS

     "ACQUIRED DEBT" with respect to any Person, means (i) Debt of an entity, which entity is acquired by the Company or any of its Subsidiaries (through the acquisition of Capital Stock or assets) after the date of the Indenture, (ii) Debt assumed which is secured by assets acquired by the Company or any of its Subsidiaries, PROVIDED that the Debt in clauses (i) and (ii) is outstanding at the time of the acquisition of such entity or such assets, is not created in contemplation of such acquisition and, in the case of the acquisition of an entity, is not, directly or indirectly, recourse (including by way of set-off) to the Company or its Restricted Subsidiaries or any of their respective assets, other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired, or (iii) Refinancings of Debt described in clauses (i) and (ii), PROVIDED that (a) in the case of Debt incurred to renew, refinance or extend Debt described in either such clause, the aggregate principal amount of Debt so issued (or, if such Debt is issued at a price less than the principal amount thereof, the original issue price) shall not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced plus any premium, "make-whole" amounts and penalties actually paid on the Debt being extended, renewed or refinanced and all reasonable fees and expenses payable in connection with such renewal, refinancing or extension and (b) in the case of Debt described in clause (i), the recourse with respect to such Refinancing Debt is limited to the same extent as the Debt so Refinanced.

     "ADJUSTED CONSOLIDATED OPERATING CASH FLOW" of a Person means the Consolidated Operating Cash Flow of such Person as determined on a consolidated basis in accordance with GAAP, consistently applied, after giving effect to the following: (i) if, since the first day of the period in which Consolidated Operating Cash Flow is being calculated, such Person or any of its Subsidiaries completed an Asset Sale, Consolidated Operating Cash Flow for such period shall be reduced by an amount equal to the pro forma Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the pro forma Consolidated Operating Cash Flow (if negative) directly attributable thereto for such period; and (ii) if, since the first day of such period in which Consolidated Operating Cash Flow is being calculated, such Person or any of its Subsidiaries completes an acquisition of any Person or business which

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                                                                              84

immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, or makes a material Investment in any Person other than a Subsidiary that is permitted by the Indenture, pro forma Consolidated Operating Cash Flow shall be computed so as to give pro forma effect to the acquisition of such Person or business or the making of such Investment as if such acquisition or Investment had occurred on the first day of such period. Any such pro forma calculation may include (a) any adjustments that would, in the reasonable determination of the Company, set forth in an Officers' Certificate, satisfy the requirements of Rule 11-02(a) of Regulation S-X as if included in a registration statement filed with the Commission, and (b) any other operating expense reductions reasonably expected to result from any acquisition, if such expected reductions are (i) set forth in reasonable detail in an operating plan, and (ii) limited to operating expenses specified in such plan (and, if any such reductions are set forth as a range, the lowest amount of such range) that would otherwise have resulted in the payment of cash within twelve months after the date of consummation of such transaction, net of any operating expenses (other than extraordinary items, non-recurring or temporary charges and other similar one-time expenses) reasonably expected to be incurred to implement such plan or to obtain goods or services (including, without limitation, personnel, occupancy and newsprint expenses) in replacement of goods and services that are being curtailed or eliminated to result in such expected reductions, and that are to be paid in cash during such twelve-month period, and such Officers' Certificate so states.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing. A lender to such Person or any of its Subsidiaries shall not, as a result of such loan and any credit or similar agreement entered into in connection therewith, be deemed an Affiliate of such Person.

     "ASSET SALE" means the sale, transfer, lease, assignment, conveyance or other disposition (other than in the ordinary course of business) by the Company or its Restricted Subsidiaries of any assets of the Company or its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries (other than Capital Stock of an Unrestricted Subsidiary or Cash or Cash Equivalents), whether owned or outstanding on the date of the Indenture or acquired thereafter, in one or more related transactions, in each case having an aggregate fair market value in excess of $5.0 million. Asset Sale shall include the disposition of (i) any capital stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the properties or assets relating to any newspaper or groups of newspapers owned by the Company or any of its Restricted Subsidiaries, in either case having an aggregate fair market value in excess of $5.0 million. Any Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" shall not be deemed to be an Asset Sale and any sale of all or substantially all of the assets of the Company that is subject to "-- Certain Covenants -- Merger or Consolidation" shall not be deemed to be on Asset Sale.

     "BOARD RESOLUTION" means, with respect to any Person, a duly adopted resolution of the Board of Directors or other equivalent governing body of such Person.

     "CAPITAL STOCK" of any Person means any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) the equity of such Person, including common stock or preferred stock, whether now outstanding or issued after the date of the Indenture, but excluding any debt securities convertible into or exchangeable for such equity.

     "CAPITALIZED LEASE OBLIGATION" means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due in respect of such obligation.

     "CASH EQUIVALENTS" means (i) readily marketable obligations of or obligations guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America,
(ii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision having a rating in one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, (iii) commercial paper having a rating in one of the two highest rating categories of Moody's Investors Service, Inc., or Standard & Poor's Corporation, (iv) certificates of deposit issued by, bankers' acceptances and deposit accounts of, and time deposits with, commercial banks of recognized standing chartered in the United States of America with capital, surplus and undivided profits aggregating in excess of $500.0 million, (v) agreements to sell or repurchase securities of the kind described in clauses (i)

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and (ii) above,  and (vi)  shares of money  market  funds that invest  solely in
Permitted Investments of the kind described in clauses (i) through (v) above.

     "CHANGE OF CONTROL" means the date on which any Person other than the Permitted Holders, individually or as a group, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate, of a majority of the outstanding shares of Common Stock or Voting Stock of the Company, on a fully diluted basis.

     "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "COMMON STOCK" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's common stock whether now outstanding or issued after the date of the Indenture.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the aggregate of all cash and non-cash interest expense (including amortization of any original issue discount attributable to the issuance of any debt security as part of or with any other security) with respect to all outstanding Debt of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, the interest component of Capitalized Lease Obligations, all capitalized interest, and the interest portion of any deferred payment obligations for such period; PROVIDED that if any such Subsidiary is not a Wholly Owned Subsidiary of such Person, interest expense of such Subsidiary and its Subsidiaries shall be included only to the extent of such Person's consolidated common equity ownership on a fully diluted basis therein.

     "CONSOLIDATED OPERATING CASH FLOW" with respect to the Company for any period means (A) Operating Cash Flow of the Company and its Restricted
Subsidiaries, for such period, determined on a consolidated basis and in accordance with GAAP PLUS (B) with respect to an Investment in a Permitted Business that does not qualify as a Subsidiary or a Permitted Partnership the lesser of (a) dividends and other distributions received from such Investment for such period and (b) the Company's and its Restricted Subsidiaries' percentage interest in the Operating Cash Flow of such Permitted Business, PLUS
(C) for any Investment in a Permitted Partnership, the Company's and its Restricted Subsidiaries' interest in the Operating Cash Flow of such Permitted Partnership (it being understood that if any such Investment is held by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the Company's and the Restricted Subsidiaries' proportionate interest will be reduced by the percentage of the Capital Stock of such Restricted Subsidiary that is not owned directly or indirectly by the Company) less the Company's or such Restricted Subsidiary's pro rata share (based upon their percentage ownership interest) of payments of principal and interest on Debt of such Permitted Partnership for such period PROVIDED that, (x) in the case of clause
(A) if any such Person is not a Wholly Owned Subsidiary of the Company, Operating Cash Flow of such Person and its Subsidiaries shall be included only to the extent of the Company's common equity ownership on a fully diluted basis therein, (y) Operating Cash Flow of any Person shall be excluded if and to the extent that, the declaration of dividends or distribution by that Person of such Operating Cash Flow is not, at the time, permitted directly or indirectly, by the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to that Person and (z) if such calculation is being made for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", the amount included, for any period, under clause (C) shall never exceed dividends or distributions actually received from that Investment in that period.

     "CREDIT  FACILITY"  means  the  Credit  Agreement  among the  Company,  the financial institutions named therein and Bank of America, N.A., as agent thereunder, as amended, substituted, refinanced (including successive refinancings and whether through a refinancing, or successive refinancings, under one or more commercial loan agreements or receivables facilities or issuances of debt securities), renewed or replaced from time to time without regard to the amount of credit extended thereunder or the identity of the lenders or agents with respect thereto.

     "CUMULATIVE CREDIT" means (x) Consolidated Operating Cash Flow of the Company from and after January 1, 2004 to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if such Consolidated Operating Cash Flow for such period is negative, minus the amount by which such Consolidated Operating Cash Flow is negative less (y) 150% of the cumulative Consolidated Interest Expense of the Company for such period.

     "DEBT" of any Person means, without duplication, (i) the principal in respect of (A) indebtedness of such Person for money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only

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                                                                              86

to a portion thereof) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of such Person); (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (but excluding customary earn-out provisions contained in acquisition agreements entered into in compliance with the Indenture), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than letters of credit entered into in the ordinary course of business that either are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) and all net obligations (determined in accordance with GAAP) of such Person under Hedging Obligations;
(v) the amount of all Disqualified Stock of such Person (but excluding any accrued dividends thereon); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property, asset or Capital Stock held by such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured, PROVIDED, that any obligations of the Company and its Restricted Subsidiaries (x) deferred pursuant to Section 4.07(a) of the Third Amended and Restated Shareholders' Agreement dated June 30, 1999, between Media General, Inc., MediaNews Group, Inc. and The Denver Post Corporation (formerly known as Denver Newspapers, Inc.), as amended and (y) under Section 9.9 of the Partnership Agreement, by and among West Coast MediaNews LLC, Donrey Newspapers LLC, The Sun Company of San Bernardino, California, and MediaWest -SBC, Inc., dated March 31, 1999, as amended, to the extent otherwise constituting Debt, shall not constitute Debt prior to the scheduled closing of the transactions contemplated thereby.

     "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "DESIGNATED SENIOR DEBT" means all obligations of the Company under the Credit Facility (to the extent constituting Senior Debt) and any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more that has been designated by the Company as Designated Senior Debt.

     "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is subject to a mandatory offer to purchase, (iii) is convertible or exchangeable for Debt or Disqualified Stock or (iv) is redeemable at the option of the holder thereof, in whole or in part; in each case on or prior to the 91st day following the stated maturity of the Notes; PROVIDED, HOWEVER, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock (other than Disqualified Capital Stock), and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Debt, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock (other than Disqualified Capital Stock); PROVIDED, FURTHER, HOWEVER, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Company to redeem such Capital Stock upon the occurrence of a change in control occurring prior to the 91st day following the final maturity date of the Notes shall not constitute Disqualified Capital Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under "--Certain Covenants -- Change of Control" and such Capital Stock specifically provides that the Company will not redeem any such Capital Stock pursuant to such provisions prior to the fulfillment of the Company's obligations described under "-- Certain Covenants -- Change of Control."

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "EXISTING DEBT" means Debt of the Company and its Restricted Subsidiaries (other than the Credit Facility) outstanding on the date of the Indenture.

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                                                                              87

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as they are in effect on the date of the Indenture.

     "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring the obligee of such Debt or other obligation in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement, (2) foreign exchange contracts, currency swap agreements or other similar agreement or arrangement, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

     "INTEREST PAYMENT DATE" means the Stated Maturity of an installment of interest on the Notes.

     "INVESTMENT" means any direct or indirect advance, loan (other than advances or loans to customers in the ordinary course of business, which are recorded at the time made as accounts receivable on the balance sheet of the Person making such advance or loan), guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, Notes, debentures or other securities issued by any other Person.

     "ISSUE" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

     "ISSUE DATE" means January 26, 2004, the date of original issuance of the unregistered notes.

     "LEVERAGE RATIO" means, as of any date, the ratio of (A) total Debt of the Company and its Restricted Subsidiaries on a consolidated basis as of such date; PROVIDED, HOWEVER, that for purposes of this clause, such total Debt shall not include up to $20.0 million of Debt that would only be treated as Debt of the Company because it is Guaranteed by the Company or its Restricted Subsidiaries, provided (and only to the extent) that (i) there has been no default or event of default in existence with respect to the Debt so Guaranteed and no Person has sought (or indicated would seek) payment under (or with respect to) such Guarantee; (ii) such Guarantee was incurred in furtherance of a Permitted Business and (iii) no liability, charge, accrual, expense, payment or other amount with respect to such Debt has at any time been required in accordance with GAAP to be reflected on the consolidated balance sheet, statement of income or cash flow statement of the Company, to (B) Trailing Adjusted Consolidated Operating Cash Flow of the Company as of such date; PROVIDED, HOWEVER, that the Debt of any Restricted Subsidiary (and its Restricted Subsidiaries) that is not a Wholly Owned Subsidiary, on a fully diluted basis, of the Company shall be included pro rata only to the extent of the Company's common equity ownership interest therein, on a fully diluted basis.

     "LIEN" means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.)

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                                                                              88

     "NET CASH PROCEEDS" from an Asset Sale or issuance of Capital Stock means cash payments received from, or by way of conversion into cash or Cash Equivalents of any note or other obligation received in connection with, such Asset Sale or issuance or by way of deferred payment of principal pursuant to, or liquidation of, any note or installment receivable or otherwise (but only as and when received therefrom), in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all income taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale or issuance of Capital Stock.

     "OBLIGATIONS" means all obligations for principal, premium, interest (including post-petition interest), penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

     "OPERATING  CASH FLOW" means,  with respect to any Person (A) revenues less
(B) the sum of (i) cost of sales, (ii) management fees and (iii) selling, general and administrative expenses (other than non-cash expenses accrued under employee compensation and stock ownership plans, but including any cash payments made or required to be made under such plans; PROVIDED that cash payments under such plans subject to vesting or other conditions will be included only when and to the extent such vesting has occurred or such other conditions have been fulfilled).

     "PERMITTED BUSINESS" means the (i) ownership and operation of regional, local and other newspapers and other businesses directly related to newspaper operations, and (ii) broadcast, electronic media, and other businesses deriving a majority of its revenue from advertising and circulation.

     "PERMITTED HOLDERS" means (i) each of William Dean Singleton, Richard B. Scudder, Joseph J. Lodovic, IV and their respective spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of their siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; or (iv) any Person controlled by any of the Persons de scribed in clause (i), (ii) or (iii). For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

     "PERMITTED INVESTMENTS" means (i) Investments by a Restricted Subsidiary of the Company in the Company or Investments by the Company or a Restricted Subsidiary of the Company in a Person that is, or as a result of such Investment becomes, a Restricted Subsidiary of the Company, (ii) Investments in cash or Cash Equivalents, (iii) Investments by the Company or by any of its Restricted Subsidiaries in a Permitted Business, including, but not limited to, joint ventures or other business alliances in the ordinary course of business, PROVIDED that the other investors in such joint venture or business alliance are not Affiliates of the Company, (iv) Investments of the Company and its
Restricted Subsidiaries arising as a result of any Asset Sale otherwise complying with the terms of the Indenture, (v) Investments existing on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof, (vi) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments including under a plan of reorganization or other bankruptcy proceeding, (vii) loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes not in excess of $10.0 million at any one time outstanding, (viii) Investments of a Person owned by such Person at the time such Person becomes a Restricted Subsidiary of the Company in a transaction that complies with the Indenture to the extent (x) such Investments were not made in anticipation of the acquisition of such Person by the Company or any Restricted Subsidiary and (y) such Person was primarily engaged in a Permitted Business at the time of such acquisition, (ix) Investments from Hedging Obligations permitted by clause (ix) of the covenant described under "Certain Covenants -- Limitation on Additional Debt" and (x) other Investments (other than Investments specified in clauses (i) through (ix) above) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $25.0 million.

     "PERMITTED PARTNERSHIP" means at the relevant time of determination, any Person that, at such time, (i) is not a Subsidiary of the Company and in which the Company and its Restricted Subsidiaries collectively hold equity Investments of at least 25% of the total equity and voting stock in such Person; (ii) is engaged primarily in a Permitted Business of the type described in clause (i) of the definition of "Permitted Business"; (iii) the Company's and its Restricted Subsidiaries' proportionate ownership interest in the cash flows of which is included in the Company's filings under the Exchange Act in "Adjusted EBITDA Available to the Company" or if the Company no longer includes such information in its Exchange Act filings, in the good faith judgment of the Company, would have been included in "Adjusted EBITDA Available to the Company", if so then calculated on a basis consistent with that set forth in the offering memorandum for the unregistered notes; and (iv) which the Company has the ability, through its ownership of Voting Stock or under contract, to cause to distribute substantially all of the Company's and the Restricted Subsidiaries' proportionate ownership interests in the free cash flow of such Person.

     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "PREFERRED STOCK" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. Preferred Stock of any Person shall include Disqualified Stock of such Person.

     "PURCHASE MONEY OBLIGATIONS" means (i) any Debt of the Company or any Restricted Subsidiary incurred to finance the purchase of any assets (including the purchase of Capital Stock of Persons that are not Affiliates of the Company) but only if the amount of Debt thereunder does not exceed 100% of the purchase cost of such assets (and associated expenses); or (ii) Debt of the Company or such Restricted Subsidiary which refinances Debt referred to in clause (i) of this definition.

     "QUALIFIED CAPITAL STOCK" shall mean any Capital Stock which is not Disqualified Stock.

     "REFINANCE" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "RESTRICTED INVESTMENT" means any Investment other than a Permitted Investment.

     "RESTRICTED PAYMENT" means (i) any dividend or distribution on or in respect of any shares of Capital Stock of the Company to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable in common stock of the Company), (ii) the redemption, repurchase, retirement or other acquisition for value of any Capital Stock of the Company, (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by the Company therein, (iv) any Restricted Investment by the Company or any Restricted Subsidiary of the Company, PROVIDED that Restricted Payments shall not include the redemption, purchase, retirement or other acquisition for value by the Company or any of its Restricted Subsidiaries of any Capital Stock of the Company held by the Company or its Restricted Subsidiaries. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     "RESTRICTED SUBSIDIARY" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date.

     "SCUDDER PERMITTED HOLDERS" means (i) any of Richard B. Scudder, Jean L. Scudder, Charles Scudder, Elizabeth A. Difani, Carolyn Miller, their respective spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of their siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company; (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; or (iv) any Person controlled by any of the Persons described in clause (i), (ii) or (iii). For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

     "SENIOR DEBT" means all Obligations of the Company with respect to any Debt, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, Senior Debt shall not include: (i) any Debt of the Company to any Subsidiary of the Company; (ii) any Debt to, or guaranteed on behalf of, any Affiliate (other than any Restricted Subsidiary), director, officer or employee of the Company or of any Restricted Subsidiary (including, without limitation, amounts owed for compensation); (iii) Debt and other amounts incurred in connection with obtaining goods, materials or services owing to trade creditors (other than Hedging Obligations); (iv) Disqualified
Stock: (v) any liability for federal, state, local or other taxes owed or owing by the Company; (vi) Debt incurred in violation of the Indenture provisions set forth under "-- Certain Covenants -- Limitation on Additional Debt"; and (vii) Debt which is, by its express terms, junior in right of payment to the Notes.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the twelve-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period.

     "STATED MATURITY" When used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest is due and payable.

     "SUBSIDIARY" means, with respect to any Person, (i) a corporation the majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership, joint venture or limited liability company, with respect to which such Person under the applicable partnership agreement, joint venture agreement or limited liability company operating agreement owns a majority of the equity interests therein and either has the power to appoint a majority of the board of managers thereof, or otherwise has the power to direct the policies, management and affairs thereof through a management agreement or otherwise or (iii) any Person (other than a corporation, partnership, joint venture or limited liability company) in which such Person, one or more Subsidiaries thereof, or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director's qualifying shares or investments by foreign nationals mandated by
applicable  law  shall  be  disregarded  in  determining   the  ownership  of  a
Subsidiary.

     "TRAILING" means, at or in respect of any date, the twelve-month period ending on the last day of the month immediately preceding such date for which financial statements are available.

     "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary (including its Subsidiaries) so designated by a Board Resolution adopted by the Board of Directors of the Company in accordance with "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed to be redesignated a Restricted Subsidiary at any time if (a) the Company or any Restricted Subsidiary (i) provides credit support for, or a guarantee of, any outstanding Debt of such Unrestricted Subsidiary or any of its Subsidiaries (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Unrestricted Subsidiary or any of its Subsidiaries, (b) in the case of any such Subsidiary that has Debt outstanding, a default with respect to such Debt of such Unrestricted Subsidiary or any of its Subsidiaries (including any right which the holders thereof may have to take enforcement action against any of them) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity or (c) such Unrestricted Subsidiary or any of its Subsidiaries incurs Debt pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

     "U.S.   GOVERNMENT   OBLIGATIONS"   means  money  or  direct   non-callable
obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "VOTING STOCK" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "WHOLLY-OWNED SUBSIDIARY" means any Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the applicable corporation or another Wholly-Owned Subsidiary of the applicable corporation.

                                                                              92
                          BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the exchange notes will be issued in fully registered form without interest coupons.

     Exchange notes will initially be represented by permanent global Notes in fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as a custodian for The Depositary Trust Company ("DTC") and registered in the name of a nominee of such depositary.

THE GLOBAL NOTES

     We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the tendering unregistered notes in the exchange offer and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the exchange notes.

     Payments of the principal of, premium (if any), and interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell exchange notes to persons in states which require physical delivery of the exchange notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Certificated securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or
(ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

                                                                              94
                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it acquired the unregistered notes for its own account as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. However, a broker-dealer who intends to use this prospectus in connection with the resale of exchange notes received in exchange for unregistered notes pursuant to this exchange offer, must indicate in its Letter of Transmittal (or otherwise notify us in writing prior to the expiration of the exchange offer) that it is a broker-dealer that acquired its unregistered notes to be exchanged for exchange notes in the exchange offer as a result of market-making or other trading activities (a "Participating Broker-Dealer"). Further, each such Participating Broker-Dealer that receives such exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, subject to extension in certain events, we will make this prospectus, as amended or supplemented, available to Participating Broker-Dealers for use in connection with any such resale. Use of such prospectus by Participating Broker-Dealers may be suspended for a period, not to exceed 45 days in any twelve-month period (to be offset by a commensurate extension), if we reasonably determine (1) that the disclosure of an event could reasonably be expected to have a material adverse effect on our business, operations or prospects and our subsidiaries or (2) to avoid premature disclosure of a potential business transaction that has not been disclosed (a "blackout period"). After receipt of notice from us of the commencement of a blackout period, holders of unregistered notes and certain exchange notes and Participating Broker-Dealers must discontinue disposition of such unregistered notes and exchange notes covered by such registration statement (or prospectus contained therein) or exchange notes to be sold by such holder or Participating Broker-Dealer until the earlier of
(A) the 46th day in which any blackout period is instituted in any twelve month period and (B) receipt of notice from us that such blackout period has ended. For a period of up to 180 days after the consummation of the exchange offer (subject to extensions in certain circumstances), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to Participating Broker-Dealers subject to the prospectus delivery requirements of the Securities Act that requests such documents in the Letter of Transmittal.

     We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods at resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to pay all expenses incident to the exchange offer (including fees and disbursements of not more than one counsel (in addition to appropriate local counsel)), other than commissions or concessions of any brokers or dealers and certain transfer taxes, and will indemnify the holders of exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     One or more of the initial purchasers that purchased unregistered notes from us (and their respective affiliates) perform various commercial banking and investment banking services for us on a regular basis.

                                                                              95
             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following describes the material United States federal income tax consequences of the exchange of unregistered notes for exchange notes. This description is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

     An exchange of unregistered notes for exchange notes as described in this prospectus will be treated as a continuation of the holder's investment in the unregistered notes and will not be a taxable event. As a result, a holder will not recognize gain or loss pursuant to such exchange, the holder's holding period in the exchange notes will include the holding period in the unregistered notes exchanged therefor, and the adjusted tax basis of the exchange notes will equal the adjusted tax basis of the unregistered notes exchanged therefor. Similarly, there would be no federal income tax consequences to a holder of unregistered notes that does not participate in the exchange offer.

     ALL HOLDERS OF UNREGISTERED NOTES SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS, TO THE EXCHANGE OF UNREGISTERED NOTES FOR EXCHANGE NOTES AND THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS.

                                                                              96
                                  LEGAL MATTERS

     Certain legal matters with respect to the exchange notes are being passed upon on our behalf by Hughes Hubbard & Reed LLP, New York, New York. Howell E. Begle, Jr., a director of and general counsel to MediaNews, and trustee with respect to various trusts holding MediaNews common stock, is of counsel to such firm.

                                                                              97
                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule of MediaNews Group, Inc. at June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                                                             F-1
                              MEDIANEWS GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    COVERED BY REPORT OF INDEPENDENT AUDITORS
                     (EXCEPT FOR DECEMBER 31, 2002 AND 2003)

                                                                          PAGE
                                                                          -----
   Report of Independent Auditors......................................   F-2
   Consolidated Balance Sheets as of June 30, 2002 and 2003
    and December 31, 2003..............................................   F-3
   Consolidated  Statements of Operations  for the Fiscal
    Years Ended June 30, 2001, 2002 and 2003 and
    the six months ended December 31, 2002 and 2003....................   F-5
   Consolidated  Statements  of  Changes in Shareholders' Equity
    for the Fiscal Years Ended June 30, 2001, 2002 and 2003
    and the six months ended December 31, 2003.........................   F-6
   Consolidated  Statements of Cash Flows for the Fiscal Years
     Ended  June 30,  2001,  2002 and 2003 and the six  months
     ended December 31, 2002 and 2003..................................   F-7
   Notes to Consolidated Financial Statements..........................   F-8
   Schedule II Valuation and Qualifying Accounts.......................   F-36

REPORT OF INDEPENDENT AUDITORS
The Board of Directors
MediaNews Group, Inc.

     We have audited the accompanying consolidated balance sheets of MediaNews Group, Inc. and subsidiaries as of June 30, 2002 and 2003, and the related consolidated statements of operations, statements of changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2003. Our audits also included the financial statement schedule II. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MediaNews Group, Inc. and subsidiaries at June 30, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                     /s/ ERNST & YOUNG LLP
                                                  ---------------------------
                                                       Ernst & Young LLP
September 12, 2003
Denver, Colorado

                                                                             F-3
                                MEDIANEWS GROUP, INC. & SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS
                      (INFORMATION RELATED TO DECEMBER 31, 2003 IS UNAUDITED)

                                                                                     JUNE 30,               DECEMBER 31,
                                                                          --------------------------------- ------------
                                                                               2002             2003            2003
                                                                          ---------------  ---------------- ------------
                                                                                (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS
         CURRENT ASSETS
         Cash and cash equivalents....................................    $      2,029     $      3,343    $      2,655
         Trade accounts receivable, less allowance for doubtful                 74,013           74,106          78,074
           accounts of $10,669, $9,393, and $9,188 at June 30,
           2002 and 2003, and December 31, 2003, respectively.........
         Other receivables............................................           4,995            6,101           5,472
         Inventories of newsprint and supplies........................          10,205           14,314          19,592
         Prepaid expenses and other assets............................           7,760            8,654           8,169
         Income taxes receivable......................................           6,137              468               -
                                                                          ------------     ------------    ------------
             TOTAL CURRENT ASSETS.....................................         105,139          106,986         113,962

         PROPERTY, PLANT AND EQUIPMENT
         Land.........................................................          37,225           39,954          38,251
         Buildings and improvements...................................         103,962          111,180         111,678
         Machinery and equipment......................................         301,045          312,817         332,003
         Construction in progress.....................................           5,538            2,940           8,213
                                                                          ------------     ------------    ------------
             TOTAL PROPERTY, PLANT AND EQUIPMENT......................         447,770          466,891         490,145
         Less accumulated depreciation and amortization...............        (144,418)        (165,754)       (177,382)
                                                                          ------------     ------------    ------------
             NET PROPERTY, PLANT AND EQUIPMENT........................         303,352          301,137         312,763

         OTHER ASSETS
         Investment in unconsolidated JOAs............................         244,549          221,640         220,601
         Equity investments...........................................          13,757           93,343          93,070
         Subscriber accounts, less accumulated amortization of
           $112,595, $118,572 and $126,836 at June 30, 2002 and 2003,
           and December 31, 2003, respectively........................          98,303           79,320          71,056
         Excess of cost over fair value of net assets acquired........         381,945          381,199         383,668
         Newspaper mastheads..........................................         145,282          145,781         145,781
         Covenants not to compete and other identifiable
           intangible assets, less accumulated amortization of
           $33,581, $29,622 and $30,264 at June 30, 2002 and 2003, and
           December 31, 2003, respectively............................           5,415            4,547           3,905
         Net pension assets...........................................          12,864            3,620           3,070
         Other........................................................          12,578           10,512          18,054
                                                                          ------------     ------------    ------------
             TOTAL OTHER ASSETS.......................................         914,693          939,962         939,205
                                                                          ------------     ------------    ------------
             TOTAL ASSETS.............................................    $  1,323,184     $  1,348,085    $  1,365,930
                                                                          ============     ============    ============

                                                                             F-4
                                 MEDIANEWS GROUP, INC. & SUBSIDIARIES

                                   CONSOLIDATED BALANCE SHEETS
                       (INFORMATION RELATED TO DECEMBER 31, 2003 IS UNAUDITED)

                                                                                           JUNE 30,               DECEMBER 31,
                                                                                -------------------------------   -------------
                                                                                     2002             2003            2003
                                                                                -------------    --------------   -------------
                                                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                      LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
   Trade accounts payable....................................................   $     12,417     $      9,894    $      8,371
   Accrued employee compensation.............................................         24,174           28,232          25,498
   Accrued interest..........................................................         17,110           14,762           9,054
   Other accrued liabilities.................................................         24,048           23,823          19,172
   Unearned income...........................................................         21,085           20,032          20,373
   Current portion of long-term debt and obligations under capital leases....          7,707            3,171           5,635
                                                                                ------------     ------------    ------------
       TOTAL CURRENT LIABILITIES.............................................        106,541           99,914          88,103

   OBLIGATIONS UNDER CAPITAL LEASES..........................................          7,001            6,833           6,738

   LONG-TERM DEBT............................................................        942,382          894,550         899,018

   OTHER LIABILITIES.........................................................         30,462           33,947          32,257

   DEFERRED INCOME TAXES, NET................................................         56,290           77,845          86,640

   MINORITY INTEREST.........................................................        156,007          174,988         177,747

   SHAREHOLDERS' EQUITY
   Common stock, par value $0.001;
     3,000,000 shares authorized:
     2,314,346 shares issued and
     2,298,346 shares outstanding............................................              2                2               2
   Additional paid-in capital................................................          3,631            3,631           3,631
   Accumulated other comprehensive loss, net of taxes:
     Unrealized loss on hedging..............................................         (6,481)          (4,264)         (2,760)
     Minimum pension liability...............................................         (7,549)         (15,087)        (15,466)
   Retained earnings.........................................................         36,898           77,726          92,020
   Common stock in treasury, at cost, 16,000 shares..........................         (2,000)          (2,000)         (2,000)
                                                                                ------------     ------------    ------------
       TOTAL SHAREHOLDERS' EQUITY............................................         24,501           60,008          75,427
                                                                                ------------     ------------    ------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $  1,323,184     $  1,348,085    $  1,365,930
                                                                                ============     ============    ============

                 See notes to consolidated financial statements

                                                                             F-5
                             MEDIANEWS GROUP, INC. & SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF OPERATIONS
                (INFORMATION RELATED TO DECEMBER 31, 2002 AND 2003 IS UNAUDITED)

                                                                                                     SIX MONTHS ENDED
                                                                  YEARS ENDED JUNE 30,                 DECEMBER 31,
                                                         -------------------------------------   ------------------------
                                                            2001          2002         2003          2002         2003
                                                         ----------   ----------    ----------   ----------    ----------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
        REVENUES
          Advertising...............................     $  673,737   $  535,687    $  556,016   $  285,113    $  285,921
          Circulation...............................        144,292      139,495       137,445       69,832        66,793
          Other.....................................         34,151       35,948        45,137       19,396        28,002
                                                         ----------   ----------    ----------   ----------    ----------
           TOTAL REVENUES...........................        852,180      711,130       738,598      374,341       380,716

        INCOME (LOSS) FROM UNCONSOLIDATED
          JOAS......................................         (3,202)       8,770        25,227       15,139        15,743

        COSTS AND EXPENSES
          Cost of sales.............................        297,825      220,082       221,888      109,567       117,202
          Selling, general and administrative.......        385,764      324,364       346,763      172,006       178,415
          Depreciation and amortization.............         62,593       47,545        40,553       21,276        20,050
          Interest expense..........................         82,241       75,302        64,252       33,470        28,088
          Other (income) expense, net...............         13,200       10,941        19,534        1,681        14,228
                                                         ----------   ----------    ----------   ----------    ----------
           TOTAL COSTS AND EXPENSES.................        841,623      678,234       692,990      338,000       357,983

        EQUITY INVESTMENT INCOME (LOSS), NET........         (1,412)         435         3,709          768         5,377

        GAIN ON SALE OF NEWSPAPER PROPERTIES........         74,255           --        27,399           --            --

        MINORITY INTEREST...........................        (40,927)     (32,218)      (34,088)     (20,277)      (19,888)
                                                         ----------   ----------    ----------   ----------    ----------
        INCOME BEFORE INCOME TAXES..................         39,271        9,883        67,855       31,971        23,965
        INCOME TAX BENEFIT (EXPENSE)................        (14,044)       2,482       (27,027)     (12,669)       (9,671)
                                                         ----------   ----------    ----------   ----------    ----------
        NET INCOME..................................     $   25,227   $   12,365    $   40,828   $   19,302    $   14,294
                                                         ==========   ==========    ==========   ==========    ==========

        NET INCOME PER COMMON SHARE:
          Net income per common share...............     $    10.98  $      5.38   $     17.76  $      8.40   $      6.22
                                                         ===========  ===========   ===========  ===========   ==========
          Weighted average number of shares outstanding   2,298,346    2,298,346     2,298,346    2,298,346     2,298,346
                                                         ==========   ==========    ==========   ==========    ==========

                                 See notes to consolidated financial statements

                                                                             F-6
                                 MEDIANEWS GROUP, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        (INFORMATION RELATED TO DECEMBER 31, 2003 IS UNAUDITED)

                                                                      ACCUMULATED
                                                         ADDITIONAL      OTHER       RETAINED    COMMON         TOTAL
                                              COMMON     PAID-IN     COMPREHENSIVE   EARNINGS    STOCK IN    SHAREHOLDERS'
                                               STOCK     CAPITAL         LOSS        (DEFICIT)   TREASURY      EQUITY
                                              -------    ----------  -------------  ----------   ----------  -------------
                                                                        (DOLLARS IN THOUSANDS)
   BALANCE AT JUNE 30, 2000.................. $     2    $ 3,631     $       --      $     (694) $   (2,000) $      939
     Comprehensive income:
      Cumulative effect of change in
       accounting principle, net of tax
       benefit of $445.......................      --         --            (655)            --          --        (655)
      Unrealized loss on hedging
       activities, net of tax benefit of
       $1,889................................      --         --          (2,774)            --          --      (2,774)
      Net income.............................      --         --              --         25,227          --      25,227
                                                                                                             ----------
     Comprehensive income....................                                                                    21,798
                                              -------    -------     -----------     ----------  ----------  ----------
   BALANCE AT JUNE 30, 2001..................       2      3,631          (3,429)        24,533      (2,000)     22,737
     Comprehensive income:
      Unrealized loss on hedging
       activities, net of tax benefit of
       $2,695................................      --         --          (3,280)            --          --      (3,280)
      Unrealized loss on hedging
       activities, reclassified to
       earnings, net of tax expense of $174..      --         --             228             --          --         228
      Minimum pension liability adjustment,
       net of tax benefit of $5,466..........      --         --          (7,549)            --          --      (7,549)
      Net income.............................      --         --              --         12,365          --      12,365
                                                                                                             ----------
     Comprehensive income....................                                                                     1,764
                                              -------    -------     -----------     ----------  ----------  ----------
   BALANCE AT JUNE 30, 2002..................       2      3,631         (14,030)        36,898      (2,000)     24,501
     Comprehensive income:
      Unrealized gain on hedging
       activities, net of tax expense of
       $1,075................................      --         --           1,548             --          --       1,548
      Unrealized loss on hedging
       activities, reclassified to
       earnings, net of tax expense of $348..      --         --             669             --          --         669
      Minimum pension liability adjustment,
       net of tax benefit of $5,600..........      --         --          (7,538)            --          --      (7,538)
      Net income.............................      --         --              --         40,828          --      40,828
                                                                                                             ----------
     Comprehensive income....................                                                                    35,507
                                              -------    -------     -----------     ----------  ----------  ----------
   BALANCE AT JUNE 30, 2003..................       2      3,631         (19,351)        77,726      (2,000)     60,008
     Comprehensive income:
      Unrealized gain on hedging
       activities, net of tax expense of
       $194..................................      --         --             291             --          --         291
      Unrealized loss on hedging
       activities, reclassified to
       earnings, net of tax expense of $831..      --         --           1,213             --          --       1,213
      Minimum pension liability
       adjustment, net of tax benefit of
       $252..................................                               (379)                                  (379)
      Net income.............................      --         --              --         14,294          --      14,294
                                                                                                             ----------
     Comprehensive income....................                                                                    15,419
                                              -------    -------     -----------     ----------  ----------  ----------
   BALANCE AT DECEMBER 31, 2003.............. $     2    $ 3,631     $   (18,226)    $   92,020  $   (2,000) $   75,427
                                              =======    =======     ===========     ==========  ==========  ==========

                                      See notes to consolidated financial statements

                                                                             F-7
                          MEDIANEWS GROUP, INC. & SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
             (INFORMATION RELATED TO DECEMBER 31, 2002 AND 2003 IS UNAUDITED)

                                                                                                           SIX MONTHS ENDED
                                                                           YEARS ENDED JUNE 30,              DECEMBER 31,
                                                                   ----------------------------------    --------------------
                                                                      2001        2002         2003        2002        2003
                                                                   ---------   ---------    ---------    ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)

    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income..............................................     $  25,227   $  12,365    $  40,828    $  19,302  $  14,294
      Adjustments to reconcile net income to net cash provided
       by operating activities:
        Depreciation..........................................        31,365      26,352       23,771       12,416     12,349
        Amortization..........................................        35,973      25,446       20,914       10,893      9,903
        Loss on early extinguishment of debt..................            --          --           --           --      9,200
        Net (gain) loss on sale of newspaper assets...........       (74,125)       (398)     (28,620)      (1,284)       224
        Impairment loss.......................................            --          --        5,715           --         --
        Provision for losses on accounts receivable...........        10,916      10,213        9,632        4,765      4,154
        Amortization of debt discount.........................         2,755       2,145        1,231          806        336
        Minority interest.....................................        40,927      32,218       34,088       20,277     19,888
        Proportionate share of net income from unconsolidated
         JOAs.................................................       (13,201)    (51,981)     (68,638)     (36,763)   (38,938)
        Equity investment (income) loss, net..................         1,412        (435)      (3,709)        (768)    (5,377)
        Deferred income tax expense...........................        12,467       1,178       25,362       11,531      8,024
        Change in defined benefit plan assets, net of cash
         contributions........................................        (5,948)      1,172           31           73        549
        Increase in estimated option repurchase price.........         1,414       2,325        5,993        2,537      1,065
        Unrealized loss on hedging activities, reclassified to
         earnings from accumulated other comprehensive loss...            --         402        1,017          441      1,213
        Unrealized (gain) loss on swaps.......................            --      (2,951)      (1,158)      (1,864)     1,307
      Change in operating assets and liabilities:
        Accounts receivable...................................        (5,497)     (4,161)      (7,583)     (11,745)    (8,755)
        Inventories...........................................        (4,876)      4,349       (3,665)      (2,474)    (5,277)
        Prepaid expenses and other assets.....................         1,393        (433)       2,910        1,330      1,551
        Accounts payable and accrued liabilities..............       (21,956)       (873)       1,339      (10,961)    (8,159)
        Unearned income.......................................        (4,714)        587         (401)        (197)       569
        Change in other assets and liabilities, net...........        10,146          72       (1,219)        (133)    (6,399)
                                                                   ---------   ---------    ----------   ---------- ----------
      NET CASH FLOWS FROM OPERATING ACTIVITIES................        43,678      57,592       57,838       18,182     11,721

    CASH FLOWS FROM INVESTING ACTIVITIES:
        Distributions from unconsolidated JOAs................        38,070      58,449       83,621       40,752     37,791
        Investment in unconsolidated JOAs.....................            --     (12,416)          --           --         --
        Distributions from equity investments.................            --       1,448        4,360          441      5,614
        Investments in equity investments.....................          (914)     (2,280)      (1,592)      (1,000)       (50)
        Proceeds from the sale of newspapers and other assets.       100,266       3,840        1,314        1,232      1,559
        Business acquisitions, net of cash acquired...........      (425,345)     (3,277)     (53,006)     (40,424)    (2,519)
        Cash contributed by partners for business acquisitions            --          --       24,178       18,457         --
        Capital expenditures..................................       (19,611)    (11,323)     (20,669)      (8,643)   (24,541)
                                                                   ----------  ----------   ----------   ---------- ----------
      NET CASH FLOWS FROM INVESTING ACTIVITIES................      (307,534)     34,441       38,206       10,815     17,854

    CASH FLOWS FROM FINANCING ACTIVITIES:
        Issuance of long-term debt, net of issuance costs.....       363,851      66,994      113,143       48,015    375,998
        Reduction of long-term debt and other liabilities.....      (197,731)   (120,741)    (169,108)     (57,935)  (379,762)
        Repurchase premiums associated with long-term debt....             -           -            -            -     (9,370)
        Distributions paid to minority interest...............       (39,747)    (43,406)     (38,765)     (15,768)   (17,129)
                                                                   ----------  ----------   ----------   ---------- ----------
      NET CASH FLOWS FROM FINANCING ACTIVITIES................       126,373     (97,153)     (94,730)     (25,688)   (30,263)

    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........      (137,483)     (5,120)       1,314        3,309       (688)
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR............       144,632       7,149        2,029        2,029      3,343
                                                                   ---------   ---------    ---------    ---------  ---------
    CASH AND CASH EQUIVALENTS AT END OF YEAR..................     $   7,149   $   2,029    $   3,343    $   5,338  $   2,655
                                                                   =========   =========    =========    =========  =========

                                 See notes to consolidated financial statements

                                                                             F-8
                              MEDIANEWS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION RELATED TO THE SIX-MONTHS ENDED
                    DECEMBER 31, 2002 AND 2003 IS UNAUDITED)

NOTE 1:  BASIS OF PRESENTATION

     On September 1, 1999, Garden State Newspapers, Inc. ("Garden State") was merged into MediaNews, with MediaNews as the surviving corporation. As a result of the corporate reorganization, MediaNews Group, Inc. (the "Company" or "MediaNews"), formerly known as Affiliated Newspapers Investments, Inc., became the successor issuer to Garden State Newspapers, Inc., pursuant to Rule 15d-5, under the Securities Act of 1933.

     MediaNews (through its subsidiaries) publishes daily and non-daily newspapers serving markets in nine states. The Company also owns four radio stations and one television station, the combined revenues of these non-newspaper operations comprise less than 0.5% of the Company's consolidated revenue and are not considered significant to the Company's operations.

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

     Significant accounting policies for the Company involve its assessment of the recoverability of its long-lived assets, including goodwill and other intangible assets, which are based on such factors as estimated future cash flows and current fair value estimates. The Company's accounting for pension and retiree medical benefits requires the use of estimates concerning the work force, interest rates, plan investment return, and involves the use of advice from consulting actuaries. The Company's accounting for federal and state income taxes is sensitive to interpretation of various laws and regulations and assumptions on the realization of deferred tax assets.

UNAUDITED INFORMATION

     The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended December 31, 2003 are not necessarily indicative of the results that may be expected for future interim periods or for the year ended June 30, 2004.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles at times requires the use of estimates and assumptions. The Company uses estimates, based on historical experience, actuarial studies and other assumptions, as appropriate, to assess the carrying values of its assets and liabilities and disclosure of contingent matters. The Company re-evaluates its estimates on an ongoing basis. Actual results could differ from these estimates.

PRINCIPLES OF CONSOLIDATION

     All intercompany accounts have been eliminated.

RECLASSIFICATIONS

     For comparability, certain prior year balances have been reclassified to conform to current reporting classifications.

JOINT OPERATING AGENCIES

     A joint operating agency ("JOA") performs the production, sales, distribution and administrative functions for two or more newspapers in the same market under the terms of a joint operating agreement. Editorial control and news at each of the individual newspapers, which are a party to a joint operating agreement, continue to be separate and outside of a JOA. The Company, through its subsidiaries, York Newspapers, Inc., Charleston Publishing Company, Kearns-Tribune, LLC, and beginning January 23, 2001, The Denver Post
Corporation, participates in JOAs in York, Pennsylvania, Charleston, West Virginia, Salt Lake City, Utah, and Denver, Colorado, respectively. The editorial and related expenses of THE DENVER POST, THE SALT LAKE TRIBUNE and YORK DISPATCH are incurred by the Company outside the related JOA. The Charleston JOA, on the other hand, accounts for and pays the editorial expenses for both newspapers within the JOA. The Company controls the York JOA and accordingly consolidates its results. The editorial costs associated with the YORK DAILY RECORD, the other newspaper in the York JOA and the minority partner, are not included in the Company's results, since this newspaper is not owned by MediaNews.

     In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-1, BALANCE SHEET AND INCOME STATEMENT DISPLAY UNDER THE EQUITY METHOD OF INVESTMENTS IN CERTAIN PARTNERSHIPS AND OTHER UNINCORPORATED JOINT VENTURES ("EITF 00-1"), effective for periods ending after June 15, 2000, which prohibits the use of pro-rata consolidation except in the extractive and construction industries. Prior to adoption of EITF 00-1, the Company accounted for all of its JOA operations using the pro-rata consolidation method. The Company discontinued pro-rata consolidation upon adoption of EITF 00-1, effective June 30, 2000. All periods conform to the current presentation. Currently, the operating results from the Company's unconsolidated JOAs are reported as a single net amount in the accompanying financial statements in the line item "Income from Unconsolidated JOAs." This line item includes:

     o    The Company's proportionate share of net income from JOAs;

     o The amortization of subscriber lists and, up until the Company's July 1, 2001 adoption of SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS (see Goodwill and Other Intangible Assets), the amortization of goodwill created by the original purchase by the Company of the JOAs' interests as the subscriber lists and goodwill are attributable to the Company's earnings in the JOAs, and

     o Editorial costs, miscellaneous publishing revenue, and other charges incurred by the Company's consolidated subsidiaries directly attributable to the JOAs providing editorial content and news for the Company's newspapers party to the JOAs.

     Investments in unconsolidated JOAs are included in the consolidated balance sheet under the line item "Investment in Unconsolidated JOAs," for the JOAs the Company does not control. (See Note 3: Joint Operating Agencies for further discussion.)

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories, which largely consist of newsprint, are valued at the lower of cost or market. Cost is generally determined using the first-in, first-out method.

INVESTMENTS

     The Company has made the following strategic investments, which are accounted for under the equity method (for those investments in which the Company has less than 20% ownership, the Company accounts for these under the equity method as the Company has seats on the board and therefore has influence and ties to the entity beyond the Company's invested capital):

     o PowerOne Media, LLC, a company that provides software tools and hosts classified advertising for daily and weekly newspapers throughout the United States (which merged with CareerSite; see further discussion below),

     o Employment Specialists, LLC, (operating as CareerSite) an Internet based employment classified advertising application. CareerSite merged with PowerOne in September 2003. After the merger, the Company's ownership in the combined entity was 15.0%,

     o CIPS Marketing Group, Inc., a total market coverage delivery service in Los Angeles (50% ownership interest),

     o Gallup Independent Company, publisher of the GALLUP INDEPENDENT in Gallup, New Mexico (approximately 38% ownership interest),

     o Ponderay Newsprint Company, a minority investment in a newsprint mill held by Kearns-Tribune, LLC. In addition to its investment, the Company is guarantor for 6.0% of up to $125.0 million in long-term debt owed by Ponderay and due on April 12, 2006 (6.0% ownership interest and one seat on board). See RECENTLY ISSUED ACCOUNTING STANDARDS, for further discussion regarding the Company's guarantee, and

     o Texas--New Mexico Newspapers Partnership, a minority investment in this partnership, which was formed on March 3, 2003 (33.8% ownership interest). See Note 5: Acquisitions, Dispositions and Partnership Formations for further discussion.

     These investments are included in the consolidated balance sheet as a component of long-term assets under the caption "Equity Investments."

PROPERTY, PLANT AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Buildings and machinery and equipment are depreciated using the straight-line method over the expected useful lives of individual assets. Buildings and improvements are depreciated over the lesser of 40 years or the term of the lease and machinery and equipment is depreciated over 3 to 20 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS No. 142"), which the Company adopted effective July 1, 2001. Under the new standard, excess of cost over fair value of net assets acquired (goodwill) and other indefinite life intangibles are no longer amortized, but instead are periodically reviewed for impairment. All other intangibles with a finite useful life continue to be amortized over their estimated useful lives. Subscriber accounts are amortized using the straight-line method over periods ranging from 8 to 15 years. Other finite identified intangibles are being amortized over periods not exceeding 10 years.

     Results for the years ended June 30, 2002 and 2003 and the six months ended December 31, 2002 and 2003 are presented under SFAS No. 142; however, in accordance with this standard, the results for the year ended June 30, 2001 have not been restated. Had SFAS No. 142 been in effect for the Company's fiscal year ended June 30, 2001, the Company's reported net income would have been $40.0 million and net income per share would have been $17.41.

     As a result of an indicator of impairment identified at the Company's subsidiary, Alaska Broadcasting Company, during the quarter ended March 31, 2003, the Company tested the related carrying value of goodwill for impairment under SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Based on the Company's evaluation, all of the recorded goodwill was determined to be impaired. As a result, a write down of $1.8 million was recorded in other (income) expense, net during the quarter ended March 31, 2003. In addition, as required by SFAS No. 142, the Company performed an annual impairment test as of July 1, 2003. There was no impairment of intangible assets noted as a result of this test. Another impairment test will be performed July 1, 2004, unless unexpected events or circumstances arise that require the Company to test for impairment sooner.

     Estimated amortization expense for the next five years is as follows at June 30, 2003 (in thousands):

                    2004............    $   18,307
                    2005............        13,024
                    2006............        12,684
                    2007............        11,884
                    2008............         8,864

LONG-LIVED ASSETS

     Effective July 1, 2002, the Financial Accounting Standards Board issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS No. 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS for a disposal of a segment of a business. The adoption of this standard on July 1, 2002 had no impact on the Company's financial position or results of operations. The carrying value of long-lived assets is reviewed annually. If at any time the facts or circumstances at any of the Company's individual newspaper or other operations indicate the impairment of long-lived asset values as a result of a continual decline in performance or as a result of fundamental changes in a market, a determination is made as to whether the carrying value of the long-lived assets exceeds estimated realizable value. For purposes of this determination, estimated realizable value is evaluated based on values placed on comparable assets, generally based on a multiple of revenue and/or operating profit (revenues less cost of sales and selling, general and administrative expenses); however, other valuation methods may be used. Subsequent to June 30, 2003, an indicator of impairment was identified at one of the properties of the California Newspapers Partnership. As a result, the Company determined that the carrying value of an operating facility exceeds estimated realizable value based on the expected proceeds from the impending sale of the related assets. Accordingly, an impairment loss of $3.9 million was recorded in other (income) expense, net for the year ended June 30, 2003 to adjust the long-lived assets to the estimated realizable value of $2.0 million.

DEBT DISCOUNT

     Debt discount is amortized in a manner that results in a constant rate of interest over the life of the related debt and is included as a component of interest expense.

INCOME TAXES

     The Company accounts for income taxes utilizing the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Advertising costs included in the consolidated statement of operations for the fiscal years ended June 30, 2001, 2002 and 2003, were approximately $3.1 million, $0.8 million and $0.5 million, respectively.

REVENUE RECOGNITION

     Advertising revenue is earned and recognized when advertisements are published, inserted, aired or displayed and are net of provisions for estimated rebates, credit and rate adjustments and discounts. Circulation revenue includes single copy and home delivery subscription revenue. Single copy revenue is earned and recognized based on the date the publication is delivered to the single copy outlet, net of provisions for returns. Home delivery subscription revenue is earned and recognized when the newspaper is delivered to the customer or sold to a third party. Amounts received in advance of an advertisement or newspaper delivery are deferred and recorded on the balance sheet as a current liability to be recognized into income when the revenue has been earned.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     The Company conducts business in one reporting segment and determined its reporting segment based on the individual operations that the chief operating decision maker reviews for purposes of assessing performance and making operating decisions. The individual operations have been aggregated into one segment because management believes they have similar economic characteristics and similar products, services, customers, production processes and distribution methods. The Company believes that aggregating the operations into one segment helps users understand the Company's performance and assess its prospects.

COMPREHENSIVE INCOME

     As of July 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires the disclosure of comprehensive income, which includes, in addition to net income, other gains and losses, which affect shareholders' equity, but under generally accepted accounting principles are excluded from net income. While the Company adopted SFAS No. 130 on July 1, 1998, it did not have any items of comprehensive income until it adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"), on July 1, 2000. Under SFAS No. 133, the Company's newsprint and interest rate swap agreements on its variable rate debt were recorded at fair value and changes in the value of such contracts, net of income taxes, were reported in comprehensive income. During fiscal year 2003, the interest rate swap agreement on the Company's variable rate debt expired, and effective September 5, 2003, the Company terminated its newsprint swap agreement. See Note 10: Hedging Activities for further discussion. Comprehensive income for the Company also includes a minimum pension liability adjustment related to two of the Company's pension plans and a pension plan at one of the Company's unconsolidated JOAs. For purposes of calculating income taxes related to comprehensive income, the Company uses its combined statutory rate for federal and state income taxes.

DIVIDENDS

     The Company has not paid a dividend on its common stock and does not currently plan to pay cash dividends on its common stock.

EMPLOYEES

     Certain employees of the Company's newspapers are employed under collective bargaining agreements.

HEDGING ACTIVITIES

     Under SFAS No. 133, the Company's newsprint and variable to fixed interest rate swap agreement had been designated as cash flow hedges and recorded at fair value, and changes in the value of such contracts, net of income taxes, are reported in comprehensive income. At June 30, 2003, the Company had no variable to fixed interest rate swap agreements, and subsequent to June 30, 2003, the Company terminated its newsprint swap agreement. The Company also has fixed to variable interest rate swap agreements, which do not qualify for hedge accounting, and therefore, changes in the fair value of these swap agreements are recognized in other (income) expense, net. The net settlements made under all of the Company's interest rate swap agreements are reflected in operations as an adjustment to interest expense over the term of the related swap. Prior to the termination of the newsprint swap agreement, the periodic net settlements made were reflected in operations in the period the newsprint was consumed. See
Note 10: Hedging Activities for further discussion.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2002, the FASB issued Statement No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES ("SFAS No. 146"). SFAS No. 146
requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has incurred no such costs since the January 1, 2003 adoption of SFAS No. 146.

     In November 2002, the FASB issued Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS ("FIN No. 45"), which addresses the accounting for and disclosure of guarantees and requires certain guarantees to be recorded at fair value. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; any previously issued guarantees prior to the date of FIN No. 45's initial application should not be revised or restated. FIN No. 45's disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002 and are applicable to all guarantees issued by the guarantor subject to FIN No. 45's scope, including guarantees issued prior to the issuance of FIN No. 45. Through its wholly-owned subsidiary Kearns-Tribune, LLC, the Company owns a 6.0% interest in Ponderay Newsprint Company ("Ponderay") and is also a guarantor, on a several basis, on 6.0% of up to $125.0 million of Ponderay's credit facility, which is due April 12, 2006. Based on the Company's evaluation, this guarantee falls under the disclosure provisions of FIN No. 45. The Company has no amounts related to the guarantee recorded in its financial statements because the guarantee existed prior to and has not been modified since December 31, 2002. The guarantee arose from Ponderay's April 12, 2000 amended and restated credit agreement that replaced a previous credit facility which had been used to finance the construction of its newsprint mill. The guarantee could be triggered by Ponderay's failure to meet any or all of its bank covenants, at which time the Company could be liable for its portion of the guarantee. At December 31, 2003, the Company's share of the guarantee is $5.9 million. The debt is collateralized by a deed of trust on Ponderay's real property and a mortgage on all of Ponderay's other assets.

     In January 2003, the FASB issued Interpretation No. 46 CONSOLIDATION OF VARIABLE INTEREST ENTITIES ("FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, CONSOLIDATED FINANCIAL STATEMENTS, to only certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued a revised FIN No.
46. Under the revision, for variable interest entities that existed prior to December 31, 2003, the effective date for non-public entities is the beginning of the first annual reporting period beginning after December 15, 2004, which for the Company is July 1, 2005. The Company's preliminary assessment indicates that the revised FIN No. 46 will not have a material impact on its financial position or results of operations; however, the Company is still in the process of evaluating the revised rules under FIN No. 46.

     In April 2003, FASB issued Statement No. 149, AMENDMENTS OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 149") which is primarily effective for contracts entered into or modified after June 30, 2003. The statement amends Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133") for certain decisions made by the FASB as part of the Derivatives Implementation Group process and incorporates clarifications of the definition of a derivative. Adoption of SFAS No. 149 did not impact the Company's financial position and results of operations.

     In May 2003, the FASB issued Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY ("SFAS No. 150"), which addresses how to classify and measure certain financial instruments with characteristics of both liabilities (or assets in some circumstances) and equity. SFAS No. 150's requirements apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 as it relates to non-controlling interests in limited-life subsidiaries, has been deferred by FASB for an indefinite period. The Company will evaluate the impact of the provisions related to non-controlling interests in limited-life subsidiaries if and when the provisions are finalized. Adoption of the applicable provisions SFAS No. 150 on July 1, 2003 did not impact the Company's financial position and results of operations.

     Effective July 1, 2003, the Company adopted FASB Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY ("SFAS No. 150"), except for the provisions regarding non-controlling interests in limited-life subsidiaries. The provisions of SFAS No. 150 related to non-controlling interests in limited-life subsidiaries have been deferred by FASB for an indefinite period. The Company will evaluate the impact of the provisions related to non-controlling interests in limited-life subsidiaries when the provisions are finalized. Adoption of the other provisions of SFAS No. 150 on July 1, 2003 did not materially impact the Company's financial position or results of operations.

     In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Two of the Company's subsidiaries have postretirement benefit plans which offer a prescription drug benefit and therefore under the Financial Accounting Standards Board Statement No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS ("SFAS No. 106"), the plans' accumulated postretirement benefit obligations would be required to be remeasured as a result of the Act. However, on January 12, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position on SFAS No. 106 ("FSP-SFAS No. 106") which permits sponsors to make a one-time election to defer accounting for the effects of the Act and the disclosures related to the plans required by FASB Statement No. 132 (revised
2003), EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS (see further discussion which follows), until authoritative guidance on the accounting for the federal subsidy is issued or until certain other events that would require remeasurement occur (for example, a plan amendment, settlement or curtailment, if such event occurs subsequent to January 31, 2004, but prior to the issuance of additional authoritative guidance) at which time accounting for the Act's effects on the plans would be required. The Company has elected to defer accounting for the effects of the Act under FSP-SFAS No. 106, and therefore the accompanying financial statements do not reflect the effects of the Act on the plans' accumulated postretirement benefit obligations. As previously discussed, authoritative guidance on the accounting for the federal subsidy is pending, and guidance, when issued, could require the Company to change previously reported information. The Company is in the process of evaluating the economic consequences of the Act, including determining whether plans would need to be amended, but does not expect that the effects will be material to the Company's financial position or results of operations.

     In December 2003, the FASB issued revised Statement No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS ("SFAS No. 132"). The revised SFAS No. 132 requires additional disclosures to those in the original Statement No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Interim disclosures are required by the revised pronouncement for interim periods beginning after December 15, 2003 and annual disclosures are required for fiscal years ending after December 15, 2003, which for the Company is March 31, 2004 and June 30, 2004, respectively. Adoption of the provisions of revised SFAS No. 132 impacts disclosures only and will not impact the Company's financial position or results of operations.

NOTE 3:  JOINT OPERATING AGENCIES

     Prior to January 23, 2001, the Company consolidated the results of operations of THE DENVER POST. On January 23, 2001, MediaNews Group and E.W. Scripps Company ("Scripps"), owner of the ROCKY MOUNTAIN NEWS, completed the formation of the Denver Newspaper Agency, a partnership ("DNA" or the "Denver JOA"), under the terms of a joint operating agreement. Upon formation of DNA, MediaNews and Scripps each contributed substantially all of their operating assets used in the publication of THE DENVER POST and the ROCKY MOUNTAIN NEWS to DNA, while each maintained editorial control and responsibility for news and editorial costs for each of their respective newspapers. In addition to the assets contributed to DNA, Scripps also paid MediaNews $60.0 million to obtain its 50% interest in DNA. The Company recognized a pre-tax gain on the payment from Scripps of approximately $46.7 million, net of expenses. As a result of the formation of the Denver JOA, the Company no longer consolidates the results of
THE DENVER POST after January 23, 2001. In addition to the Company's proportionate share of income from DNA, the editorial costs, publishing related revenues, depreciation of editorial assets owned outside of the JOA, and other direct costs of THE DENVER POST are included in the line item "Income from Unconsolidated JOAs." The Company continues to consolidate The Denver Post Corporation's subsidiary, Eastern Colorado Publishing Company ("ECPC"), comprised of several small daily and weekly newspapers as ECPC was not contributed to DNA.

     On January 2, 2001, MediaNews purchased the stock of Kearns-Tribune, LLC for $200.0 million in cash. Kearns-Tribune, LLC owns the masthead of THE SALT LAKE TRIBUNE and a 50% ownership interest in the Newspaper Agency Corporation (the "Salt Lake City JOA"). The Salt Lake City JOA is the managing entity of the JOA agreement between Kearns-Tribune, LLC and the Deseret News Publishing Company. Under the terms of this JOA, the Salt Lake City JOA is responsible for performing all the business functions of THE SALT LAKE TRIBUNE and the DESERET MORNING NEWS, including advertising and circulation sales, production and distribution; however, the Salt Lake City JOA does not own any of the fixed assets used in its operations. Instead, each partner owns the fixed assets used in the operations of the Salt Lake City JOA as tenants in common, outside of the JOA. Therefore, the related depreciation expense is also recorded outside of the JOA. News and editorial costs related to THE SALT LAKE TRIBUNE are incurred outside of the Salt Lake City JOA and are the sole responsibility of Kearns-Tribune, LLC. While Kearns-Tribune, LLC owns 50% of the Salt Lake City JOA, net income of the Salt Lake City JOA is distributed 58% to Kearns-Tribune, LLC and 42% to the Deseret News Publishing Company principally because THE SALT LAKE TRIBUNE has greater circulation than THE DESERET MORNING NEWS and therefore is responsible for a greater portion of the operating cash flows generated by the Salt Lake City JOA. The Company records its proportionate share of the results of the Salt Lake City JOA along with the operations of Kearns-Tribune,

LLC, consisting principally of editorial costs, publishing related revenues, amortization of intangibles, depreciation of fixed assets, and other direct costs of THE SALT LAKE TRIBUNE, in the line item "Income from Unconsolidated JOAs."

     On August 22, 1998, Charleston Publishing Company, a wholly-owned subsidiary of MediaNews, acquired a 50% interest in Charleston Newspapers, which publishes the CHARLESTON GAZETTE (morning) and CHARLESTON DAILY MAIL (evening) six days a week and the SUNDAY GAZETTE-MAIL, under the terms of a JOA. The acquisition also included rights to the masthead of the CHARLESTON DAILY MAIL. The managerial responsibility for the news and editorial functions are completely separate from the JOA; accordingly, the Company is responsible for the news and editorial content of the CHARLESTON DAILY MAIL. However, related editorial expenses are incurred and paid within the Charleston JOA. As a result, all editorial expenses of the three Charleston JOA publications are included in the Company's proportionate share of income from Charleston Newspapers, which is included in Income from Unconsolidated JOAs. Amortization of intangibles and other direct costs associated with the JOA incurred by Charleston Publishing Company are also included in Income from Unconsolidated JOAs.

     Effective March 1990, York Newspapers, Inc. ("YNI") entered into a JOA agreement, forming York Newspaper Company ("YNC"), with York Daily Record, Inc. ("YDR"), under which YNC is responsible for all newspaper publishing operations, other than news and editorial, including production, sales, distribution and administration. YNC publishes THE YORK DISPATCH, a daily evening paper, the YORK DAILY RECORD, a daily morning paper, and the YORK SUNDAY NEWS. YNI has a 57.5% interest in YNC and is the controlling partner. The operations of YNC are consolidated with those of the Company, with a minority interest reflected for YDR's interest in YNC. The operating results of YNC do not include the editorial costs associated with the publication of the YORK DAILY RECORD, which is not owned by the Company and the costs of which are incurred outside of the JOA. YNC made cash distributions to the Company in the amount of $9.4 million, $8.5 million and $9.7 million in fiscal years 2001, 2002 and 2003, respectively.

     The following tables present the summarized results for the fiscal years ended June 30, 2001, 2002 and 2003 and for the six months ended December 31, 2002 and 2003 of the Company's unconsolidated JOAs, along with related balance sheet data at June 30, 2002 and 2003, on a combined basis. The Salt Lake City JOA data has been presented separately, because as of June 30, 2003, it is a significant investee of the Company determined in accordance with Rule 3-09 of Regulation S-X. The Salt Lake City JOA and Other Unconsolidated JOA information is presented at 100%, with the other partners' share of income from the related JOAs subsequently eliminated. The editorial costs, publishing related revenues, depreciation, amortization, and other direct costs incurred outside of the JOAs by our consolidated subsidiaries associated with THE SALT LAKE TRIBUNE, THE DENVER POST, and the CHARLESTON DAILY MAIL are included in the line "Associated Revenues and Expenses." The minority interest associated with THE DENVER POST has not been reflected in the following tables.

                                                             YEAR ENDED JUNE 30, 2003
                                          -------------------------------------------------------------
                                                                                          TOTAL INCOME
                                                            OTHER         ASSOCIATED          FROM
                                           SALT LAKE    UNCONSOLIDATED   REVENUES AND    UNCONSOLIDATED
                                            CITY JOA         JOAS          EXPENSES           JOAS
                                          -----------   --------------   ------------    --------------
                                                              (DOLLARS IN THOUSANDS)

INCOME STATEMENT DATA:
Total revenues........................    $   128,636   $      458,068   $        690

Cost of sales.........................         29,620          151,926         31,523
Selling, general and administrative...         46,672          207,914          8,393
Depreciation and amortization.........             --           23,361          4,132
Other.................................             65              196             53
Gain on sale of assets................             --           (1,715)            --
                                          -----------   --------------   ------------
  Total costs and expenses............         76,357          381,682         44,101
                                          -----------   --------------   ------------
Net income (loss).....................         52,279           76,386        (43,411)
Partners' share of income from
  unconsolidated JOAs.................        (21,834)         (38,193)            --
                                          -----------   --------------   ------------
Income from unconsolidated JOAs.......    $    30,445   $       38,193    $   (43,411)   $       25,227
                                          ===========   ==============   ============    ==============

                                                                            F-16

                                                             YEAR ENDED JUNE 30, 2002
                                          -------------------------------------------------------------
                                                                                          TOTAL INCOME
                                                            OTHER         ASSOCIATED          FROM
                                           SALT LAKE    UNCONSOLIDATED   REVENUES AND    UNCONSOLIDATED
                                            CITY JOA         JOAS          EXPENSES           JOAS
                                          -----------   --------------   ------------    --------------
                                                              (DOLLARS IN THOUSANDS)

INCOME STATEMENT DATA:
Total revenues........................    $   127,743   $      447,358   $        974

Cost of sales.........................         32,055          169,144         30,765
Selling, general and administrative...         43,317          196,536          5,576
Depreciation and amortization.........             --           26,994          4,253
Other.................................             --           11,790          3,591
                                          -----------   --------------   ------------
  Total costs and expenses............         75,372          404,464         44,185
                                          -----------   --------------   ------------
Net income (loss).....................         52,371           42,894        (43,211)
Partners' share of income from
  unconsolidated JOAs.................        (21,837)         (21,447)            --
                                          -----------   --------------   ------------
Income from unconsolidated JOAs.......    $    30,534   $       21,447   $    (43,211)   $        8,770
                                          ===========   ==============   ============    ==============


                                                             YEAR ENDED JUNE 30, 2001
                                          -------------------------------------------------------------
                                                                                          TOTAL INCOME
                                                            OTHER         ASSOCIATED          FROM
                                           SALT LAKE    UNCONSOLIDATED   REVENUES AND    UNCONSOLIDATED
                                            CITY JOA         JOAS          EXPENSES           JOAS
                                          -----------   --------------   ------------    --------------
                                                              (DOLLARS IN THOUSANDS)

INCOME STATEMENT DATA:
Total revenues........................    $    62,568   $      216,438   $        820

Cost of sales.........................         17,066           93,348         14,659
Selling, general and administrative...         21,460           99,986         (2,476)
Depreciation and amortization.........             --           12,086          4,745
Other.................................             43           12,600            295
                                          -----------   --------------   ------------
  Total costs and expenses............         38,569          218,020         17,223
                                          -----------   --------------   ------------
Net income (loss).....................         23,999           (1,582)       (16,403)
Partners' share of income from
  unconsolidated JOAs.................        (10,007)             791             --
                                          -----------   --------------   ------------
Income from unconsolidated JOAs.......    $    13,992   $         (791)  $    (16,403)   $      (3,202)
                                          ===========   ==============   ============    ==============


                                                 JUNE 30, 2003                   JUNE 30, 2002
                                           ---------------------------    -----------------------------
                                                            OTHER                            OTHER
                                           SALT LAKE    UNCONSOLIDATED    SALT LAKE      UNCONSOLIDATED
                                            CITY JOA         JOAS          CITY JOA           JOAS
                                           ---------    --------------    ---------      --------------
                                                              (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA:
Current assets........................    $    15,060   $     85,047    $     15,443    $     92,216
Non-current assets....................         18,970        194,489          15,935         223,483
Current liabilities...................         20,697         47,900          18,926          47,841
Non-current liabilities...............          3,638         22,950           3,860          21,665

                                                         SIX MONTHS ENDED DECEMBER 31, 2003
                                          -------------------------------------------------------------
                                                                                          TOTAL INCOME
                                                            OTHER         ASSOCIATED          FROM
                                           SALT LAKE    UNCONSOLIDATED   REVENUES AND    UNCONSOLIDATED
                                            CITY JOA         JOAS          EXPENSES           JOAS
                                          -----------   --------------   ------------    --------------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues........................    $    69,536    $     236,255    $       254

Cost of sales.........................         15,805           75,720         16,293
Selling, general and administrative...         25,082          104,117          4,514
Depreciation and amortization.........             --           10,955          2,202
Other.................................              2              997            440
                                          -----------    -------------    -----------
  Total costs and expenses............         40,889          191,789         23,449
                                          -----------    -------------    -----------
Net income (loss).....................         28,647           44,466        (23,195)
Partners' share of income from
  unconsolidated JOAs.................        (11,942)         (22,233)            --
                                          -----------    -------------    -----------
Income from unconsolidated JOAs.......    $    16,705    $      22,333    $   (23,195)   $       15,743
                                          ===========    =============    ===========    ==============

                                                         SIX MONTHS ENDED DECEMBER 31, 2002
                                          -------------------------------------------------------------
                                                                                          TOTAL INCOME
                                                            OTHER         ASSOCIATED          FROM
                                           SALT LAKE    UNCONSOLIDATED   REVENUES AND    UNCONSOLIDATED
                                            CITY JOA         JOAS          EXPENSES           JOAS
                                          -----------   --------------   ------------    --------------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues........................    $    64,672   $      234,655   $        387

Cost of sales.........................         14,860           77,706         15,469
Selling, general and administrative...         22,734          104,941          4,418
Depreciation and amortization.........             --           12,081          2,033
Other.................................             64           (2,147)            91
                                          -----------   --------------   ------------
  Total costs and expenses............         37,658          192,581         22,011
                                          -----------   --------------   ------------
Net income (loss).....................         27,014           42,074        (21,624)
Partners' share of income from
  unconsolidated JOAs.................        (11,288)         (21,037)            --
                                          -----------   --------------   ------------
Income from unconsolidated JOAs.......    $    15,726    $      21,037   $    (21,624)   $       15,139
                                          ===========   ==============   ============    ==============

NOTE 4:  INVESTMENT IN CALIFORNIA NEWSPAPERS PARTNERSHIP

     On March 31, 1999, through its wholly-owned subsidiary, West Coast MediaNews LLC, the Company formed the California Newspapers Partnership ("CNP") with Stephens Media Group ("SMG"), previously known as Donrey Newspapers LLC, and The Sun Company of San Bernardino California ("Gannett"). MediaNews, SMG and Gannett's interests in the California Newspapers Partnership are 54.23%, 26.28% and 19.49%, respectively. The Company is the controlling partner and therefore the operations of the partnership are consolidated with those of the Company with minority interest reflected for SMG's and Gannett's interest in the partnership.

     At the formation of the California Newspapers Partnership, the Company also contributed debt of $6.6 million to the partnership. However, in accordance with the partnership agreement, the Company remains liable for the contributed debt. All principal and interest payments associated with this debt are charged to the MediaNews capital account at CNP as a distribution. Approximately $2.7 million, $2.3 million and $2.1 million of principal and interest payments were made in fiscal years 2001, 2002 and 2003, respectively, by the partnership on behalf of the Company.

     The California Newspapers Partnership is governed by a management committee. The management committee consists of seven members. MediaNews is entitled to appoint four of the members on the management committee, SMG is entitled to appoint two, and Gannett is entitled to appoint one. Decisions of the management committee are by majority vote, except that unanimous votes are required for certain extraordinary actions, including asset transfers or sales, asset acquisitions, incurrence of debt and certain material changes in the partnership business.

     The California Newspapers Partnership agreement also contains transfer of interests restrictions. None of the partners are able to transfer their interests before January 1, 2004, and after that date, transfers may be made only subject to the "right of first offer" of the remaining partners to effect the purchase of the transferring partner's interest. In addition, where no partner exercises its right of first offer, any sale of a partner's interest must include the right for the remaining partners to "tag-along" and sell their interests to the third-party buyer at the same price. After January 1, 2005, MediaNews has the right to require the other partners to sell their interests to any third party to which MediaNews sells its interest.

     SMG has a separate right to "put" its interest in the partnership to the other two partners at fair market value anytime after January 1, 2005. Upon notification of the put and obtaining a valuation of the partnership interest, the remaining partners have two years to complete the purchase. Gannett also had a separate put right similar to SMG's; however, in connection with the formation of the Texas-New Mexico Newspapers Partnership, Gannett's put right in CNP was eliminated.

     The minority interest liability reflects the fair market value of the net assets at the time they were contributed to the California Newspapers Partnership by SMG and Gannett, plus the minority partners' share of earnings, net of distributions since inception. CNP made cash distributions to the Company in the amount of $37.4 million, $41.7 million and $35.3 million in fiscal years 2001, 2002 and 2003, respectively.

NOTE 5:  ACQUISITIONS, DISPOSITIONS AND PARTNERSHIP FORMATIONS

     There were no significant transactions for the six months ended December 31, 2003.

ACQUISITIONS

FISCAL 2003

     Effective January 31, 2003, CNP acquired substantially all of the operating assets used in the publication of the PARADISE POST, a newspaper published three times weekly in Paradise, California, plus related publications and a large commercial printing business. The purchase price of approximately $13.0 million consisted of $11.75 million of cash and estimated transaction costs, net of working capital, plus future payments under covenants not to compete with a discounted value of approximately $1.2 million. Contributions from the partners in CNP were used to fund the acquisition. The Company's cash portion of the acquisition was approximately $6.4 million and was funded with borrowings under the Company's bank credit facility. Approximately $7.2 million of the purchase price was attributable to tangible assets (primarily fixed assets), $1.3 million was attributable to identifiable intangible assets ($0.1 million, subscriber lists; $1.2 million, covenants not to compete) and $4.5 million was recorded as goodwill. Paradise is in close proximity to the Company's newspaper operations in Chico, California.

     Effective October 1, 2002, CNP acquired substantially all of the operating assets used in the publication of the ORIGINAL APARTMENT MAGAZINE, a free distribution apartment rental magazine. The ORIGINAL APARTMENT MAGAZINE is published every two weeks in three different zones: Los Angeles/San Fernando, Orange County, and the Inland Empire and had monthly distribution of approximately 296,000 at the date of acquisition. The purchase price was $10.0 million, plus an additional earnout of up to $6.0 million dependent on future operating performance. Contributions from the partners in CNP were used to fund the acquisition. The Company's cash portion of the acquisition was $5.4 million and was funded with borrowings under the Company's bank credit facility. Approximately $0.3 million of the purchase price was attributable to tangible assets (primarily fixed assets), $3.5 million was attributable to identifiable intangible assets ($1.0 million, mastheads; $2.3 million, subscriber lists; $0.2 million, covenants not to compete) and $6.2 million was recorded as goodwill.
ORIGINAL APARTMENT MAGAZINE is operated in conjunction with the Los Angeles Newspaper Group. Effective September 30, 2003, the seller earned $2.3 million of the earnout which was paid in November 2003. The $2.3 million earnout payment has been recorded as an adjustment to goodwill.

     Effective October 1, 2002, CNP acquired substantially all of the operating assets used in the publication of THE REPORTER, a morning daily newspaper and VALU-PACK, a total market coverage product, both published in Vacaville,
California. At the date of purchase, the newspaper had daily and Sunday paid circulation of approximately 18,000 and 20,000, respectively. The purchase price of $30.9 million included $30.0 million of cash and estimated transaction costs, net of working capital, plus future payments under a covenant not to compete with a discounted value of $0.9 million. Contributions from the partners in CNP were used to fund the acquisition. The Company's cash portion of the acquisition was $16.3 million and was funded with borrowings under the Company's bank credit facility. Approximately $3.5 million of the purchase price was attributable to tangible assets (primarily fixed assets), $6.8 million was attributable to identifiable intangible assets ($0.8 million, mastheads; $5.1 million, subscriber lists; $0.9 million, covenants not to compete) and $20.6 million was recorded as goodwill. Vacaville is in close proximity to the Company's newspaper operations in Vallejo and the Alameda Newspapers Group, in California.

FISCAL 2002

     There were no significant acquisitions in fiscal year 2002.

FISCAL 2001

     Effective May 31, 2001, the Company acquired substantially all of the assets used in the publication of THE RUIDOSO NEWS, a bi-weekly newspaper published in Ruidoso, New Mexico for approximately $3.8 million in cash, net of working capital.

     Effective March 31, 2001, the Company purchased substantially all of the assets used in the publication of ALAMOGORDO DAILY NEWS, a daily newspaper published in Alamogordo, New Mexico, for $9.5 million in cash, net of working capital.

     Effective February 1, 2001, the California Newspapers Partnership purchased substantially all of the assets used in the publications of the LAKE COUNTY RECORD-BEE, a daily newspaper and several weeklies including the CLEARLAKE OBSERVER-AMERICAN, WILLITS NEWS, PENNY SLAVER, and BEE-SMART SHOPPER, located in and around Lakeport, California, for approximately $7.3 million in cash, net of working capital.

     Effective January 2, 2001, MediaNews purchased the stock of Kearns-Tribune, LLC for $192.0 million, net of cash on hand at the Salt Lake City JOA. Kearns-Tribune, LLC owns the masthead of THE SALT LAKE TRIBUNE and a 50% ownership interest in the Salt Lake City JOA. The Salt Lake City JOA is operated under the terms of a JOA agreement between Kearns-Tribune, LLC and the Deseret News Publishing Company (See Note 3). This acquisition was funded with proceeds from the sale of Council Bluffs discussed in Dispositions, the Scripps' payment to acquire a 50% interest in the Denver JOA (See Note 3) and bank borrowings.

     Effective October 31, 2001, the Company received substantially all the assets of the CARLSBAD CURRENT-ARGUS, a daily newspaper in Carlsbad, New Mexico valued at approximately $7.0 million, plus adjustments for working capital, as a part of the proceeds from the sale of the DAILY NONPAREIL, in Council Bluffs, Iowa and the related daily and weekly newspapers located in the Southwestern Iowa cluster.

     Effective October 1, 2000, the Company acquired substantially all of the assets used in the publication of the CONNECTICUT POST, a morning newspaper published in Bridgeport, Connecticut, for approximately $194.0 million in cash, net of working capital of approximately $5.0 million and post closing adjustments. The acquisition was funded with proceeds of approximately $145.0 million from the sale of newspapers on June 30, 2000 and borrowings under the Company's bank credit facility.

     Effective October 1, 2000, the Company acquired substantially all of the assets used in the publication of BRECKENRIDGE AMERICAN, a bi-weekly newspaper and radio stations, KLXK and KROO, located in Breckenridge, Texas for approximately $1.0 million.

     Effective October 1, 2000, Gannett contributed the MARIN INDEPENDENT JOURNAL, published in Marin, California, to the California Newspapers Partnership. The MARIN INDEPENDENT JOURNAL is operated in conjunction with the ANG Newspapers. As a result of the Marin contribution, the partners' interests were adjusted to their current values (See Note 4: Investment in California Newspapers Partnership).

DISPOSITIONS

     There were no dispositions in fiscal years 2003 and 2002.

FISCAL 2001

     Effective January 31, 2001, the California Newspapers Partnership sold substantially all of the assets used in the publication of THE LOMPOC RECORD in Lompoc, California for approximately $8.0 million in cash, net of working capital. The sale resulted in a pre-tax gain of approximately $4.6 million. Proceeds from this sale were used to purchase the assets in Lakeport, California.

     Effective October 31, 2000, the Company sold substantially all the assets used in the publication of the DAILY NONPAREIL, in Council Bluffs, Iowa and the related daily and weekly newspapers located in the Southwestern Iowa cluster, in exchange for $32.0 million in cash and substantially all the assets of the CARLSBAD CURRENT-ARGUS, a daily newspaper located in Carlsbad, New Mexico (as previously discussed). The sale resulted in a pre-tax gain of approximately $23.6 million.

PARTNERSHIP FORMATIONS

FISCAL 2003

     Effective March 3, 2003, MediaNews and Gannett Co., Inc. ("Gannett") formed the Texas-New Mexico Newspapers Partnership. MediaNews contributed substantially all the assets and operating liabilities of the LAS CRUCES SUN-NEWS, THE DAILY TIMES (Farmington), CARLSBAD CURRENT-ARGUS, ALAMOGORDO DAILY NEWS, and THE DEMING HIGHLIGHT, as well as all the weekly and other publications published by these daily newspapers, in exchange for a 33.8% interest in the Texas-New Mexico Newspapers Partnership. Gannett contributed the EL PASO TIMES, located in El Paso, Texas, in exchange for its 66.2% controlling partnership interest. As a result, effective March 3, 2003, MediaNews no longer consolidates the operations of the entities it contributed to the partnership and began accounting for its share of the operations of the Texas-New Mexico Newspapers Partnership under the equity method of accounting. The formation of the partnership was a non-monetary transaction. The Company's contribution to the Texas-New Mexico Newspapers Partnership was treated as two separate, but simultaneous events: (1) a sale, whereby for accounting purposes, the Company sold to Gannett a 66.2% interest in its New Mexico properties, resulting in a non-monetary gain of approximately $27.4 million (pursuant to EITF 01-2, INTERPRETATIONS OF APB OPINION NO. 29), and (2) the acquisition of a 33.8% interest in the partnership. Except for the non-monetary recognized gain, the formation of the Texas-New Mexico Newspapers Partnership did not have a significant impact on the Company's results.

FISCAL 2002

     There were no partnership formations in fiscal year 2002.

FISCAL 2001

     Effective January 23, 2001, MediaNews and Scripps completed the formation of the Denver Newspaper Agency as discussed in Note 3: Joint Operating Agencies.

NOTE 6:  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                 JUNE 30,           DECEMBER 31,
                                                        --------------------------  ------------
                                                            2002          2003           2003
                                                        -----------    -----------  ------------
                                                             (DOLLARS IN THOUSANDS)

Bank Credit Facility (Revolving Portion)...    (I)      $         -    $         -  $   123,200
Bank Term Loan B...........................    (I)                -              -      250,000
Bank Term Loan (A and B)...................    (II)         150,000        247,000           -
Bank Credit Facility (Revolving Portion)...    (III)        210,400        129,900           -
Various Notes, payable through 2013........    (IV)          20,805         15,678       29,789
8.75% Senior Subordinated Notes, due 2009..    (V)          300,164        300,180            -
8.625% Senior Subordinated Notes, due 2011.    (VI)         199,270        199,327      199,357
6.875% Senior Subordinated Notes, due 2013.    (VII)              -              -      297,418
York Newspaper Company's Debt..............    (VIII)         6,321          5,455        4,702
9.0% Subordinated Promissory Note..........    (IX)          62,970             --           --
                                                        -----------    -----------  -----------
                                                            949,930        897,540      904,466
Less current portion of long-term debt.....    (X)            7,548          2,990        5,448
                                                        -----------    -----------  -----------
                                                        $   942,382    $   894,550  $   899,018
                                                        ===========    ===========  ===========

----------

I. On December 30, 2003, the Company refinanced its former bank credit facility, which at the time of its replacement had provided for borrowings of up to $485.0 million. The new bank credit facility provides for borrowings of up to $600.0 million, consisting of a $350.0 million revolving credit facility and a $250.0 million "term loan B" facility. Term loan B requires quarterly principal payments as follows: $0.6 million beginning in March 2004 through December 2009 and increases to $58.8 million beginning in March 2010 through December 2010. Availability under the revolving credit facility is permanently reduced by $100.0 million in December 2008. The final maturity of the revolving credit facility is December 30, 2009, and the final maturity of the term loan B facility is
     December 30, 2010. The new bank credit facility is guaranteed by the Company's subsidiaries (with certain exceptions) and secured by first priority liens and security interests in all of the capital stock (or other ownership interests) of each of the Company's and the guarantors' susidiaries (with certain exceptions) and the Texas-New Mexico Partnership. The Company has agreed to pledge its interest in the Denver JOA to secure the new bank credit facility (subject to certain limitations). Prior to the maturity date of the revolving facility, borrowings under the revolving facility will be permitted to be borrowed, repaid and reborrowed without premium or penalty (other than customary breakage costs). Amounts repaid under the term loan B facility will not be available for reborrowing. The new bank credit facility contains a number of covenants that, among other things, restrict the Company's ability and its subsidiaries' ability to dispose of assets, incur additional indebtedness, pay dividends or make capital contributions, create liens on assets, make investments, make acquisitions and engage in mergers or consolidations. In addition, the new bank credit facility requires compliance with certain financial ratios, including a maximum consolidated debt to consolidated operating cash flow ratio, a maximum consolidated senior debt to consolidated operating cash flow ratio and a minimum consolidated operating cash flow to consolidated fixed charges ratio. Borrowings under the new bank credit facility bear interest at rates based upon, at the Company's option, either the base rate (the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) Bank of America's prime rate) or Eurodollar rate plus a spread based on the Company's leverage ratio. On the revolver portion of the new bank credit facility, Eurodollar borrowing margins vary from 1.125% to 2.00% and base rate borrowing margins vary from 0.125% to 1.00%. On the term loan B facility, Eurodollar borrowing margins vary from 1.75% to 2.00% and base rate borrowing margins vary from 0.75% to 1.00%. At December 31, 2003, borrowing margins on the revolver portion of the new bank credit facility were set at 1.75% and 0.75% for the Eurodollar and base rate borrowings, respectively; borrowing margins on the term loan B facility were set at 2.00% and 1.00%, respectively, for the Eurodollar and base rate borrowings. In addition to interest, the Company pays an annual commitment fee of 0.25% to 0.375% on the unused portion of the commitment based on the Company's leverage ratio. The annual commitment fee is currently set at 0.375%.

                                                                            F-22
     The Company incurred debt issuance costs of $3.8 million related to the $600.0 million new bank credit facility. These debt issuance costs have been capitalized as a deferred charge, and are being amortized on a straight-line basis over the term of the new bank credit facility as a component of amortization expense.

II. On December 30, 2003, the Company refinanced its former bank Term Loans A and B with its new bank credit facility described in I. above. The following describes the significant terms and conditions of Term Loans A and B prior to the refinancing.

     The Company's previous credit agreement (as amended) provided for a $150.0 million Term Loan A, in addition to its $350.0 million bank credit facility (discussed in Item III below). On May 14, 2003, the Company again amended the credit agreement to add a $97.0 million Term Loan B, which funded in June 2003 and reduced the amount available under the bank credit facility to $253.0 million. Proceeds from Term Loan B were used to redeem the 9.0% Promissory Note (discussed in Item IX below); the remaining proceeds were used to pay down amounts outstanding under the bank credit facility. Interest on borrowings under the Term Loan A were based upon, at the Company's option, Eurodollar or prime rates plus a spread, based on the Company's leverage ratio. Term Loan A borrowing margins for Eurodollar and prime could vary from 2.375% to 1.5% and 1.125% to 0.25%, respectively. As of June 30, 2003, the Term Loan A's Eurodollar and prime borrowing margins were set at 2.125% and 0.875%, respectively. Term Loan B borrowing margins for Eurodollar and prime could vary from 2.5% to 2.75% and 1.25% to 1.5%, respectively. As of June 30, 2003, Term Loan B's Eurodollar and prime borrowing margins were set at 2.75% and 1.5%.

III. On December 30, 2003, the Company refinanced its former bank credit facility with its new bank credit facility described in I. above. The following describes the significant terms and conditions of the revolving portion of the former bank credit facility prior to the refinancing.

     The Company's previous seven year bank credit facility provided for borrowings up to $350.0 million (reduced to $253.0 million with the funding of the May 14, 2003 amendment discussed in Item II above and further below), including $15.0 million that could be used for standby letters of credit. Interest on borrowings under the bank credit facility was based upon, at the Company's option, Eurodollar or prime rates plus a spread based on the Company's leverage ratio. Prime borrowing margins varied from 1.125% to 0.25% and Eurodollar borrowing margins varied from 2.375% to 1.125%. Borrowing margins at June 30, 2003 were set at 1.75% and 0.5% for the Eurodollar and prime borrowings, respectively. Interest on prime borrowings was payable quarterly in arrears. Interest on Eurodollar borrowings was due at the end of each interest rate contract or if the interest rate contract exceeded three months quarterly. In addition to interest, the Company paid an annual commitment fee of 0.5% to 0.25% on the unused portion of the commitment based on the Company's leverage ratio. The bank credit facility was secured by a pledge of capital stock of the Company and its subsidiaries.

IV. In connection with various acquisitions, the Company's subsidiaries have issued notes payable to prior owners and assumed certain debt obligations. The notes payable and other debt obligations bear interest at rates ranging from 0.0% to 7.0%. The notes bearing interest at below market rates have been discounted at rates ranging from 7.0% to 12.0%, which reflects the prevailing rate at the date of acquisition. The majority of these notes and other debt obligations are unsecured obligations of the Company.

V. In the second quarter of fiscal year 2004, the Company repurchased and redeemed all of its outstanding $300.0 million 8.75% Senior Subordinated Notes due 2009 (or "8.75% Notes") with the net proceeds from the sale of the $300.0 million, 6.875% Senior Subordinated Notes due 2013 and other available funds. The Company paid $9.4 million in premiums and related costs associated with the repurchase and redemption. These premiums, net of unamortized original issue premiums, are included in "other (income) expense, net." The following describes the significant terms and conditions of the 8.75% Notes prior to the refinancing.

     In October 1997 and February 1998, Garden State, the predecessor issuer of MediaNews Group, Inc., issued in the aggregate $300.0 million of Senior Subordinated Notes due 2009. These notes bore interest at 8.75% payable semi-annually, in arrears, on April 1 and October 1. The 8.75% Notes were issued at a small premium.

VI. In March 1999, Garden State, the predecessor issuer of MediaNews Group, Inc., issued $200.0 million of 8.625% Senior Subordinated Notes due 2011, or "8.625% Notes". Interest accruing on the 8.625% Notes is payable semi-annually, in arrears on January 1 and July 1. The indebtedness evidenced by the 8.625% Notes are subordinated and junior in right of payment to obligations under the bank credit facility and term loans. No principal payments are required until July 1, 2011, at which time all outstanding principal and interest is due and payable. The 8.625% Notes are general unsecured obligations of the Company ranking equal in right of payment with the existing 6.875% Notes described below.

VII. On November 25, 2003, the Company completed the sale of $300.0 million of 6.875% Senior Subordinated Notes due 2013 (or "6.875% Notes") in a private placement. The Company applied the net proceeds of $291.9 million from the sale of the 6.875% Notes and other available funds to repurchase all of its outstanding $300.0 million 8.75% Notes described in V. above. Proceeds from the sale of the 6.875% Notes were reduced by an original issue discount of $2.6 million and debt issuance costs of $5.5 million. The Company has reduced the principal amount of the 6.875% Notes by the amount of the original issue discount and is amortizing the discount as a component of interest expense using the effective interest method. The debt issuance costs have been capitalized as a deferred charge, and are being amortized on a straight-line basis over the term of the 6.875% Notes as a component of amortization expense. The indebtedness evidenced by the 6.875% Notes is subordinated and junior in right of payment to obligations under the new bank credit facility and term loan B. No principal payments are required until October 1, 2013, at which time all outstanding principal and interest is due and payable. The 6.875% Notes are general unsecured obligations of the Company ranking equal in right of payment with the existing 8.625% Notes and the 6.375% Notes described in Note 14: Subsequent Events.

VIII.At June 30, 2003, York Newspaper Company has a revolving credit note and a term bank loan totaling $3.8 million, which require monthly payments through October 2005. York Newspaper Company also has a promissory note, with a balance of $1.6 million at June 30, 2003, which requires monthly payments through October 2025. The obligations are secured by the assets of York Newspaper Company and are non-recourse to MediaNews. The Company owns 57.5% of York Newspaper Company.

IX. In January 1998, the Company entered into a subordinated note purchase agreement pursuant to which it issued a $47.6 million, 9.0% Subordinated Promissory Note (the "Promissory Note") due January 31, 2010. In June 2003, the Company paid $64.8 million to settle in full the Promissory Note, including all the related accrued interest. The repayment of the Promissory Note was made with proceeds from Term Loan B as previously discussed. While the Promissory Note was paid off, a related option remains outstanding. The option entitles the holder to purchase the assets used in the publication of one of the Company's newspaper properties, which the option holder can exercise or put to the Company based on a predetermined formula anytime after January 31, 2003. The option repurchase price was valued at $14.9 million and $16.0 million, at June 30, 2003 and December 31, 2003, respectively, and is recorded as a component of other long-term liabilities. If the option were put to the Company, the Company expects to fund the payment with available borrowings from its bank credit facility. As a result, in accordance with SFAS No. 6, CLASSIFICATION OF SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED, the option repurchase price remains classified in the Company's balance sheet as long-term. See additional discussion of this option agreement in Note 11: COMMITMENTS AND CONTINGENCIES.

X. At June 30, 2003, the $48.75 million due in fiscal year 2004 on Term Loan A was not included in the current portion of the long-term debt because the Company planned to fund the payments with available borrowings from its bank credit facility. As a result, in accordance with SFAS No. 6, CLASSIFICATION OF SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED, these amounts were classified in the Company's balance sheet as long-term debt. The Term Loan A was refinanced with the new bank credit facility discussed in I above.

     Maturities of long-term debt for the next five fiscal years and thereafter beginning with the fiscal year ended June 30, 2004 are shown below (in thousands). At December 31, 2003, the June 30, 2004 amount is only for the six months ended.

                                                             AS OF
                                            AS OF         DECEMBER 31,
                                        JUNE 30, 2003        2003
                                        ------------     ------------
               2004.................    $      2,990     $      2,442
               2005.................         118,812            6,353
               2006.................         145,115            7,007
               2007.................         121,179            4,857
               2008.................           1,444            4,660
               Thereafter...........         508,000          879,147
                                        ------------     ------------
                                        $    897,540     $    904,466
                                        ============     ============

     Interest paid during the fiscal years ended June 30, 2001, 2002, and 2003 and the six months ended December 31, 2002 and 2003 was approximately $76.8 million, $75.6 million, $64.8 million, $32.8 million and $33.6 million, respectively. An immaterial amount of interest was capitalized during the fiscal year 2003, and no interest was capitalized during fiscal years 2001, 2002, or through December 31, 2003.

     Letters of credit have been issued in favor of an insurance company providing workers compensation insurance coverage to the Company and its subsidiaries totaling approximately $5.7 million as of June 30, 2003 and December 31, 2003.

     The fair market value of the 8.625% Notes and the 8.75% Notes at June 30, 2003 was approximately $206.0 million and $309.0 million, respectively. The carrying value of the Company's bank debt, which has interest rates tied to prime or the Eurodollar, approximates the fair value of such financial instruments. Management cannot practicably estimate the fair value of the remaining long-term debt because of the lack of quoted market prices for these types of securities and its inability to estimate the fair value without incurring the excessive costs of obtaining an appraisal. The carrying amount represents its original issue price net of remaining original issue discounts, if applicable. At December 31, 2003, the 8.75% Notes were no longer outstanding. The fair market value of the 8.625% and 6.875% Notes at December 31, 2003, were $203.5 million and $318.9 million, respectively.

     At times the Company has entered into interest rate swap agreements to reduce its exposure to the uncertainty of short-term interest rate fluctuations associated with its outstanding bank debt. At June 30, and December 31, 2003, the Company had no interest rate swap agreements on its variable rate debt. On February 28, 2002, the Company entered into several interest rate swap agreements which expire in January and July 2004, and had a total notional amount of $250.0 million. The agreements swap fixed-rate interest payments for variable interest rate payments based on current pricing. The Company entered into these swaps to mitigate the effects of a protracted and slow economic recovery and to take advantage of the current low interest rates available under a variable rate instrument. Net settlements of the interest rate swap agreements occur semi-annually beginning July 1, 2002 and are recorded as an adjustment to interest expense. The related amount payable to, or receivable from, counterparties is included in other current assets or liabilities. These fixed to variable interest rate swaps do not qualify for hedge accounting, and therefore, changes in their fair value are recognized in other (income) expense, net in the period of change. As a result of marking these derivative instruments to market, a gain of approximately $3.0 million and $1.2 million was recognized in other (income) expense, net for the years ended June 30, 2002 and 2003, respectively and a $1.9 million gain and a $1.8 million loss for the six months ended December 31, 2002 and 2003, respectively. The net cash settlements of these interest rate swap agreements had the effect of decreasing interest expense by $2.6 million for the year ended June 30, 2003, as compared to the prior year when the Company's interest rate swap agreements had the effect of increasing interest expense by $2.4 million. In August 2002, the Company terminated two of these interest rate swap agreements, reducing the total notional amount to $150.0 million. As a result of monetizing these two interest rate swaps in fiscal year 2003, the Company realized a gain of $0.9 million.

NOTE 7:  LEASES

     The California Newspapers Partnership leases assets under capital leases. Assets under capital leases and related accumulated amortization are included in property, plant and equipment in the accompanying consolidated balance sheets at June 30, as follows:

                                                     2002           2003
                                                 ----------     ----------
                                                    (DOLLARS IN THOUSANDS)
     Building and equipment..................    $    6,934     $    6,950
     Accumulated amortization................        (3,005)        (3,237)
                                                 ----------     ----------
     Assets under capital leases, net........    $    3,929     $    3,713
                                                 ==========     ==========

     The Company and its subsidiaries also lease certain facilities and equipment under operating leases, some of which contain renewal or escalation clauses. Rent expense was approximately $6.2 million, $4.5 million and $5.2 million for the fiscal years ended June 30, 2001, 2002, and 2003, respectively. Contingent rentals are not significant. Future minimum payments on capital and operating leases are as follows at June 30, 2003:

                                                        CAPITAL      OPERATING
                                                        LEASES         LEASES
                                                       ---------      --------
                                                         (DOLLARS IN THOUSANDS)
     2004..........................................    $     937      $  4,968
     2005..........................................          937         4,471
     2006..........................................          933         3,649
     2007..........................................          931         3,072
     2008..........................................          931         2,760
     Thereafter....................................       10,240         2,532
                                                       ---------      --------
     Total minimum lease payments..................       14,909      $ 21,452
                                                                      ========
     Less amount representing interest.............       (7,895)
                                                       ---------
     Present value of net future lease payments....    $   7,014
                                                       =========

     The  nature  of  the  Company's   capital  and  operating  leases  has  not
significantly changed since June 30, 2003.

NOTE 8:  EMPLOYEE BENEFIT PLANS

PENSION PLANS

     In conjunction with the fiscal year 1998 acquisitions of THE SUN in Lowell, Massachusetts and the DAILY NEWS in Los Angeles, California, the Company assumed overfunded non-contributory defined benefit pension plans, which covered substantially all the employees at the acquired newspapers. Shortly after the acquisition of DAILY NEWS, the Company elected to freeze the plan assumed in conjunction with that acquisition. Accordingly, all current service cost under that plan has been terminated. Participants in the plan assumed in conjunction with the acquisition of THE SUN continue to accrue benefits associated with current services, based on years of service and estimated compensation prior to retirement. In December 1997, the Company combined THE SUN'S pension plan with the frozen pension plan of its subsidiary, New England Newspapers, Inc.

     THE DENVER POST sponsors two non-contributory defined benefit pension plans, which cover substantially all its current employees. The plan covering salaried and management employees provides benefits based on employees' years of service and compensation during the years immediately preceding retirement. The plan covering certain union employees provides benefits of stated amounts based on length of service. THE DENVER POST also sponsors post-retirement health care and life insurance plans that provide certain union employees and their spouses with varying amounts of subsidized medical coverage upon retirement and, in some instances, continued life insurance benefits until age 65, if the employee retires prior to age 65.

     Due to the formation of DNA on January 23, 2001, obligations related to the employees of THE DENVER POST who became employees of DNA were transferred to DNA's pension plans along with an amount of net pension asset actuarially determined to fund the obligation. THE DENVER POST editorial employees, terminated vested employees and retired employees will continue to be covered by the two non-contributory plans sponsored by THE DENVER POST as discussed above. The transfer of obligations and related assets occurred during fiscal years 2002 and 2001.

     The Company's funding policy for all plans is to make the minimum annual contributions required by the Employee Retirement Income Security Act of 1974.

OTHER RETIREMENT PLANS

     The Company and several of its newspaper properties participate in retirement/savings plans, and in addition, contribute to several multi-employer plans on behalf of certain union-represented employee groups. The majority of the Company's full-time employees are covered by one of these plans. Total expense for these plans in the fiscal years ended June 30, 2001, 2002, and 2003, was approximately $3.6 million, $2.4 million, and $3.6 million, respectively.

     In March 2003, the Company assumed obligations associated with a post-retirement health care plan that provides certain former Kearns-Tribune, LLC employees with subsidized medical coverage upon retirement in return for a $1.6 million payment from the former owner of Kearns-Tribune, LLC.

DEFERRED COMPENSATION PLAN

     During fiscal year 2003, the Company adopted the non-qualified MediaNews Group Supplemental Executive Retirement Plan, or the "2003 Plan." This plan has been offered to certain of the Company's eligible corporate executives. The 2003 Plan allows participants to defer a portion of their compensation, including bonuses if any on a pre-tax basis. There is no Company match on these deferrals; however, the deferrals earn a return based on notional investment elections made by the individual participants. In addition, the Company may at its discretion, elect to make contributions to the participants' accounts based on a comparison of the Company's actual profits to budgeted profits during each fiscal year. Any such contribution is subject to vesting, over a period of ten years from the date of participation in the plan. No vesting occurs until the participant has completed three full years in the plan, after which time the participant is 30% vested; the remaining vesting occurs over a period of seven years at 10% per year.

     In addition to the 2003 Plan, the Company sponsors another non-qualified plan, the "Publisher Plan." Under the Publisher Plan, certain eligible executives of the Company (principally newspaper publishers) may elect to defer a portion of their compensation, including any bonuses, on a pre-tax basis. The Company matches up to 100% of the deferred bonuses if certain performance criteria are achieved. The Company match is subject to vesting, over a period of ten years from the date of participation in the plan, and is subject to early withdrawal penalties. No vesting occurs until the participant has completed five full years in the plan, after which time the participant is 50% vested; the remaining vesting occurs over a period of five years at 10% per year. The deferrals earn a return based on notional investment elections made by the individual participants.

     These deferred compensation obligations are recorded in the Company's consolidated balance sheets as a component of the financial statement line item "Other Liabilities" at the vested value of the deferred compensation plus the applicable return on investment, and amounted to $2.7 million and $1.2 million as of June 30, 2002 and 2003, respectively. The Company in some cases has invested a portion of employee contributions in cash surrender value life insurance policies. The Company's investments in cash surrender value life insurance policies are recorded in the Company's consolidated balance sheets as a component of the financial statement line item "Other Assets" and amounted to $1.5 million and $0.4 million as of June 30, 2002 and 2003, respectively. The obligations and related assets decreased in 2003 from 2002 primarily due to certain former publishers cashing out of the Publisher Plan.

     The following tables provide a reconciliation of benefit obligations, plan assets and funded status of the Company's pension and other defined benefit plans, as of June 30, 2002 and 2003. The tables also provide the components of net periodic pension cost associated with those plans for fiscal years ended 2002 and 2003.

                                                                        PENSION PLANS                   OTHER BENEFITS
                                                               ------------------------------   ----------------------------
                                                                    2002            2003             2002            2003
                                                               ------------    ----------       ------------    ------------
                                                                                    (DOLLARS IN THOUSANDS)
   CHANGE IN BENEFIT OBLIGATION
     Benefit Obligation at Beginning of Year...............    $     82,111    $   83,429       $      3,524    $      2,951
     Service Cost..........................................             916           947                 --              --
     Interest Cost.........................................           5,958         5,912                166             211
     Amendments............................................           1,271            --                 --              --
     Actuarial Loss (Gain).................................            (853)        9,169                703           1,333
     Transfer to Denver Newspaper Agency...................              --            --             (1,167)             --
     Assumption of Kearns-Tribune Post-Retirement Health Plan            --            --                 --           1,526
     Benefits Paid.........................................          (5,974)       (5,625)              (275)           (460)
                                                               ------------    ----------       ------------    ------------
     Benefit Obligation at End of Year.....................    $     83,429    $   93,832       $      2,951    $      5,561
                                                               ============    ==========       ============    ============
   CHANGE IN PLAN ASSETS
     Fair Value of Plan Assets at Beginning of Year........    $    110,778    $   81,755       $         --    $         --
     Actual Return on Plan Assets..........................          (6,358)        1,754                 --              --
     Company Contributions.................................              --            60                275             460
     Transfer to Denver Newspaper Agency...................         (16,691)           --                 --              --
     Benefits Paid.........................................          (5,974)       (5,625)              (275)           (460)
                                                               ------------    ----------       ------------    ------------
     Fair Value of Plan Assets at End of Year..............    $     81,755    $   77,944       $         --    $         --
                                                               ============    ==========       ============    ============


                                                                        PENSION PLANS                   OTHER BENEFITS
                                                               ------------------------------   ----------------------------
                                                                    2002            2003             2002            2003
                                                               ------------    ----------       ------------    ------------
                                                                                    (DOLLARS IN THOUSANDS)
   RECONCILIATION OF FUNDED STATUS
     Funded Status.........................................    $     (1,674)   $  (15,888)      $     (2,951)   $     (5,561)
     Unrecognized Net Actuarial Loss.......................          22,802        37,442                 94           1,426
     Unrecognized Prior Service Cost.......................           5,232         4,774                 (5)             (2)
                                                               ------------    ----------       ------------    ------------
     Net Prepaid (Accrued) Cost............................    $     26,360    $   26,328       $     (2,862)   $     (4,137)
                                                               ============    ==========       ============    ============
   ASSUMPTIONS AS OF JUNE 30
     Discount Rate.........................................             7.5%         6.25%              7.5%            6.25%
     Expected Return on Plan Assets........................        9.0%-9.5%          9.0%                --              --
     Rate of Compensation Increase.........................             3.0%          3.0%                --              --
   COMPONENTS OF NET PERIODIC COST
     Service Cost..........................................    $        916    $      947       $         --    $         --
     Interest Cost.........................................           5,958         5,912                166             211
     Expected Return on Plan Assets........................         (10,881)       (7,734)                --              --
     Amortization of Deferral..............................             424           458                (34)             (2)
     Recognized Net Actuarial Gain.........................              --           508                 --              --
     Settlement and Other Loss.............................           3,850            --                 --              --
                                                               ------------    ----------       ------------    ------------
     Net Periodic Cost.....................................    $        267    $       91       $        132    $        209
                                                               ============    ==========       ============    ============
   AMOUNTS OF RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
     CONSIST OF:
       Prepaid Benefit Cost................................    $     27,625    $   24,890       $         --    $         --
       Accrued Benefit Cost................................         (14,761)      (21,270)            (2,862)         (4,137)
       Intangible Asset....................................             481           442                 --              --
       Accumulated Other Comprehensive Loss................          13,015        22,266<F1>             --              --
                                                               ------------    -------------    ------------    ------------
       Net Prepaid (Accrued) Cost..........................    $     26,360    $   26,328       $     (2,862)   $     (4,137)
                                                               ============    ==========       =============   ============
   SEPARATE DISCLOSURE FOR PENSION PLANS WITH ACCUMULATED
     BENEFIT OBLIGATION AND PROJECTED BENEFIT OBLIGATION IN
     EXCESS OF PLAN ASSETS
       Projected Benefit Obligation........................    $     47,866    $   55,002                N/A             N/A
       Accumulated Benefit Obligation......................    $     47,633    $   54,652                N/A             N/A
       Fair Value of Plan Assets...........................    $     40,583    $   38,302                N/A             N/A

----------

<F1> The Company's  share of minimum  pension  liability at one of the Company's unconsolidated JOAs is included as a component of accumulated other comprehensive loss in the Company's consolidated balance sheet; however, because the Company does not consolidate the related pension plan, the obligation has been excluded from the table.

     The assumptions used in determining the Company's pension and postretirement benefit obligation can differ from the actual results. As a result of these differences, as well as other external economic factors, the assumptions used are periodically revised and updated. The differences between actual and assumed experience, and the related changes in assumptions, give rise to actuarial gains and losses in the preceding table, which are recognized over the expected service period of active participants. The majority of the current year differences are related to the expected versus actual return on plan assets and a decrease in the assumed discount rate, which creates a minimum pension liability that is reflected in other comprehensive income.

     Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect:

                                                1-PERCENTAGE
                                                    POINT         1-PERCENTAGE
                                                  INCREASE       POINT DECREASE
                                                ------------     --------------
     Effect on total of service and
      interest cost components...............     $18,000           $17,000
     Effect on postretirement benefit
      obligation.............................     $468,079         $407,830

     The July 1, 2003 assumed trend rate for the increases in health care costs for its two post-retirement plans was 11% trending down over five years to an ultimate rate of 5%. The Company's policy is to fund the cost of providing postretirement health care and life insurance benefits when they are entitled to be received.

NOTE 9:  INCOME TAXES

     The income tax provision (benefit) for each of the three years ended June 30, 2001, 2002 and 2003, consists of the following:

                                                      YEARS ENDED JUNE 30,
                                            ------------------------------------
                                                2001         2002          2003
                                            ---------     ----------   ---------
                                                    (DOLLARS IN THOUSANDS)
      Current:
        State..........................     $   1,370     $   1,295    $     553
        Federal........................           207        (4,955)       1,112
      Deferred:
        State..........................         1,682        (5,726)       7,854
        Federal........................        10,785         6,904       17,508
                                            ---------     ----------   ---------
      Net provision (benefit)..........     $  14,044     $  (2,482)   $  27,027
                                            =========     ==========   =========

     A reconciliation between the actual income tax expense (benefit) for financial statement purposes and income taxes computed by applying the statutory Federal income tax rate to financial statement income before income taxes is as follows:

                                                                   YEARS ENDED JUNE 30,
                                                               ----------------------------
                                                                 2001      2002      2003
                                                               --------  --------  --------
    Statutory federal income tax rate......................       35%        35%        35%
      Effect of:
        State income tax net of federal benefit............         5        (11)         8
        Utilization of net operating losses................        --        (55)        --
        Book/tax basis difference associated with
        acquisitions and non-deductible acquisition costs..         6          7          1
        1031 exchange......................................       (7)         --         --
        Minority interests.................................         3         (4)         1
        Change in valuation allowance......................        --         --        (7)
        Dividends received deduction.......................       (5)         --        (1)
        Other, net.........................................       (1)          3          2
                                                              -------    -------    -------
    Financial statement effective tax rate.................        36%      (25)%        39%
                                                              =======    =======    =======

     Components of the long-term deferred tax assets and liabilities are as follows:

                                                                                   JUNE 30,
                                                                         ------------------------
                                                                             2002          2003
                                                                         -----------   -----------
                                                                           (DOLLARS IN THOUSANDS)
              Deferred tax assets:
                Net operating losses and other credits...............    $   45,623    $   34,676
                Deferred employee compensation.......................         3,636         4,659
                Notes payable........................................         6,393         7,227
                Hedging activities...................................         3,319         2,340
                Option accrual.......................................         2,322         4,789
                Other................................................         5,628         5,487
                                                                         ----------    ----------
                                                                             66,921        59,178
                Valuation allowance..................................       (13,325)       (8,684)
                                                                         ----------    ----------
                Deferred tax assets..................................        53,596        50,494
              Deferred tax liabilities:
                Fixed assets.........................................        14,197        16,954
                Intangibles..........................................        22,560        27,939
                Partnership interests and equity investments.........        68,037        81,797
                Pension assets.......................................         5,092         1,649
                                                                         ----------    ----------
                Deferred tax liabilities.............................       109,886       128,339
                                                                         ----------    ----------
              Net deferred tax liabilities...........................    $   56,290    $   77,845
                                                                         ==========    ==========

     At June 30, 2003, the Company has approximately $69.3 million of net operating loss carryforwards (NOLs) for federal tax reporting purposes available to offset its future taxable income, which expire in 2019 through 2022 and $0.6 million of alternative minimum tax credit carryforwards. The Company also has approximately $123.4 million of state NOLs and approximately $4.1 million of state tax credits available to offset future state taxable income. The state NOLs expire in 2004 through 2019; the state tax credits expire beginning in 2007.

     The Company projects it will generate taxable income sufficient to utilize substantially all of the net operating loss carryovers before they expire; however, because of several uncertainties surrounding its projections, and the resulting uncertainty as to whether all of the net operating loss carryovers will be used before they expire, the Company has established a valuation allowance at each period end based upon its estimate of net operating loss and state tax credit carryovers that are more likely than not to expire unused.

     The Company made net state and federal income tax payments of approximately $11.6 million, $0.7 million, $0.6 million, $0.1 million and $0.2 million during fiscal years 2001, 2002, and 2003, and the six months ended December 31, 2002 and 2003, respectively.

NOTE 10:  HEDGING ACTIVITIES

     Under SFAS No. 133, the Company's newsprint and its variable to fixed interest rate swap agreements were designated at contract inception as cash flow hedges and recorded at fair value with changes in the value of such contracts, net of income taxes, reported in comprehensive income. The periodic net settlements made under the newsprint swap agreements are reflected in operations in the period the newsprint is consumed. The net settlements made under the variable to fixed interest rate swap agreements are reflected in operations as an adjustment to interest expense over the term of the related swap.

     During the second quarter of fiscal year 2002, the creditworthiness of the counterparty to one of the Company's newsprint swap agreements, Enron North America Corp. ("Enron") was downgraded below investment grade; subsequently, Enron filed for bankruptcy and failed to make required payments to the Company under the swap agreement, creating an event of default under the swap agreement. These events caused the Company to notify Enron on February 5, 2002, of its termination of the swap agreement under the early termination provisions of the swap agreement and that the Company believes it has no financial obligations to Enron, based on its calculations pursuant to the terms of the agreement. Enron has acknowledged the termination of the swap agreement and has notified the Company that it disagrees with the Company's calculation of the amount owing in connection with the termination. In May 2003, Enron filed a lawsuit against the Company in U.S. Bankruptcy Court in the Southern District of New York seeking damages of $16.2 million and declaratory relief related to the termination of the swap. The Company has reached a settlement with Enron related to this matter. (See Note 11: Commitments and Contingencies for further discussion). The Company accounted for the early termination of the swap in accordance with SFAS No. 133, which required the Company to record a liability and a charge to comprehensive income to reflect the fair value of the derivative instrument as of the date prior to that which the hedge was deemed ineffective. Since a liquid market for a swap similar to the terminated swap did not exist, the valuation of the swap was based on a discounted cash flow model and projected future newsprint prices. The valuation required significant judgment and was subject to assumptions, most notably estimates of future newsprint prices. The Company terminated the newsprint hedge during the third quarter of fiscal year 2002; however, the Company considers the date at which the hedging instrument became ineffective to be the date Enron filed bankruptcy. The Company discontinued cash flow hedge accounting on the date the hedge instrument was deemed ineffective. As a result of discontinuing hedge accounting, the Company recorded an unrealized loss of $5.7 million (as required by SFAS No. 133) at the date before the hedge became ineffective, which was recorded in other liabilities and other comprehensive income. The unrealized loss is not related to any financial obligation to Enron. The amount in accumulated other comprehensive loss related to this ineffective hedge is being amortized on a straight-line basis and charged to other (income) expense, net over the original term of the swap agreement. Approximately $0.4 million and $0.8 million was reclassified from accumulated other comprehensive loss to earnings for the years ended June 30, 2002 and 2003 related to this terminated swap. The Company expects to reclassify $0.8 million from accumulated other comprehensive loss to other (income) expense, net during fiscal year 2004, related to this ineffective newsprint swap.

     On July 14, 2003, Mirant, the counterparty to the Company's only other newsprint hedge, declared bankruptcy. As a result, the Company no longer considers the hedge effective due to an invalid counterparty and terminated the swap effective September 5, 2003. The Company considers the date at which the hedging instrument became ineffective to be the date Mirant filed bankruptcy and discontinued hedge accounting at that time. The unrealized loss as of the last date the hedge was determined to be effective was recorded in accumulated other comprehensive loss and is being amortized ratably based on the difference between the floating price (based on the Resource Information Systems, Inc. "RISI" price index) and the fixed price of $615.50 per metric ton using nominal metric tons of 6,250 per quarter, charged to other (income) expense, net beginning in fiscal year 2004 and continuing over the original term of the swap agreement. MediaNews has not recorded any liability associated with the termination of the swap, except as required by SFAS, No. 133. See Note 11:
Commitments and Contingencies for further discussion regarding a lawsuit filed by Mirant.

     See Note 6: Long-Term Debt for further discussion regarding the Company's interest rate swaps.

NOTE 11:  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     Newsprint fixed price contracts are used by the Company from time to time to reduce its exposure to the uncertainty of future newsprint price fluctuations. The Company participates in one fixed price contract, which expires in June 2004. The Company currently has 10,800 metric tons, at an average price of $602 per metric ton, covered by the fixed price contract. The newsprint under the fixed price agreement is all used in the Company's JOA operations. The Company currently has a contract to purchase 48,000 metric tons a year, at a variable price based on the RISI price index for 30 pound newsprint. This contract expires in December 2009.

     The Denver Post Shareholder Agreement provides Media General and MediaNews with a put and a call option, respectively, on Media General's 20% interest in The Denver Post Corporation. The put is currently exercisable and expires June 30, 2004. The call option can be exercised by MediaNews beginning July 1, 2004 and expires June 30, 2005. The price of the put and call, if or when they are exercised, is based on the appraised fair market value of The Denver Post Corporation, less Permitted Debt of The Denver Post Corporation as defined in The Denver Post Shareholder Agreement. MediaNews has one year to close on the purchase from the date of any put notice.

     In September 1996, the Company signed a call/put agreement under which YNI can purchase YDR's interest in YNC or YDR can put its interest in YNC to YNI. The base call and put price is $32.0 million and $25.0 million, respectively, and is adjusted annually based on changes in the consumer price index (not to exceed 2.5%). The call option may be exercised on January 1, 2004 and expires on January 1, 2005. The put may be exercised at any time after the expiration of the call through June 30, 2008. The Company is currently evaluating its option to call YDR's interest in YNC.

     In fiscal year 1998, in exchange of $2.4 million, the Company granted an option to a third party to purchase substantially all the assets used in the publication of one of the Company's newspaper properties, which the third party can exercise or put to the Company based on a predetermined formula. At June 30, 2003 and December 31, 2003, the option repurchase price was valued at $14.9 million and $16.0 million, respectively and is recorded as a component of other long-term liabilities. Changes in the estimated option repurchase price are recorded as a component of other (income) expense, net. If the purchase option is put to the Company (the put became exercisable on January 31, 2003 and expires in 2010), the option repurchase price is due and payable in full.

     As part of the employment agreement, one of the Company's employees has the right, upon termination of his employment under certain circumstances, to put all shares of any class of equity securities he owns to the Company, if the shares have not been registered on a national or international securities exchange. The Company also has the right to call all shares of any class of equity securities this employee owns in the Company, if the employee is terminated under certain circumstances. The price of the put and the call is based on the fair market value of the common stock of MediaNews, excluding any adjustment for minority interest at the time the put or call is exercised. The price payable under the put is equal to a percentage of fair market value, which increases up to 100% on December 31, 2009 (at June 30, 2003, the employee is entitled to 65% of the fair market value). Neither the put nor the call can be exercised if it causes a default under any credit agreement existing at that time. Nor can any stock be put until the Company's leverage ratio, as defined, is below 3:1. As of June 30, 2003, the employee owns 58,199 shares of MediaNews Class A Common Stock.

CONTINGENCIES

     Prior to and since the acquisition of Kearns-Tribune, LLC ("Kearns Tribune") and THE SALT LAKE TRIBUNE in January 2001, the Company has been involved in various legal actions with Salt Lake Tribune Publishing Company ("SLTPC"), the holder of an option (the "Option Agreement") to acquire the Tribune Assets (defined as all of the assets used, held for use or usable in connection with the operation and publication of THE SALT LAKE TRIBUNE). As of the date of this report, the Company continues to be involved in litigation with SLTPC, primarily concerning the option to purchase the Tribune Assets, the option exercise price, and any damages related to the option exercise. The following is a summary of the ongoing Kearns Tribune litigation as of December 31, 2003:

     On May 31, 2002, the United States District Court for the District of Utah ("District Court"), issued an Order for Summary Judgment ruling that SLTPC held a valid and enforceable option to purchase the Tribune Assets owned by Kearns Tribune. However, the District Court also ruled that one of the key components of the Tribune Assets, stock in the Salt Lake City JOA, was subject to an anti-alienation provision contained in a Joint Operating Agreement ("JOA") between Kearns Tribune and Deseret News Publishing Company ("Deseret Publishing"). The anti-alienation provision precludes the sale, assignment or transfer of the Salt Lake City JOA stock by either party to the JOA absent a waiver or modification of the provision. Subsequent to the court ruling, Deseret Publishing notified SLTPC that it would not waive or modify the anti-alienation provision or consent to the sale or transfer of the Salt Lake City JOA stock to SLTPC. The District Court certified for immediate appeal to the United States Court of Appeals for the Tenth Circuit the question of whether the anti-alienation provision contained in the Joint Operating Agreement is enforceable, as the District Court held in its Summary Judgment Order, or is instead void as against public policy. The United States Court of Appeals for the Tenth Circuit affirmed the District Court ruling that the stock of the Salt Lake City JOA could not be transferred without the consent of Deseret Publishing. However, the Tenth Circuit remanded to the District Court for further proceedings on the issue of whether the Tribune Assets other than the stock of the Salt Lake City JOA could be sold and transferred to SLTPC and remedies could be fashioned that addressed an exclusion of the Salt Lake City JOA stock from the transfer of the Tribune Assets. Potential remedies identified by the Tenth Circuit included: 1) an order of specific performance transferring all the Tribune Assets that can be transferred without triggering the share transfer restriction; 2) damages to compensate SLTPC for the Salt Lake City JOA stock not being transferred; or 3) equitable relief if a damage award would be insufficient to remedy the failure to transfer the Salt Lake City JOA stock. In its opinion, the Tenth Circuit also stated that the District Court could avoid equitable relief altogether and simply award damages to SLTPC if it is found that Kearns Tribune is liable for failing to perform under the Option Agreement.

     Subsequent to the Tenth Circuit's ruling, SLTPC filed a motion for partial summary judgment seeking a ruling that, at the Closing specified in the Option Agreement, the Company is obligated under the Option Agreement to transfer all Tribune Assets except for the Salt Lake City JOA stock. On June 25, 2003, the District Court granted this motion. Based upon this ruling, the District Court also reinstated claims by SLTPC against the Company and Deseret Publishing that a 2001 amendment of the JOA interfered with SLTPC's rights under the Option Agreement. Regarding SLTPC's exercise of the option, still reserved for trial is the question of whether, in an event those Tribune Assets (excluding the Salt Lake City JOA stock) are not transferred, SLTPC is entitled to an order that the Company specifically perform under the Option Agreement and transfer those Tribune Assets, or limited to a damages remedy. Also remaining for decision at trial is the issue of what additional remedies SLTPC might be entitled to if all Tribune Assets except for the Salt Lake City JOA stock are transferred. The District Court has indicated its intent that the Closing under the Option Agreement be held prior to a previously scheduled November 3, 2003 trial date. On October 2, 2003, the District Court vacated a stay issued on the closing period in July 2003 and set a closing date of October 10, 2003 for SLTPC to exercise its option.

     Another issue in dispute is the exercise price should SLTPC acquire the Tribune Assets. The terms of the Option Agreement specify an appraisal process for determination of the fair market value of the Tribune Assets. In this appraisal process, each party engaged an appraisal firm to value the Tribune Assets at their fair market value. The Company's appraisal valued the Tribune Assets at $380.0 million, whereas SLTPC's appraisal valued the Tribune Assets at $218.0 million. Because the Company's and SLTPC's appraisals were more than 10% apart, the appraisers appointed by the Company and SLTPC were required to jointly select a third appraiser. Under the terms of the Option Agreement, the final option purchase price is based on the average of the third appraisal valuation with the closer of the first two appraisals. On June 11, 2003, the third appraiser issued its final report valuing the Tribune Assets at $331.0 million. Since the third appraiser's valuation is closer to the Company's appraisal, under the Option Agreement those two appraisals were averaged together for an exercise price of $355.5 million for the Tribune Assets. After the third appraiser's final report was issued, SLTPC filed a lawsuit in the District Court challenging the valuation performed by the third appraiser and seeking to set aside the third appraisal and the $355.5 exercise price. On August 28, 2003, the District Court dismissed this lawsuit, on the grounds that the appraisal process constituted an arbitration under the Federal Arbitration Act ("FAA") and that any challenge must therefore be made under the procedures set forth in the FAA. The available grounds for challenging an arbitration under the FAA include fraud, corruption, or bias on the part of the arbitrator, the arbitrator exceeding his powers, or a result that was reached in "manifest disregard" of controlling law. SLTPC has filed a motion seeking under these FAA procedures to set aside the appraisal process and the $355.5 million exercise price; a hearing on the motion was scheduled for September 29, 2003. On October 2, 2003, the District Court denied SLTPC's motion to set aside the appraisal process and the resulting option exercise price. On October 9, 2003, counsel for SLTPC sent a letter to counsel for MediaNews notifying the Company that SLTPC would not pay the $355.5 million option exercise price, and raised additional objections to the proposed closing documentation. Accordingly, no closing occurred on October 10, 2003. MediaNews subsequently filed a summary judgment motion (which has not been fully briefed and has not been decided) on the grounds that the option expired, without being exercised.

     With respect to the previously scheduled November 3, 2003 trial, in addition to the issues regarding the exercise of the option as discussed above, SLTPC's pending claims against the Company and Kearns Tribune included claims for damages for breach of contract and breach of contractual duties (in the event some or all of the Tribune Assets are not transferred to SLTPC) and for interference with contract (arising out of the amendment of the JOA in 2001). The Company and Kearns Tribune had pending counterclaims against SLTPC, which included claims for damages for breaches of contract and interference with contract. Additionally, the Company and Kearns Tribune had pending counter claims for declaratory judgment, but no damage claims against Deseret Publishing. Deseret Publishing had claims against SLTPC for damages, and claims that did not seek damages against the Company and Kearns Tribune as to the meaning and enforceability of the Option, Management and Joint Operating Agreements. As noted above, it is anticipated that if there are any claims, for damages or otherwise, arising out of a Closing prior to trial, those were to be included in the November 3 trial. In a stipulation filed on October 17, 2003, which remains subject to the approval of the District Court, MediaNews, Deseret Publishing and SLTPC agreed to a stay and administrative closure of the main action pending resolution of SLTPC's appeals (discussed below) of various issues related to the appraisal process and the option exercise price. Prior to the filing of this stipulation, on October 14, 2003, the District Court had vacated the November 3, 2003 trial date in the main litigation in light of SLTPC's plans to appeal the appraisal and price related issues. All parties' claims may be reinstated subsequent to SLTPC's appeal if the parties choose. At this point, a stay of the main litigation would not include the Company's declaratory judgment action pending before the District Court, which seeks a ruling that the individuals who control SLTPC do not have any rights as individuals (separate from their corporate entity, SLTPC) to purchase or otherwise acquire the Tribune Assets. In that case, the parties await the decision of the District Court as to motions to dismiss filed by the defendants. The defendants have also filed a motion for partial summary judgment seeking to preclude the Company from making certain arguments in support of its declaratory judgment action. The Company is opposing the motion for partial summary judgment, which has not yet been fully briefed. In this same pending declaratory judgment action, the defendants filed a motion asking the District Judge to make disclosures relating to his possible recusal. This motion followed similar motions in the underlying litigation, in which the District Judge made certain disclosures and declined to recuse himself. On November 5, 2003, the defendants filed a petition for a writ of mandamus in the Tenth Circuit Court of Appeals, directing the District Judge to make additional disclosures. The court ordered MediaNews and Kearns Tribune (a wholly-owned subsidiary of MediaNews that holds certain assets used in connection with the operation and publication of THE SALT LAKE TRIBUNE) to file a response, which has been filed. The petition awaits decision.

     SLTPC has filed two appeals with the United States Court of Appeals for the Tenth Circuit, which have been consolidated, seeking to overturn the District Court's decisions that the appraisal process constituted an arbitration under the FAA, that any challenge of the $355.5 million option exercise price must be made under the procedures set forth in the FAA, and that SLTPC had not stated sufficient grounds under the FAA to overturn the $355.5 million option exercise price. The appeals are fully briefed; no date for oral argument has been set by the Tenth Circuit.

     In January 2002, certain controlling members of SLTPC filed a separate lawsuit in Colorado State Court in Denver in their individual capacities. The lawsuit names all the same defendants, arises from same underlying facts, and seeks overlapping equitable relief and compensatory and punitive damages as the original federal case filed in Utah in the District Court. The Company and the other defendants filed motions seeking to have this lawsuit dismissed or, in the alternative, stayed pending resolution of the federal action. On February 21, 2002, the Colorado court granted the defendants' motion to stay the Colorado action until the Utah federal court action has been resolved. In January 2003, the Colorado plaintiffs filed a motion to have the stay lifted, which was denied by the Colorado court. Thus, the Colorado action remains stayed until completion of the Utah case.

     The Company is not in a position at this time to predict the likely outcome of this litigation. However, the Company does not believe that the litigation will have a materially adverse impact on its financial condition, results of operations, or liquidity. Approximately $0.6 million, $3.4 million and $3.7 million, respectively, was recorded in other (income) expense, net for the fiscal years ended June 30, 2001, 2002 and 2003, and $1.7 million for both the six months ended December 31, 2002 and 2003, related to the cost of defending these lawsuits. The cost of defending these lawsuits has been and may continue to be substantial; however based on the current status of this litigation, the Company believes that its future legal fees relating to this litigation will be substantially lower than historical costs.

OTHER

     In November 2001, one of the Company's former newsprint vendors brought a lawsuit against the Company seeking damages relating to the Company's alleged breach of a newsprint agreement between the vendor and the Company. In April 2003, a jury verdict was rendered against the Company for $2.7 million. An accrual for the judgment is included in accrued liabilities and other (income) expense, net. On December 31, 2003, the Company agreed to settle this lawsuit for $1.4 million and entered into a three year newsprint purchase agreement to purchase 60,000 metric tons of newsprint from this vendor (a minimum of 20,000 metric tons per year) at an agreed upon adjusted index price, as a part of the settlement. The $1.4 million settlement paid in January 2004 was charged against the $2.7 million accrual established for the initial jury verdict. The difference between the damages awarded by the initial jury verdict of $2.7 million and the $1.4 million settlement will be relieved proportionate (on a per metric ton basis) to the Company's newsprint purchases under the new newsprint purchase agreement, as the Company is only relieved from its remaining obligation, in respect of the settlement over time, as it purchases newsprint from the vendor under the purchase agreement.

     MediaNews terminated a newsprint swap with Enron North America Corp. ("Enron") effective February 6, 2002. Enron has informed MediaNews that it disagrees with MediaNews' method of determining the amount due with respect to the early termination of the swap. Enron has asserted that by its calculations MediaNews owes Enron approximately $16.2 million as a result of the termination of the swap. In May 2003, Enron filed a lawsuit in U.S. Bankruptcy Court for the Southern District of New York against the Company seeking damages of $16.2 million and declaratory relief. MediaNews does not agree with Enron's claims and intends to vigorously defend itself in this matter. MediaNews has not recorded any liability associated with the termination of this swap, except as required by SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, at the time the swap was deemed to be an ineffective hedge. In December 2003, the Company agreed to settle its lawsuit with Enron. Settlement under the agreement did not have a material impact on the financial condition or results of operations of the Company.

     MediaNews sent a notice terminating its newsprint swap agreement with Mirant Americas Energy Marketing, LP ("Mirant Corporation" or "Mirant") effective September 5, 2003. In October 2003, Mirant filed a lawsuit in U.S. Bankruptcy Court for the Northern District of Texas against the Company seeking enforcement of the automatic stay provision of the bankruptcy code, seeking to assess sanctions, and seeking declaratory relief. MediaNews does not agree with Mirant's claims and intends to vigorously defend itself in this matter. MediaNews has not recorded any liability associated with the termination of this swap, except as required by SFAS No. 133, at the time the swap was deemed to be an ineffective hedge.

     Kmart Corporation ("Kmart") has commenced an adversary proceeding against the Company and certain of its subsidiaries and joint operating agencies in bankruptcy court seeking the return of certain payments received from Kmart under a "critical vendor" program with respect to pre-bankruptcy balances due from Kmart. On February 24, 2004, the United States Court of Appeals for the Seventh Circuit upheld a ruling that payments to "critical vendors" by Kmart related to pre-bankruptcy balances due these vendors were improper. The Company is currently evaluating its legal options with respect to Kmart's claims for return of payments received. If the Company, its subsidiaries, joint operating agencies and equity method investees are required to return all the critical vendor payments they received from Kmart, such payment would impact pre-tax income of the Company by approximately $3.0 million, assuming the Company has limited recoveries as a general unsecured creditor of Kmart.

     The Company is involved in other litigation arising in the ordinary course of business. In management's opinion, the outcome of these legal proceedings will not have a material adverse impact on its financial condition, results of operations, or liquidity.

NOTE 12:  RELATED PARTY TRANSACTIONS

     MediaNews is party to a consulting agreement, renewable annually, with Mr. Richard B. Scudder, the Chairman of the Board of MediaNews, which requires annual payments of $250,000.

     Since 1996, the Company has advanced to the Singleton Irrevocable Trust funds to pay the premiums on cash surrender value life insurance policies covering Mr. William Dean Singleton, the Vice Chairman of the Board and Chief Executive Officer of MediaNews, and his wife. The Singleton Revocable Trust benefits Mr. Singleton's children. The amount advanced as of June 30, 2002 and 2003 was $1.4 million and $1.5 million, respectively. No further advances were made subsequent to July 2002. Advances will be repaid when the policy is surrendered or earlier at Mr. Singleton's option. No interest is charged on these advances.

     MediaNews uses Hughes Hubbard & Reed LLP as one of its legal counsel. Mr. Howell Begle, a board member of MediaNews, is of Counsel to Hughes Hubbard & Reed LLP.

     The Company entered into a management agreement with the California Newspapers Partnership, which provides MediaNews with a management fee of 1.25% of revenues and thereby reduces the Company's total corporate overhead, the effect of which is a reduction of the impact minority interest expense has on its consolidated statement of operations.

NOTE 13:  OTHER (INCOME) EXPENSE, NET

     Included in other (income) expense, net are the following items:


                                                                       YEARS ENDED JUNE 30,
                                                                 -----------------------------------
                                                                     2001        2002         2003
                                                                 ---------    ---------    ---------
                                                                          (IN MILLIONS)
            Estimated option repurchase price................    $     0.9    $     1.8    $     5.5
            Severance and restructuring......................          0.5          1.4          1.0
            Lawsuit settlement-newsprint vendor..............           --           --          2.7
            Impairment loss..................................           --           --          5.7
            Hedging, net.....................................           --         (2.5)        (1.2)
            Bank fees........................................          1.3          0.7          0.5
            Salt Lake ownership litigation...................          0.6          3.4          3.7
            Denver JOA formation and transition costs........          7.7          3.0           --
            Other............................................          2.2          3.1          1.6
                                                                 ---------    ---------    ---------
                                                                 $    13.2    $    10.9    $    19.5
                                                                 =========    =========    =========

                                                                            F-35
NOTE 14:  SUBSEQUENT EVENTS

     In January 2004, the Company, through its subsidiary, West Coast MediaNews, LLC, purchased two weekly newspapers; the GRUNION GAZETTE and DOWNTOWN GAZETTE, both published in Long Beach, California. The Company also owns and operates the PRESS-TELEGRAM a daily newspaper published in Long Beach. The purchase was not material to the Company's financial position or results of operations.

     On January 26, 2004, the Company completed the sale of $150.0 million of 6.375% Senior Subordinated Notes due 2014, (the "6.375% Notes") in a private placement. The Company intends to use the net proceeds of the offering, together with cash on hand and borrowings under the bank credit facility to repurchase (by tender offer, in the open market or otherwise) or redeem, no later than August 1, 2004, all of its outstanding $200.0 million aggregate principal amount 8.625% Senior Subordinated Notes due 2011. Pending such use, the Company used the net proceeds of the offering to reduce borrowings under the revolving credit portion of its bank credit facility to zero. (See Note 6 for further discussion of the Company's bank credit facility).

                       MEDIANEWS GROUP, INC. AND SUBSIDIARIES
                  SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                  FISCAL YEARS ENDED JUNE 30, 2003, 2002 AND 2001

                                                                       ADDITIONS
                                                           BALANCE AT  CHARGED TO               ACQUISITIONS    BALANCE
                                                           BEGINNING    EXPENSE,      NET      (DISPOSITIONS), AT END OF
                                                           OF PERIOD      NET      DEDUCTIONS       NET        OF PERIOD
                                                           ----------  ----------  ----------  --------------  ---------
                                                                                   (IN THOUSANDS)

YEAR ENDED JUNE 30, 2003
Reserves and allowances deducted from asset accounts:
      Allowance for doubtful accounts                       $ 10,669    $  9,632    $(10,694)    $  (214)      $  9,393
YEAR ENDED JUNE 30, 2002
Reserves and allowances deducted from asset accounts:
      Allowance for doubtful accounts                       $ 10,923    $ 10,213    $(10,467)    $    --       $ 10,669
YEAR ENDED JUNE 30, 2001
Reserves and allowances deducted from asset accounts:
      Allowance for doubtful accounts                       $  9,910    $ 10,916    $(11,815)    $ 1,912       $ 10,923

                 See notes to consolidated financial statements.

                             (Media News Group Logo)

================================================================================

     UNTIL             ,  2004,  ALL DEALERS THAT EFFECT  TRANSACTIONS  IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT--NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

                                 ---------------

================================================================================
================================================================================

                          ---------------------------
                                   PROSPECTUS
                          ----------------------------


                                  $150,000,000

                                (MEDIA NEWS LOGO)



                           6 3/8% SENIOR SUBORDINATED
                                 NOTES DUE 2014



================================================================================

                                     PART II

        INFORMATION NOT REQUIRED IN THE PROSPECTUS/INFORMATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation formed under the laws of the State of Delaware may indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to (1) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative  (other than an action by or in the right of the  corporation)  or
(2) any threatened, pending or completed action or suit in, by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise at the request of the corporation. Indemnification in the case of actions, suits and proceedings under (1) above shall be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and in the case of actions and suits listed under (2) above shall be against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suits. The indemnified person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Any indemnification provided under Section 145 of the DGCL is permitted to be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Article VII of MediaNews's Certificate of Incorporation provides for indemnification of the aforementioned parties to the fullest extent permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, Article VII of the MediaNews's Certificate of Incorporation, as amended and restated, includes a provision that limits a director's personal liability to MediaNews or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director in accordance with the provisions of Section 102(b)(7).

     MediaNews maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of MediaNews.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) See Index to Exhibits.

   (b) See Schedule II - "Valuation and Qualifying Accounts" contained on page F-36.

ITEM 22. UNDERTAKINGS

     The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                                                            II-3
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 5, 2004.

                                 MEDIANEWS GROUP, INC.


                                 By:/s/ Ronald A. Mayo
                                    ---------------------------------
                                    Ronald A. Mayo
                                    Vice President and Chief Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph J. Lodovic IV and Ronald A. Mayo and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated:


SIGNATURE                          TITLE                                    DATE

 /s/ WILLIAM DEAN SINGLETON                                                 March 5, 2004
----------------------------
William Dean Singleton             Vice Chairman of the Board of
                                   Directors and Chief Executive Officer

 /s/ JOSEPH J. LODOVIC, IV                                                  March 5, 2004
---------------------------
Joseph J. Lodovic, IV              President

 /s/ RICHARD B. SCUDDER                                                     March 5, 2004
---------------------------
Richard B. Scudder                 Chairman of the Board of Directors

 /s/ JEAN L. SCUDDER                                                        March 5, 2004
---------------------------
Jean L. Scudder                    Director

 /s/ HOWELL E. BEGLE, JR.                                                   March 5, 2004
---------------------------
Howell E. Begle, Jr.               Director

 /s/ RONALD A. MAYO                                                         March 5, 2004
---------------------------
Ronald A. Mayo                     Vice President and Chief Financial
                                   Officer

 /s/ MICHAEL J. KOREN                                                       March 5, 2004
---------------------------
Michael J. Koren                   Vice President and Controller

                                                                            II-4
                               INDEX TO EXHIBITS


EXHIBIT
NO.        DESCRIPTION

3.1 Second Restated and Amended Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's Form 8-K filed January 14, 2004)

3.2 Amended and Restated Bylaws of MediaNews Group, Inc. (incorporated by reference to Exhibit 3.2 to the registrant's Form 8-K filed January 14, 2004)

4.1 Form of Indenture dated as of March 16, 1999 between MediaNews Group, Inc., as Issuer, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the registrant's Form S-4 filed May 28, 1999)

4.2 Form of MediaNews Group, Inc. 8 5/8% Senior Subordinated Notes due 2011, Series B (contained in the Indenture filed as Exhibit 4.1)

4.3 Indenture dated as of November 25, 2003 between MediaNews Group, Inc., as Issuer, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.4 to the registrant's Form 8-K filed January 14, 2004)

4.4 Registration Rights Agreement dated as of November 25, 2003 between MediaNews Group, Inc. as Issuer and Deutsche Bank Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, BNY Capital Markets,
Inc., Fleet Securities, Inc. and McDonald Investments Inc. (incorporated by reference to Exhibit 4.2 to the registrant's Form 10-Q for the period ended December 31, 2003)

4.5 Form of MediaNews Group, Inc.'s unregistered 6 7/8% Senior Subordinated Notes due 2013 (contained in the Indenture filed as Exhibit 4.3)

4.6 Form of MediaNews Group, Inc.'s registered 6 7/8% Senior Subordinated Notes due 2013 (contained in the Indenture filed as Exhibit 4.3)

4.7 Indenture dated as of January 26, 2004 between MediaNews Group, Inc., as Issuer, and The Bank of New York, as Trustee (incorporated by reference to
Exhibit 4.4 to the  registrant's  Form 10-Q for the period  ended  December  31,
2003)

4.8 Registration Rights Agreement dated as of January 26, 2004 between MediaNews Group, Inc. as Issuer and Deutsche Bank Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, Credit Lyonnais Securities (USA) Inc., and Stephens Inc. (incorporated by reference to Exhibit
4.5 to the registrant's Form 10-Q for the period ended December 31, 2003)

4.9 Form of MediaNews Group, Inc.'s unregistered 6 3/8% Senior Subordinated Notes due 2014 (contained in the Indenture filed as Exhibit 4.7)

4.10 Form of MediaNews Group Inc.'s registered 6 3/8% Senior Subordinated Notes due 2014 (contained in the Indenture filed as Exhibit 4.7)

5.1     Opinion of Hughes Hubbard & Reed LLP

10.1 Credit Agreement dated as of December 30, 2003 by and among MediaNews Group, Inc., the guarantors named therein, the lenders named therein, and Bank of America, N.A., as administrative agent (the "Credit Agreement") (incorporated by reference to Exhibit 10.1 to the registrant's Form 8-K filed January 14,
2004)

10.2 Employment Agreement dated March 15, 2000 between MediaNews Services and William Dean Singleton (incorporated by reference to Exhibit 10.4 to the registrant's Form 10-Q for the period ended March 31, 2000)

10.3 Employment Agreement dated as of March 15, 2000 between MediaNews Services and Joseph J. Lodovic IV (incorporated by reference to Exhibit 10.19 to the registrant's Form 10-Q for the period ended March 31, 2000)

10.4    Joint  Operating  Agreement  dated  January 13,  1989,  among York Daily
Record, Inc., York Newspapers, Inc., and The York Newspapers Company (incorporated by reference to Exhibit 10.7 to the registrant's Form S-1 filed on February 10, 1994) (File No. 033-75156)

10.5 Third Amended and Restated Shareholders' Agreement dated as of June 30, 1999 among the shareholders of Denver Newspapers, Inc. (incorporated by reference to Exhibit 10.18 to the registrant's Form S-4/A filed July 12, 1999)

10.6 Tax Agreement among MediaNews Group, Inc., Denver Newspapers, Inc. and Media General, Inc., dated as of June 30, 1999 (incorporated by reference to
Exhibit 10.19 to the registrant's Form S-4/A filed July 12, 1999)

10.7    Shareholders  Agreement of MediaNews Group,  Inc. by and among MediaNews
Group, Inc. and the shareholders named therein, dated as of January 31, 2000 (incorporated by reference to Exhibit 10.20 to the registrant's Form 10-Q for the period ended March 31, 2000)

10.8 Singleton Family Voting Trust Agreement for MediaNews Group, Inc. dated January 31, 2000 (incorporated by reference to Exhibit 10.21 to the registrant's Form 10-Q for the period ended March 31, 2000)

10.9 Scudder Family Voting Trust Agreement for MediaNews Group, Inc. dated January 31, 2000 (incorporated by reference to Exhibit 10.22 to the registrant's Form 10-Q for the period ended March 31, 2000)

10.10 Amendment and Restatement of Agreement, by and between Kearns-Tribune, LLC and Deseret News Publishing Company, dated as of January 2, 2001 (incorporated by reference to Exhibit 10.10 to the registrant's Form S-4 filed February 23, 2004)

10.11 First Amendment to Credit Agreement, dated as of January 20, 2004, by and among MediaNews Group, Inc., the guarantors named therein, the lenders named therein and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.12 to the registrant's Form S-4 filed February 23, 2004)

10.12 Option Purchase Agreement between Garden State Newspapers, Inc. and Greenco, Inc., dated as of January 30, 1998 (incorporated by reference to Exhibit 10.13 to the registrant's Form S-4 filed February 23, 2004)

10.13 Joint Operating Agreement by and between The Denver Post Corporation, Eastern Colorado Production Facilities, Inc., The Denver Newspaper Agency LLP and The Denver Publishing Company, dated as of May 11, 2000 (incorporated by reference to Exhibit 10.14 to the registrant's Form S-4 filed February 23, 2004)

10.14 First Amendment to the Joint Operating Agreement by and among The Denver Post Corporation, Eastern Colorado Production Facilities, Inc., The Denver Newspaper Agency LLP and The Denver Publishing Company, dated January 22, 2001 (incorporated by reference to Exhibit 10.15 to the registrant's Form S-4 filed February 23, 2004)

10.15 Limited Liability Partnership Agreement of The Denver Newspaper Agency LLP dated as of January 22, 2001 (incorporated by reference to Exhibit 10.16 to the registrant's Form S-4 filed February 23, 2004)

10.16 Amended and Restated Partnership Agreement for Texas-New Mexico Newspapers Partnership, by and among Gannett Texas L.P. and New Mexico-Texas MediaNews LLC, dated March 21, 2003 (incorporated by reference to Exhibit 10.17 to the registrant's Form S-4 filed February 23, 2004)

10.17 Second Amended and Restated Partnership Agreement for California Newspapers Partnership, a Delaware General Partnership, by and among West Coast MediaNews LLC; Donrey Newspapers LLC; The Sun Company of San Bernardino,

California; California Newspapers, Inc.; Media West--SBC, Inc. and Media West--CNI, Inc., dated as of May 30, 2003 (incorporated by reference to Exhibit
10.18 to the registrant's Form S-4 filed February 23, 2004)

10.18 The York Newspaper Company Partnership Agreement dated as of January 13, 1989 (incorporated by reference to Exhibit 10.19 to the registrant's Form S-4 filed February 23, 2004)

12.1 Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the registrant's Form S-4 filed February 23, 2004)

21.1    Subsidiaries  of MediaNews  Group,  Inc.  (incorporated  by reference to
Exhibit 21.1 to the registrant's Form S-4 filed February 23, 2004)

23.1    Consent of Independent Auditors of MediaNews Group, Inc.

23.2 Consent of Hughes Hubbard & Reed LLP (contained in their opinion filed as Exhibit 5.1)

24.1 Power of Attorney (included on signature page to this registration statement)

25.1 Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York

99.1    Form of Letter of Transmittal

99.2 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.3    Form of Letter to Clients

99.4    Form of Notice of Guaranteed Delivery